     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           WESTAMERICA BANCORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CALIFORNIA                            6021                            942156203
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

         1108 FIFTH AVENUE, SAN RAFAEL, CALIFORNIA 94901 (415) 725-2200 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 DAVID L. PAYNE
                           WESTAMERICA BANCORPORATION
                               1108 FIFTH AVENUE
                          SAN RAFAEL, CALIFORNIA 94901
                                 (415) 257-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                          COPIES OF COMMUNICATIONS TO:

                  THOMAS G. REDDY                                   GARY STEVEN FINDLEY
      MCCUTCHEN, DOYLE, BROWN & ENERSEN, LLP                 GARY STEVEN FINDLEY & ASSOCIATES
             THREE EMBARCADERO CENTER                             1470 NORTH HUNDLEY ST.
          SAN FRANCISCO, CALIFORNIA 94111                            ANAHEIM, CA 92806

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
  PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED
                                   EFFECTIVE.

                            ------------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED                PROPOSED
                                        AMOUNT                 MAXIMUM                 MAXIMUM
    TITLE OF EACH CLASS OF              TO BE               OFFERING PRICE            AGGREGATE               AMOUNT OF
 SECURITIES TO BE REGISTERED          REGISTERED             PER SHARE(1)         OFFERING PRICE(1)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value....      800,000 shares          Not applicable           $16,428,660              $4,337.17
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 457(f)(1), the amount used to determine the proposed maximum aggregate offering price and the registration fee has been based on the average of the bid and ask price for shares of Common Stock, no par value, of First Counties Bank as of April 12, 2000.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  DRAFT DATED APRIL 17, 2000 SUBJECT TO CHANGE

               PROSPECTUS OF                              PROXY STATEMENT OF

         WESTAMERICA BANCORPORATION                      FIRST COUNTIES BANK
             1108 FIFTH AVENUE                          15145 LAKESHORE DRIVE
        SAN RAFAEL, CALIFORNIA 94901                 CLEARLAKE, CALIFORNIA 95422

     This proxy statement/prospectus is being furnished to the shareholders of First Counties Bank in connection with the solicitation of proxies by the board of directors of First Counties to be used in voting at the Annual Meeting of Shareholders of First Counties to be held on [meeting date], 2000. This proxy statement/prospectus is first being mailed to holders of common stock of First Counties on or about [mailing date], 2000.

     The meeting has been called to consider and vote upon proposals:

          1. To approve the Agreement and Plan of Reorganization and Merger (the "merger agreement") dated March 14, 2000, among First Counties, Westamerica Bancorporation and Westamerica's wholly owned subsidiary Westamerica Bank;

          2. To elect eight directors; and

          3. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

     The specific details of the merger agreement are more fully discussed under the heading "Proposal One -- The Merger" in this proxy statement/prospectus, and in the merger agreement which is set forth in full in Appendix A to this proxy statement/prospectus.

     The affirmative vote of the holders of a majority of the issued and outstanding shares of First Counties common stock is required to approve the merger.

     NEITHER THIS TRANSACTION NOR THE SECURITIES OF WESTAMERICA HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     [The date of this proxy statement/prospectus is              , 2000.]

                              FIRST COUNTIES BANK
                             15145 LAKESHORE DRIVE
                          CLEARLAKE, CALIFORNIA 95422
                                 (707) 995-5236

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time                 [meeting time] on Thursday, [meeting date], 2000
Place                15145 Lakeshore Drive
                     Clearlake, California 95422
Items of business    (1) To approve the Agreement and Plan of Reorganization and
                     Merger (the "merger agreement") dated March 14, 2000, among
                     First Counties, Westamerica Bancorporation and Westamerica's
                     wholly owned subsidiary Westamerica Bank;
                     (2) To elect eight directors; and
                     (3) To consider such other business as may properly come
                     before the meeting.
Record date          You are entitled to vote if you were a stockholder at the
                     close of business on [record date], 2000.
Voting by proxy      Please submit a proxy by mail as soon as possible so that
                     your shares can be voted at the meeting in accordance with your instructions. For specific instructions, please refer to the Questions and Answers beginning on page iii of this proxy statement and the instructions on the proxy card.
                     BY ORDER OF THE BOARD OF DIRECTORS
                                                              Corporate Secretary

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers About the Merger......................  iii
Summary.....................................................    1
  First Counties shareholders will receive 0.8880 of a share
     of Westamerica common stock in the merger..............    1
  Comparative market price data.............................    1
  The merger is intended to be a tax-free transaction in
     which First Counties shareholders will not recognize
     gain or loss...........................................    2
  First Counties board recommends shareholder approval......    2
  Financial advisor gives opinion that consideration is fair
     to First Counties shareholders.........................    2
  Annual shareholders meeting to be held on [meeting date],
     2000...................................................    2
  Record date set at [record date], 2000; vote required for
     approval of merger and election of directors...........    2
  Dissenters' rights of appraisal...........................    3
  Information regarding Westamerica and First Counties......    3
  Westamerica to use purchase accounting treatment..........    3
  Benefits to certain officers and directors in the
     merger.................................................    3
  Conditions that must be satisfied for the merger to
     occur..................................................    4
  Regulatory approvals we must obtain for the merger to
     occur..................................................    4
  Termination of the merger agreement.......................    4
  Selected financial information about Westamerica..........    6
  Selected financial information about First Counties.......    7
  Comparative per Common Share Data.........................    8
Information Regarding Forward-Looking Statements............    9
Annual Meeting of First Counties Bank Shareholders..........   10
  Date, time and place of meeting...........................   10
  The meeting...............................................   10
  Record date and voting rights.............................   10
  Vote required.............................................   11
  Voting by proxy...........................................   11
  Revocability of proxies...................................   11
  Adjournments..............................................   11
  Solicitation of proxies...................................   11
  Other matters.............................................   11
Proposal One -- The Merger..................................   13
  General...................................................   13
  Background of merger......................................   13
  Reasons for the merger; recommendation of the board of
     directors..............................................   14
  Opinion of financial advisor..............................   16
  Regulatory approvals required.............................   20
  Nasdaq listing............................................   21
  Interests of certain officers and directors in the
     merger.................................................   21
  Effect on First Counties' employee benefit plans..........   21
  Accounting treatment......................................   21
  Certain federal income tax consequences...................   22
  Dissenters' rights of appraisal...........................   23
  Resales of Westamerica common stock.......................   24

                                                              PAGE
                                                              ----
The Merger Agreement........................................   25
  Structure of the merger; effective time...................   25
  Conversion of First Counties common stock.................   25
  Options...................................................   26
  Exchange agent; exchange procedure........................   27
  Representations and warranties............................   27
  Conduct of business pending the merger....................   28
  Conditions to completion of the merger....................   30
  Extension; waiver.........................................   31
  Termination...............................................   31
  Expenses; liquidated damages..............................   31
  Amendment.................................................   32
Operations Following the Merger.............................   33
Information about Westamerica...............................   34
  General...................................................   34
  The effect of government policy on banking................   37
  Regulation and supervision of bank holding companies......   37
  Bank supervision and regulation...........................   39
  Capital standards.........................................   40
Information about First Counties Bank.......................   41
  General...................................................   41
  Competition...............................................   43
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of First Counties...............   45
Financial Condition.........................................   50
Market Price and Dividend Information.......................   64
  Market quotations.........................................   64
  Dividends and dividend policy.............................   64
Description of Westamerica Common Stock.....................   66
  Common stock..............................................   66
  Preferred stock and Class B common stock..................   66
  Debt agreement............................................   66
  Automatic dividend reinvestment service and employee stock
     purchase plan..........................................   67
Description of First Counties Common Stock..................   67
Certain Differences in Rights of Shareholders...............   68
  General...................................................   68
  Declaration of dividends..................................   68
  Cumulative voting.........................................   68
  Classified board of directors.............................   68
  Dissenters' rights in mergers and other reorganizations...   69
  Shareholders rights plan..................................   69
Proposal Two -- Election of Directors.......................   71
Independent Public Accountants..............................   76
Other Matters...............................................   76
Experts.....................................................   76
Legal Matters...............................................   76
Information Concerning Westamerica Management...............   76
Where You Can Find Additional Information...................   77

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY HAVE YOU SENT ME THIS DOCUMENT?

A: This proxy statement/prospectus contains important information regarding this proposed merger, as well as information about Westamerica and First Counties. It also contains important information about what the First Counties board of directors and management considered in evaluating this proposed merger. We urge you to read this proxy statement/prospectus carefully, including its appendices. You may also want to review the documents listed under "Where You Can Find More Information" on page 78. This document also contains other information about the matters to be voted on a First Counties Annual Meeting of Shareholders to be held on [meeting date], 2000 (page 10).

Q: WHY IS THIS MERGER PROPOSED?

A: First Counties is proposing this merger because its board of directors has concluded that this merger is in the best interest of its shareholders and that the combined companies can offer First Counties' customers a broader array of services and products than First Counties could offer on its own.

Q: WHAT WILL I RECEIVE IN THIS MERGER?

A: Under the merger agreement, you will have the right to receive 0.8880 of a share of Westamerica common stock for each share of First Counties common stock that you own. This ratio is subject to certain adjustments described below.

Q: WHAT WILL HAPPEN TO FIRST COUNTIES IN THIS MERGER?

A: Immediately after the merger, First Counties will merge with a subsidiary of Westamerica and continue to operate as "First Counties Bank." Within several months it will be merged with Westamerica Bank. The resulting bank will continue under the name "Westamerica Bank" as a wholly owned subsidiary of Westamerica.

Q: HOW DO I VOTE?

A: Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the First Counties Annual Meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important therefore that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger agreement.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the Annual Meeting. If your shares are held in your name you may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to First Counties at the address at the top of the Notice of

   Annual Meeting in time so as to receive it prior to the vote at the Annual Meeting. Third, you may attend the meeting and vote in person if you tell the Secretary that you want to cancel your proxy and vote in person. Simply attending the First Counties Annual Meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the First Counties Annual Meeting.

Q: SHOULD I SEND IN MY CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q: WHEN DO YOU EXPECT THIS MERGER TO BE COMPLETED?

A: We are working toward completing this merger as quickly as possible. We currently expect to complete this merger in mid-2000.

                                    SUMMARY

     This summary, together with the "Questions and Answers" on the preceding pages, highlights important selected information from this proxy statement/prospectus. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other information available to you. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

FIRST COUNTIES SHAREHOLDERS WILL RECEIVE 0.8880 OF A SHARE OF WESTAMERICA COMMON STOCK IN THE MERGER (PAGE 25)

     When the merger is completed, you will receive 0.8880 of a share of Westamerica common stock for each share of First Counties common stock that you hold, subject to certain possible adjustments. For example, if you hold 100 shares of First Counties common stock, you will have the right to receive 88.8 shares of Westamerica common stock in the merger. You will receive cash instead of fractional shares. Therefore, you would only receive 88 shares of Westamerica common stock. You would also receive a check in an amount equal to 0.8 of a share multiplied by the closing price of the Westamerica common stock on the trading day before the "closing date," the date on which the transactions relating to the merger are completed.

     If Westamerica's average closing price before the closing date is greater than $25.59, the exchange ratio will be reduced so that the product of the exchange ratio and Westamerica's average closing price will be $22.72. If Westamerica's average closing price before closing is less than $18.91, the exchange ratio will be increased so that the product of the exchange ratio and Westamerica's average closing price will be $16.79. If Westamerica's average closing price before closing is less than $18.00, Westamerica may, but is not required to, increase the exchange ratio as described in the preceding sentence; if it does not, the boards of Westamerica and First Counties may agree on any exchange ratio that is mutually acceptable to them. To determine adjustments in the number of Westamerica shares to be issued, the stock will be valued at its average closing price for the 20 trading days ending three business days before the effective date of the merger.

COMPARATIVE MARKET PRICE DATA

     Westamerica common stock is quoted on the Nasdaq National Market. First Counties common stock is thinly traded in the over-the-counter market, is quoted in the "Electronic Bulletin Board" and is not quoted on Nasdaq.

     The following table sets forth historical per share market values for Westamerica common stock and First Counties common stock. It also shows the equivalent pro forma market values (i) on March 14, 2000, the last trading day
prior to public announcement of the merger and (ii) on              , 2000. The
historical values represent the last sale prices on or before the dates indicated. The values for Westamerica may be higher or lower than the average closing price of Westamerica common stock as that term is defined in the merger agreement. The equivalent pro forma market value per share of First Counties common stock reflects an Exchange Ratio of 0.8880 and assumes an average closing price equivalent to the market price for Westamerica common stock shown in the table.

                                                                                    FIRST COUNTIES
                                                       HISTORICAL MARKET PRICE        EQUIVALENT
                                                     ----------------------------     PRO FORMA
                                                     WESTAMERICA   FIRST COUNTIES    MARKET VALUE
                                                     -----------   --------------   --------------
March 14, 2000.....................................    $21.81          $11.25           $19.37
             , 2000................................

-------------------------
(1) The historical market price for First Counties' common stock is based on information provided to management by various sources, but not verified by First Counties. First Counties has not been a party to any trades reflected in that information.

     Westamerica cannot assure you that the price of its stock will be the same or greater than the prices shown in the table at the time of the merger, or at any time after the completion of the merger. Once First Counties is acquired by Westamerica, there will be no further public market for First Counties' common stock. However, Westamerica common stock will continue to be traded on the Nasdaq National Market.

THE MERGER IS INTENDED TO BE A TAX-FREE TRANSACTION IN WHICH FIRST COUNTIES SHAREHOLDERS WILL NOT RECOGNIZE GAIN OR LOSS (PAGE 22)

     The merger is intended to be a tax-free reorganization so that no gain or loss will be recognized by either Westamerica or First Counties or their respective shareholders for federal income tax purposes, except for the cash that First Counties shareholders will receive instead of fractional shares.

FIRST COUNTIES BOARD RECOMMENDS SHAREHOLDER APPROVAL (PAGE 14)

     First Counties' board of directors believes that the merger is in the best interests of First Counties and its shareholders and has unanimously approved the merger agreement. First Counties' board recommends that you vote "FOR" approval of the merger agreement.

FINANCIAL ADVISOR GIVES OPINION THAT CONSIDERATION IS FAIR TO FIRST COUNTIES SHAREHOLDERS (PAGE 15)

     In deciding to approve the merger, the First Counties board of directors considered the opinion of its financial advisor, The Findley Group, dated as of March 14, 2000, about the fairness of the merger to First Counties shareholders from a financial point of view. This opinion is attached as Appendix B to this proxy statement/prospectus. We encourage you to read it carefully. Under an agreement with First Counties, Findley Group will receive a fee of $75,000 when the merger closes.

ANNUAL SHAREHOLDERS MEETING TO BE HELD ON [MEETING DATE], 2000 (PAGE 10)

     We will hold the Annual Meeting of Shareholders at [meeting time] on Thursday, [meeting date], 2000, at 15145 Lakeshore Drive, Clearlake, California. At the Annual Meeting, you will be asked (1) to approve the merger agreement and
(2) to elect eight people to the board of directors to serve until the merger is completed or until the next Annual Meeting.

RECORD DATE SET AT [RECORD DATE], 2000; VOTE REQUIRED FOR APPROVAL OF MERGER (PAGE 11) AND ELECTION OF DIRECTORS (PAGE 11)

     You can vote at the Annual Meeting if you owned First Counties common stock at the close of business on [record date], 2000. A majority of the outstanding shares of First Counties common stock must vote to approve the merger agreement in order for the merger to occur. In the election of directors, the eight nominees receiving the greatest number of votes will be elected.

DISSENTERS' RIGHTS OF APPRAISAL (PAGE 23 AND APPENDIX C)

     You may be entitled to cash equal to the fair value of your First Counties shares before announcement of the merger if you perfect your dissenters' rights.

INFORMATION REGARDING WESTAMERICA AND FIRST COUNTIES (PAGES 34 AND 42)

        Westamerica Bancorporation
        1108 Fifth Avenue
        San Rafael, CA 94901
        (415) 257-8000
        www.westamerica.com

     Westamerica Bancorporation is a bank holding company registered under the Bank Holding Company Act of 1956 ("BHC Act"). The company was incorporated under the laws of the State of California as "Independent Bankshares Corporation" on February 11, 1972. It is the parent of Westamerica Bank and Bank of Lake County. The banks have 90 branches throughout northern and central California. Westamerica is the 12th largest bank, measured by deposits, in California. At December 31, 1999, it had total assets of $3.9 billion, deposits of $3.1 billion and shareholders' equity of $301 million.

        First Counties Bank
        15145 Lakeshore Drive
        Clearlake, CA 95422
        (707) 995-5236
        www.FCOK.com

     First Counties is a state banking corporation licensed by the California Department of Financial Institutions (the "DFI") as a commercial bank. It was originally incorporated as a national bank in 1985 as Clear Lake National Bank. It is headquartered in Clearlake, Lake County, California. First Counties conducts a general commercial banking business through its main office and four branches. At December 31, 1999, First Counties had assets of approximately $91 million, deposits of approximately $81 million and shareholders' equity of approximately $8.8 million.

WESTAMERICA TO USE PURCHASE ACCOUNTING TREATMENT (PAGE 21)

     Westamerica expects to account for the merger as a purchase. Under the purchase accounting method, Westamerica will revalue on its books the assets and liabilities of First Counties at their fair market values, and the amount by which the aggregate merger consideration exceeds the net fair values of the assets of First Counties will be recorded as intangible assets called goodwill or core deposit intangible.

BENEFITS TO CERTAIN OFFICERS AND DIRECTORS IN THE MERGER (PAGE 21)

     In considering the recommendation of the board of directors of First Counties to approve the merger agreement, you should be aware that certain officers and directors of First Counties have certain interests in, and will receive benefits as a consequence of, the merger that are different from the benefits to First Counties shareholders generally. These interests include:

     - Certain officers and employee-directors of First Counties will receive options to acquire Westamerica common stock in place of existing options to acquire First Counties common stock;

     - David Perry and Millie Hammes, who are the President and Chief Executive Officer and the Chief Financial Officer, respectively, of First Counties will receive certain payments under their salary continuation agreements;

     - David Perry will receive compensation for certain consulting services following completion of the merger.

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (PAGE 30)

     We will not complete the merger unless a number of conditions are met. These include:

     - approval of the merger agreement by First Counties shareholders,

     - receipt of all required regulatory approvals,

     - absence of material adverse changes in the parties, and

     - absence of any orders suspending the effectiveness of the registration statement filed by Westamerica to register the shares to be issued to First Counties shareholders.

REGULATORY APPROVALS WE MUST OBTAIN FOR THE MERGER TO OCCUR (PAGE 20)

     The merger requires the prior approval of the Board of Governors of the Federal Reserve System (the "FRB") and the California Department of Financial Institutions (the "DFI").

TERMINATION OF THE MERGER AGREEMENT (PAGE 31)

     The merger agreement may be terminated before completion as follows:

     - by the mutual consent of the respective boards of directors;

     - by Westamerica on or after September 29, 2000, if any of the conditions to the obligations of Westamerica has not been fulfilled or waived (subject to an extension to October 31 for regulatory waiting periods), if there is any material adverse change in First Counties or its properties, operations or financial condition, First Counties materially fails to comply with its obligations under the merger agreement, First Counties enters into a transaction with someone other than Westamerica providing for the acquisition of all or a substantial part of First Counties or its assets; or

     - by the board of directors of First Counties on or after September 29, 2000, if any of the conditions to the obligations of First Counties has not been fulfilled or waived (subject to an extension to October 31 for regulatory waiting periods), if there is any material adverse change in Westamerica or its properties, operations or financial condition, Westamerica materially fails to comply with its obligations under the merger agreement, Westamerica or its affiliates enter into a business combination with any other entity which does not expressly contemplate the performance by Westamerica or its successor in interest of Westamerica's obligations under the merger agreement.

     If either party breaches the merger agreement, the other party may terminate the merger agreement and becomes entitled to be paid $300,000 by the party who breached. In addition, each party remains liable for its other expenses as set forth in Section 10 of the merger agreement. If First Counties enters into, solicits or encourages a competing transaction, Westamerica may terminate the merger agreement and First Counties will be liable for a break-up fee of $1,750,000. If Westamerica enters into a competing transaction that precludes Westamerica from completing the merger, First Counties may terminate the merger agreement and Westamerica will be liable for a break-up fee of $1,000,000.

     Either Westamerica or First Counties can terminate the merger agreement without penalty if Westamerica's average closing price for the 20-trading day measurement period ending three business days before the closing is less than $18.00, unless:

     - Westamerica agrees to increase the exchange ratio so that the product of the average closing price and the exchange ratio is $16.79; or

     - Westamerica and First Counties mutually agree to a different exchange ratio.

                SELECTED FINANCIAL INFORMATION ABOUT WESTAMERICA

     The table set forth below presents selected supplemental historical financial information for Westamerica for each of the five years in the period ended December 31, 1999. Such information has been derived from and should be read in conjunction with the supplemental consolidated financial statements of Westamerica including the notes thereto, which are incorporated by reference elsewhere in this document.

                                                         YEAR ENDED DECEMBER 31,
                                    ------------------------------------------------------------------
                                       1999          1998          1997          1996          1995
                                    ----------    ----------    ----------    ----------    ----------
                                                               (UNAUDITED)
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income...................  $  257,656    $  266,820    $  270,670    $  274,182    $  283,704
Interest expense..................      78,456        86,665        88,054        91,700        95,627
Net interest income...............     179,200       180,155       182,616       182,482       188,077
Provision for loan losses.........       4,780         5,180         7,645        12,306        15,229
Non-interest income...............      40,174        37,805        37,013        36,307        34,227
Non-interest expense..............     100,133       101,408       137,878       136,051       141,960
Income before income taxes........     114,461       111,372        74,106        70,432        65,115
Provision for income taxes........      38,373        37,976        25,990        23,605        21,930
    Net income....................  $   76,088    $   73,396    $   48,116    $   46,827    $   43,185
Earnings per share:
  Basic...........................  $     1.97    $     1.76    $     1.12    $     1.10    $     0.99
  Diluted.........................        1.94          1.73          1.10          1.08          0.98
Per share:
  Dividends paid..................  $     0.66    $     0.52    $     0.36    $     0.30    $     0.25
  Book value at December 31.......        8.10          9.25          9.51          8.84          8.12
Average common shares
  outstanding.....................      38,588        41,797        43,040        42,759        43,747
Average diluted common shares
  outstanding.....................      39,194        42,524        43,827        43,358        44,274
Shares outstanding at December
  31..............................      37,125        39,828        42,799        42,889        43,228
AT DECEMBER 31:
  Loans, net......................  $2,269,272    $2,246,593    $2,211,307    $2,236,319    $2,204,495
  Total assets....................   3,893,187     3,844,298     3,848,444     3,866,774     3,880,979
  Total deposits..................   3,065,344     3,189,005     3,078,501     3,228,700     3,270,907
  Short-term borrowed funds.......     462,345       203,671       264,848       167,447       175,622
  Debt financing and notes
    payable.......................      41,500        47,500        52,500        58,865        40,932
  Shareholders' equity............     300,592       368,596       407,152       379,279       351,058
FINANCIAL RATIOS:
For the year:
  Return on assets................        1.99%         1.94%         1.28%         1.24%         1.14%
  Return on equity................       23.31%        19.48%        12.71%        13.22%        12.73%
  Net interest margin(1)..........        5.46%         5.52%         5.63%         5.54%         5.68%
  Net loan losses to average
    loans.........................        0.20%         0.20%         0.35%         0.51%         0.59%
  Efficiency ratio(2).............       43.19%        44.25%        60.15%        60.08%        63.86%
AT DECEMBER 31:
  Equity to assets................        7.72%         9.59%        10.58%         9.81%         9.05%
  Total capital to risk-adjusted
    assets........................       11.75%        13.79%        14.76%        14.95%        14.39%
  Loan loss reserve to loans......        2.22%         2.23%         2.24%         2.23%         2.15%

-------------------------
(1) Fully taxable equivalent (FTE)

(2) The ratio of non-interest expenses to the sum of net interest income (FTE) and non-interest income.

              SELECTED FINANCIAL INFORMATION ABOUT FIRST COUNTIES

     This financial information for First Counties for the years 1995 to 1999 is only a summary. You should read it with the audited consolidated financial statements and the accompanying notes of First Counties. First Counties' financial statements as of December 31, 1999 and 1998, and for the three years in the period ended December 31, 1999 are included in this document. For more information, see "Where You Can Find More Information" on page 78.

                                                   YEAR ENDED DECEMBER 31,
                                   --------------------------------------------------------
                                     1999        1998        1997        1996        1995
                                   --------    --------    --------    --------    --------
                                                         (UNAUDITED)
                                         (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATE)
RESULTS OF OPERATIONS
Interest income..................  $  7,215    $  6,881    $  6,345    $  5,582    $  4,822
Interest expense.................     2,608       2,507       2,559       2,287       1,974
Net interest income..............     4,607       4,374       3,786       3,295       2,848
Provision for loan losses........       241         380         332         350         201
Noninterest income...............     1,345         869         978       1,006         719
Noninterest expense..............     4,206       3,692       3,350       3,188       2,694
Income before income taxes.......     1,505       1,171       1,082         763         672
Provision for income taxes.......       552         442         421         228         251
Net income.......................       953         729         661         535         421
Basic earnings per share.........  $   1.16    $   0.99    $   1.16    $   0.94    $   0.74
Number of shares used in basic
  earnings per share
  calculation....................   819,034     736,648     569,372     569,372     569,372
Diluted earnings per share.......  $   1.15    $   0.97    $   1.14    $   0.93    $   0.72
Number of shares used in diluted
  earnings per share
  calculation....................   825,678     753,877     577,553     576,887     583,642
BALANCE SHEET (END OF PERIOD)
Total assets.....................    90,884      85,984      77,867      69,353      61,466
Net loans........................    59,721      56,653      50,706      50,459      42,710
Deposits.........................    81,057      77,272      71,671      64,020      56,687
Shareholders' equity.............     8,843       8,045       5,323       4,761       4,278
FINANCIAL RATIOS
Tier 1 risk-based capital........      15.2%       14.0%       10.3%       10.3%       11.5%
Total risk-based capital.........      16.5%       15.3%       11.6%       11.5%       12.8%
Leverage ratio...................       9.8%        9.8%        6.9%        6.5%        6.7%
Allowance for loan losses/period
  end loans......................      1.95%       1.81%       1.93%       1.63%       1.50%
Return on average assets.........      1.05%       0.90%       0.88%       0.79%       1.11%
Return on average equity.........     11.39%      10.36%      13.18%       9.45%       9.28%
Nonperforming assets to total
  assets.........................      0.08%       3.20%       3.06%       1.96%       1.56%

                       COMPARATIVE PER COMMON SHARE DATA

     We have summarized below the historical per share information for Westamerica and First Counties and additional information as if the companies had been combined for the period shown ("pro forma") calculated based on an exchange ratio of 0.8880 of a share of Westamerica common stock per share of First Counties common stock.

     You should read this information with Westamerica's historical financial statements and related notes contained in the Annual Reports on Form 10-K that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 78.

     First Counties equivalent pro forma share amounts are calculated by multiplying the pro forma book value per share and net income per share and Westamerica's historical per share dividends by the exchange ratio so that the per share amounts equate to the respective values for one share of First Counties common stock. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that will occur after the merger. The equivalent pro forma data reflects the purchase method of accounting, including amortization of goodwill, but does not reflect potential cost savings or revenue enhancements that may be achieved.

                                                AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999
                                              ---------------------------------------------------
                                                    WESTAMERICA               FIRST COUNTIES
                                              -----------------------    ------------------------
                                                            PRO FORMA                  EQUIVALENT
                                              HISTORICAL    COMBINED     HISTORICAL    PRO FORMA
                                              ----------    ---------    ----------    ----------
Book value..................................    $8.10         $8.39        $10.71        $7.45
Cash dividends..............................     0.66          0.66          0.05         0.59
Net income (basic)..........................     1.97          1.94          1.16         1.72
Net income (diluted)........................     1.94          1.91          1.15         1.70

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains certain forward-looking statements with respect to the financial condition, results of operations and business of Westamerica and First Counties in the future, including statements relating to the cost savings which we expect to realize from the merger, the expected impact of the merger on Westamerica's financial performance, earnings estimates for the combined company and the market value of Westamerica common stock in the future (see "The Merger -- Reasons for the merger; recommendations of the board of directors" on page 14). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

     - expected cost savings from the merger cannot be fully realized;

     - deposit attrition, customer loss or revenue loss following the merger is greater than expected;

     - competitive pressure in the banking industry increases significantly;

     - costs or difficulties related to the integration of the business of Westamerica and First Counties are greater than expected;

     - changes in the interest rate environment reduce margins;

     - general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;

     - changes in the regulatory environment;

     - changes in business conditions and inflation; and

     - changes in the securities markets.

     The forward-looking earnings estimates included in this proxy statement/prospectus have not been examined or compiled by the independent public accountants of Westamerica or First Counties nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors which could affect the financial results of Westamerica after the merger is included in the SEC filings incorporated by reference herein.

               ANNUAL MEETING OF FIRST COUNTIES BANK SHAREHOLDERS

DATE, TIME AND PLACE OF MEETING

     The Annual Meeting of Shareholders of First Counties Bank will be held on [meeting date], 2000, at [meeting time] local time at 15145 Lakeshore Drive, Clearlake, California.

THE MEETING

     At the meeting, the shareholders of First Counties Bank will be asked to consider and vote on the merger agreement dated March 14, 2000 among Westamerica Bancorporation, Westamerica Bank and First Counties. The merger agreement is included as Appendix A to this proxy statement/ prospectus and is incorporated herein by reference. Under the merger agreement:

     - First Counties will merge with a separate subsidiary of Westamerica and later, after information systems and facilities conversions are completed, with Westamerica Bank; and

     - each share of First Counties common stock would be converted into the right to receive 0.8880 shares of common stock of Westamerica, subject to decrease if Westamerica's average closing stock price before closing is above $25.59 or increase if Westamerica's average closing price before closing is below $18.91.

     THE BOARD OF DIRECTORS OF FIRST COUNTIES HAS, BY UNANIMOUS VOTE, APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     In addition to the proposal to approve the merger agreement, at the Annual Meeting you will be asked to:

     - elect eight directors to serve until their successors are elected or until completion of the merger; and

     - act upon such other matters as may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     Only holders of record of First Counties common stock at the close of business on [record date], 2000 are entitled to notice of and to vote at the meeting. At the Record Date, there were approximately 300 shareholders of record and 825,871 shares of First Counties common stock outstanding and entitled to vote. Directors and executive officers of First Counties and their affiliates owned beneficially as of the Record Date an aggregate of 204,736 shares of First Counties common stock (excluding exercisable stock options), or approximately 24.8% of the outstanding First Counties common stock.

     Each shareholder is entitled to one vote for each share of common stock he or she owns, except that in the election of directors each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held multiplied by the number of directors to be elected and such shareholder may cast all his or her votes for a single candidate or distribute such votes among any or all of the candidates as he or she chooses. However, no shareholder may cumulate votes unless the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate votes. If any shareholder gives such notice, all shareholders may cumulate votes for candidates in nomination.

VOTE REQUIRED

     Approval of the merger by First Counties shareholders requires the affirmative vote of the holders of a majority of the outstanding shares. The eight director nominees receiving the most votes will be elected.

VOTING BY PROXY

     Shareholders of First Counties may use the enclosed proxy if they are unable to attend the meeting in person or wish to have their shares voted by proxy even if they attend the meeting. All proxies that are properly executed and returned, unless revoked, will be voted at the meeting in accordance with the instructions indicated or, if no instruction is indicated, in favor of the merger and for the election of the nominees for director. The execution of a proxy will not affect the right of a shareholder to attend the meeting and vote in person.

REVOCABILITY OF PROXIES

     A person who has given a proxy may revoke it any time before it is exercised at the meeting by filing with the Secretary of the company, a written notice of revocation or a proxy bearing a later date or by attendance at the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

ADJOURNMENTS

     The meeting may be adjourned, even if a quorum is not present, by the vote of the holders of a majority of the shares represented at the meeting in person or by proxy. In the absence of a quorum at the meeting, no other business may be transacted at the meeting.

     Notice of the adjournment of a meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken, provided that if the adjournment is for more than 45 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At an adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

SOLICITATION OF PROXIES

     The proxy relating to the meeting is being solicited by the board of directors of First Counties. First Counties will bear the cost of printing and distributing the proxy statement/prospectus. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of First Counties common stock beneficially owned by others to forward to such beneficial owners. First Counties may reimburse such persons representing beneficial owners of its shares for their expenses in forwarding solicitation material to beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of First Counties, who will not receive any additional compensation for such efforts.

OTHER MATTERS

     The board of First Counties is not aware of any matters to come before the Annual Meeting other than as set forth above. If any other matters should be brought before the Meeting, or any adjournment thereof, upon which a vote properly may be taken, the proxy holders will vote in their discretion unless otherwise provided in the proxies. If the merger is completed, First Counties will not hold an Annual Meeting of Shareholders in 2001. In the event the merger is not completed, the proxy holders may vote in their discretion all proxies solicited for First Counties' Annual Meeting on any matter raised at that meeting of which First Counties did not have notice by at least January 15, 2001. Any proposals which shareholders intend to present at the 2001 Annual Meeting of Shareholders, if such a meeting is held, must be received by the Secretary of First Counties by January 15, 2001, in order to be considered for inclusion in First Counties' 2001 proxy materials.

                           PROPOSAL ONE -- THE MERGER

GENERAL

     The board of directors of First Counties has approved the merger agreement, which provides for the merger of First Counties with and into Westamerica Bank. This section of the proxy statement/prospectus describes certain aspects of the merger, including the background of the merger and First Counties' reasons for the merger.

     In the merger, each outstanding share of First Counties common stock will be converted into the right to receive 0.8880 of a share of Westamerica common stock. This figure may be decreased if Westamerica's average closing stock price for the 20 trading days ending three days before closing is greater than $25.59 or increased if Westamerica's average closing stock price for this period is less than $18.91. Based on the number of shares of First Counties common stock outstanding on the record date, Westamerica will issue approximately 750,000 shares of Westamerica common stock in the merger, representing approximately 2% of the number of shares of Westamerica common stock that will be outstanding immediately after the merger.

     The merger agreement also provides that before the merger, Westamerica may specify that the parties to the merger agreement and First Counties enter into transactions that are structured differently from the merger described in this section. To minimize the disruption in customer service that might result from the conversion of First Counties' information systems and facilities to those of Westamerica, Westamerica intends to break the integration of First Counties into Westamerica Bank down into two steps as follows:

     - At the closing, First Counties will merge with a newly formed Westamerica subsidiary created solely for this purpose. At this time, the exchange of First Counties common stock for Westamerica common stock will begin. First Counties will be the surviving entity and will operate as a separate subsidiary of Westamerica for several months while work on the conversion proceeds.

     - Once the conversion is complete, First Counties will be merged with Westamerica Bank. We expect this to occur near the end of September of 2000.

     No such change, however, may materially and adversely affect the timing of the completion of the merger or adversely affect the economic benefits, the form of consideration or the tax effect of the merger to you.

BACKGROUND OF THE MERGER

     First Counties, based in Lake County, California, has conducted general banking operations to serve individuals and small to medium-sized businesses since 1985. In serving individuals and small businesses, First Counties historically has focused on a community-based approach to banking.

     In early November, 1999 as part of its strategic planning retreat, the board of directors evaluated the banking marketplace, the economic cycle and the historically high acquisition prices being paid for banks of First Counties' size. The board of directors was concerned about the rapid changes occurring in the banking industry in California. Tremendous consolidation had taken place, especially in 1996 through 1999. To effectively compete with other, more efficient financial institutions, First Counties' board of directors and management knew that they had to continue to increase its core deposit base as well as its loan portfolio, or substantially modify its business practices to a less costly process. Although the board believed that First Counties was in a position to do this, the board agreed to entertain offers for purchasing the bank as well as looking at possible acquisitions. Over the last few years, First Counties had meetings and discussions with respect to potential acquisitions and business combinations. One of the institutions with which First Counties had discussions was Westamerica.

     At the November, 1999 strategic planning retreat, the board of directors of First Counties determined that First Counties should contact several financial institutions concerning their interest in possibly acquiring First Counties. The board of directors of First Counties retained the services of The Findley Group ("Findley") in order to disseminate information out to prospective acquirers of First Counties. In mid-November, 1999, approximately 25 financial institutions were contacted to determine whether they had interest in reviewing a confidential information package concerning First Counties. Of the 25 banking institutions contacted, 12 institutions executed confidentiality agreements and were forwarded financial and related information concerning First Counties. Those institutions that signed confidentiality agreements were given until January 10, 2000 to provide an indication of interest in the acquisition of First Counties and to indicate a proposed price. Four banking institutions submitted offers to the board of directors of First Counties. On January 20, 2000 the board of directors reviewed the four offers with Findley and determined that three institutions should be permitted to complete due diligence examination of First Counties. During late January and early February, each of the three institutions conducted due diligence examinations at First Counties. On February 14, 2000, two financial institutions reconfirmed their proposal for the acquisition of First Counties after the completion of due diligence. One institution decided to withdraw its offer. On February 17, 2000, the board of directors of First Counties met to review the two remaining proposals. The financial terms of the proposal submitted by Westamerica were clearly superior to the other offer.

     At the February 17, 2000 meeting of the First Counties board of directors, the members of the board of directors and advisors to First Counties discussed in detail the proposed merger terms and plans for First Counties' officers and staff following the proposed merger. The First Counties board considered this information and then authorized representatives of First Counties to continue negotiating a tentative merger agreement between First Counties and Westamerica.

     Negotiations continued between representatives of First Counties and Westamerica, and on March 13, 2000, the First Counties board deliberated at length concerning the transaction. The First Counties board reviewed the merger agreement and related documents, its strategic alternatives, the competitive banking environment in California, and the prospects for First Counties if it remained independent. At this meeting, Findley discussed with the First Counties board its analysis of the merger and delivered to the First Counties board its opinion that the consideration to be received in the merger was fair to the First Counties shareholders from a financial point of view. Thereafter, the First Counties board unanimously approved and authorized the execution of the merger agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

     Westamerica believes that the merger will provide it with an attractive opportunity to expand its operations in Lake and Napa counties. Westamerica believes that First Counties' locations and business mix complement Westamerica's existing presence in Lake County and will enable it to offer its broad array of products and services to customers of First Counties.

     The First Counties board believes that the terms of the merger are fair and are in the best interests of First Counties and its shareholders and recommends that the shareholders of First Counties vote FOR approval of the merger.

     In reaching its conclusion, the First Counties board considered information provided at its meetings in January, February and March, 2000, including, among other things:

     - information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of Westamerica;

     - the structure of the transaction, including the fact that the First Counties shareholders would receive approximately 2% of the common stock of Westamerica;

     - the terms of the merger agreement and other documents to be executed in connection with the merger, including the substantial premium over book value and the substantial multiple of earnings of First Counties which Westamerica will pay to First Counties' shareholders;

     - the presentation of Findley and the opinion of Findley that the merger is fair to the shareholders of First Counties from a financial point of view;

     - the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

     - the board's review with its legal and financial advisors of alternatives to the merger, the range of possible values to First Counties shareholders obtainable through implementation of alternatives and the timing and likelihood of the same;

     - the current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing community banks;

     - the pro forma financial statements of the combined companies and the capitalization of the combined companies;

     - the geographic distribution of Westamerica offices in relation to First Counties' banking offices and strategic plan;

     - the advantages of being part of a larger entity, including the potential for operating efficiencies, the effect of a higher lending limit on First Counties' customers and prospective customers, and the generally higher trading multiples of larger financial institutions;

     - the business strategies, the strength and depth of management of the combined entity and the extent of their interest in continuing First Counties' significant business relationships in Lake, Napa and Colusa counties;

     - the ability of a larger institution to compete in the banking environment and to leverage overhead costs;

     - the anticipated positive effect of the merger on existing shareholders, employees, officers and customers of First Counties;

     - the ability of First Counties and Westamerica to achieve operating efficiencies;

     - the anticipated impact on the communities served by First Counties and Westamerica in the merger, and the increased ability to serve the communities through the larger branch network;

     - the unprecedented consolidation currently underway in the banking industry and increased competition from larger independent banks in California;

     - the value of the consideration offered by Westamerica compared to the value of the consideration offered in other acquisitions of financial institutions in California in 1996 - 1999 and the prospects for enhanced value of the combined entity in the future;

     - the tax-free nature of the Westamerica offer;

     - the liquidity of Westamerica common stock; and

     - the prospects for First Counties on a stand alone basis and on the basis of alternative stand alone strategies, such as dividends, share repurchases, restructurings and growth through acquisitions.

     In addition to the advantages, discussed in the previous paragraph, of a merger with a larger financial institution, the board of directors and management of First Counties also discussed the various risks of combining with Westamerica, including:

     - the disadvantages of being part of a larger entity, including the potential for decreased customer service; and

     - the integration of First Counties and Westamerica will divert the combined entities' management from other activities.

However, after weighing the advantages and disadvantages of a merger with Westamerica, the First Counties board of directors determined that the advantages clearly outweighed the disadvantages.

     The foregoing discussion of the information and factors considered by the First Counties board of directors is not intended to be exhaustive, but constitutes the material factors considered by the First Counties board of directors. In reaching its determination to approve and recommend the merger, the First Counties board of directors did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

     For reasons set forth above, the First Counties board of directors has unanimously approved the merger agreement as in the best interest of First Counties and its shareholders and unanimously recommends that the First Counties shareholders approve the merger.

OPINION OF FINANCIAL ADVISOR

     First Counties retained Findley to act as its financial advisor in connection with the merger pursuant to an oral agreement entered into in November 1999 and confirmed in an engagement letter dated March 13, 2000. Findley has rendered to the board of directors of First Counties its written opinion dated March 14, 2000, as affirmed on [mailing date], 2000, pursuant to the terms of the agreement that, subject to the assumptions and limitations set forth therein, the exchange ratio is fair, from a financial point of view, to the holders of the shares of First Counties common stock. A copy of the opinion of Findley dated March 14, 2000 is attached as Appendix B to this proxy statement/prospectus and should be read in its entirety. The following summary is qualified in its entirety by reference to the full text of the opinion. This opinion is addressed to the board of directors of First Counties and does not constitute a recommendation to any shareholder of First Counties as to how such shareholder should vote at the First Counties meeting.

     In connection with its fairness opinion, Findley, among other things:

          (a) reviewed certain publicly available financial and other data with respect to First Counties and Westamerica, including the consolidated financial statements for recent years, and certain other relevant financial and operating data relating to First Counties and Westamerica made available to Findley from published sources and from the internal records of First Counties;

          (b) reviewed the merger agreement;

          (c) reviewed certain historical market prices and trading volumes of First Counties common stock and Westamerica common stock;

          (d) compared First Counties and Westamerica from a financial point of view with certain other banks and bank holding companies that Findley deemed to be relevant;

          (e) considered the financial terms, to the extent publicly available, of selected recent business combinations of banks and bank holding companies that Findley deemed to be comparable, in whole or in part, to the merger;

          (f) reviewed and discussed with representatives of the management of First Counties certain information of a business and financial nature regarding First Counties and Westamerica furnished to Findley by First Counties, including financial forecasts and related assumptions of First Counties;

          (g) made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with First Counties' counsel; and

          (h) performed such other analyses and examinations as Findley deemed appropriate.

     For its evaluation Findley used an exchange ratio under the terms of the merger agreement of 0.8880, which is based upon Westamerica having an Average Closing Price, as defined in the merger agreement, of between $18.91 and $25.59.

     Contribution Analysis. Findley analyzed the contribution of each First Counties and Westamerica to, among other things, common equity and net income of the pro forma combined companies for the period ending December 31, 1999. This analysis showed, among other things, that based on pro forma combined balance sheets and income statements for First Counties and Westamerica as of December 31, 1999, First Counties would have contributed approximately 2.58% of the deposits, 2.86% of the shareholder equity of the combined companies (before costs savings and revenue enhancements), 2.56% of net loans and 1.24% of 1999 net income. Based upon the stock consideration to be paid in the merger as provided in the merger agreement, the First Counties shareholders would own approximately 2.0% of the combined company before giving effect to all outstanding options.

     Discounted Cash Flow Analysis. Findley examined the results of a discounted cash flow analysis designed to compare the exchange ratio with the present value, under certain assumptions, that would be attained if First Counties remained independent through 2002, at which time First Counties was acquired by a larger financial institution. The cash flows for the combined companies assumed that the exchange ratio equals 0.8880 shares of Westamerica common stock for each share of First Counties common stock. The results produced in the analyses are not necessarily indicative of actual values or expected values of First Counties or the combined companies at such future date.

     The discount rates used ranged from 10% to 14%. For the First Counties stand alone analysis, the terminal price multiples applied to the 2002 estimated earnings per share ranged from 10.0 to 20.0. The lower levels of the price to earnings values multiples range reflected an estimated future trading range of First Counties, while the higher levels of the price to earnings value multiples range were more indicative of a future sale of First Counties to a larger financial institution.

     For the First Counties stand alone analysis, the cash flows were comprised of no dividends in years 2000 through 2002 plus the terminal value of First Counties common stock at the year-end 2002 (calculated by applying each one of the assumed terminal price to earnings value multiples as stated above to the 2002 projected First Counties earnings per share). An analysis was done for Westamerica based upon a 20% increase in Westamerica market value per year from 2000 to 2002, assuming a starting price of $23.50 and the continuation of cash dividends at an indicated rate of $0.72 per year per share of Westamerica common stock. The discount rates described above were then applied to these cash flows to obtain the present values per share of First Counties common stock.

     Under a most likely scenario, the Findley analysis assumed that projected earnings for First Counties would be achieved; that the market value of Westamerica stock would increase a minimum of 20% per annum, a present value discount rate of 12% and a terminal price to earnings value multiple of 20.0. Assuming First Counties remains independent through 2002 and is then acquired by a larger financial institution, at an earnings value multiple of 20.0, a holder of one share of First

Counties common stock today would receive cash flows with a present value of $18.93. Assuming the merger is consummated and that the combined companies remain independent through 2002 and the market value of Westamerica shares increases a minimum of 20% per year, a holder of one share of First Counties common stock today would receive cash flows with a present value of at least $30.11. In comparison to these ranges of value, the value for Westamerica common stock on March 14, 2000, the last trading day before the announcement of the merger, was its closing price of $21.81 per share. Based upon an exchange ratio of 0.8880, the equivalent value based upon Westamerica common stock on March 13,
2000 was $19.31. On                  , 2000, the closing price for a share of
Westamerica common stock was $          . Based upon an exchange ratio of 0.8880
the equivalent value was $          . These analyses are not necessarily
indicative of actual values or expected values of the shares of First Counties common stock. Discounted present value analysis is a widely used valuation methodology which relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis showed that use of a higher (lower) level of projected earnings raised (lowered) the resulting present value for a given level of First Counties earnings, on a pro forma combined basis. The analysis also showed that use of a lower (higher) discount rate or a higher (lower) terminal price-to-earnings per share multiple raised (lowered) the calculated present values.

     Analysis of Selected Bank Merger Transactions. Findley reviewed the consideration paid in recently completed transactions whereby certain banks and bank holding companies were acquired. Specifically, Findley reviewed 130 transactions involving acquisitions of selected banks in California completed since January 1, 1996 (the "California Acquisitions"). For each bank acquired in such transactions, Findley compiled figures illustrating, among other things, the ratio of the premium (i.e., purchase price in excess of book value) to deposits, purchase price to book value, and purchase price to previous year's earnings. The figures for all banks acquired in the California Acquisitions produced: (a) a median percentage of premium to deposits of 11.99%; (b) a median ratio of purchase price to book value of 1.82; and (c) a median ratio of purchase price to previous year's earnings of 18.10.

     Findley also analyzed California bank merger and acquisition transactions where the total target asset size was more than $50 million and less than $160 million for the period January 1, 1999 to February 22, 2000. The transactions analyzed were: Antelope Valley Bank by Eldorado Bankshares; Bank of Stockdale FSB by VIB Corp.; Lake Community Bank by Western Sierra Bancorp; Bay Area Bank by Greater Bay Bancorp; First Central Bank, N.A. by East West Bank; Frontier State Bank by City Holdings; City Commerce Bank by Mid-State Bancshares; Saratoga Bank by SJNB Financial Corp.; Kings River Bank by VIB Corp.; The Bank of Hollywood by Peoples Bank of California and East County Bank by CivicBank of Commerce. The figures for these 11 banks acquired in California in 1999 and 2000 produced: (a) a median percentage of premium to deposits of 12.88%; (b) a median ratio of purchase price to book value of 2.31; and (c) a median ratio of purchase price to previous year's earnings of 19.04.

     In comparison, assuming that the price to be paid in the merger equals $20.65 per share (using a value for Westamerica of $23.25 per share) recent
trades for Westamerica stock have been $     per share, Findley determined that
the exchange ratio in the merger based upon December 31, 1999 information and including First Counties stock options represented a percentage of premium to deposits of 10.79%, a ratio of purchase price to book value of 1.88 and a ratio of purchase price to 1999 earnings of 19.67. While two of First Counties' acquisition ratios are below the figures for the 11 banks identified above, Findley determined that the value was reasonable based upon the location of First Counties' business in a rural area and the liquidity of Westamerica common stock in the market.

     No other company or transaction used in the above analysis as a comparison is identical to First Counties, Westamerica or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which First Counties, Westamerica and the merger are being compared.

     Comparable Company Analysis. Using public and other available information, Findley compared certain financial ratios of First Counties and Westamerica (including the ratio of net income to average total assets ["return on average assets"], the ratio of net income to average total equity ["return on average equity"], the ratio of average equity to average assets and certain credit ratios for the years ending December 31, 1998 and December 31, 1999 to a peer group consisting of 20 selected banks and bank holding companies located in California. No company used in the analysis is identical to First Counties or Westamerica. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The results of this analysis indicated that First Counties performed consistently with peer group levels on the basis of profitability in 1998 and 1999 and Westamerica performed ahead of peer group levels on the basis of profitability in 1998 and 1999. First Counties' return on average assets and return on average equity for 1998 and 1999 were similar to peer group levels, inclusive of its interest spread factors (interest earned on assets minus interest paid on liabilities). Westamerica's performances in 1998 and 1999 showed better than peer group levels concerning return on average assets, return on average equity and non-performing assets. First Counties' non-interest expense, inclusive of payroll expense, quarters expense and other related non-interest expenses were higher than peer group level. Westamerica's non-interest expense levels for 1998 and 1999 were better than peer group levels.

     The foregoing summarizes the material portions of Findley's report, but does not purport to be a complete description of the presentation by Findley to First Counties' board of directors or of the analyses performed by Findley. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Findley believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the First Counties board of directors.

     In performing its analyses, Findley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Westamerica or First Counties. The analyses performed by Findley are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Findley's analysis of the fairness, from a financial standpoint, of the merger to First Counties' shareholders and were provided to the First Counties board of directors in connection with the delivery of Findley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. Findley used in its analyses various projections of future performance prepared by the management of First Counties. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

     In rendering its fairness opinion, Findley relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information reviewed by Findley for purposes of its opinion. Findley did not make an independent evaluation or appraisal of the assets and liabilities of Westamerica, First Counties or any of their respective subsidiaries. First Counties did not impose any limitations or restrictions with respect to the scope of Findley's investigation or the procedures or methods it followed, or with regard to any other matters relating to

Findley's rendering of the opinion regarding the fairness of the merger. Findley did participate in negotiations regarding the merger agreement.

     First Counties' board of directors selected Findley as financial advisor and instructed Findley to render an opinion with respect to the fairness of the merger to First Counties' shareholders from a financial point of view based on its belief that Findley is experienced and qualified in such matters. Findley has extensive experience in the evaluation of banks in connection with mergers and acquisitions, and valuations for corporate and other purposes. In over 40 years of bank consulting, Findley has been involved in creating, developing, merging and acquisition of hundreds of financial institutions.

     Pursuant to the engagement letter, First Counties agreed to pay Findley a fee of $75,000 for Findley's services rendered to First Counties in connection with the transaction and the issuance of the fairness opinion, plus expenses identified with the merger. First Counties has agreed to indemnify Findley against certain liabilities and expenses in connection with its services as financial advisor to First Counties.

     Gary Steven Findley, director of Findley, is also the principal of Gary Steven Findley & Associates, attorneys for First Counties. Gary Steven Findley & Associates has served as legal counsel for First Counties since the inception of business. Gary Steven Findley & Associates is being paid for legal services related to the merger. Gary Steven Findley owns 11,296 shares of First Counties common stock.

REGULATORY APPROVALS REQUIRED

     The merger is subject to approval by the FRB under both the BHC Act and the Bank Merger Act. These laws provide that no transaction may be approved which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly or which in any other manner might restrain trade, unless it is determined that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting a review of any application for approval, the FRB is required to consider the financial and managerial resources and future prospects of the banks concerned and the convenience and needs of the community to be served. An application may be denied if it is determined that the financial or managerial resources of the acquiring entity are inadequate.

     A transaction approved by the FRB may not be consummated for 15 days after such approval. During this period, the Department of Justice may commence legal action challenging the transaction under the antitrust laws. If, however, the Justice Department does not commence a legal action during the 15-day period, it may not thereafter challenge the transaction except in an action commenced under the antimonopoly provisions of Section 2 of the Sherman Antitrust Act.

     The BHC Act and the Bank Merger Act provide for the publication of notice and the opportunity for administrative hearings relating to the applications for approval and authorize the FRB to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the regulatory approvals required for consummation of the merger.

     The merger also must be approved by the California Commissioner of Financial Institutions (the "Commissioner") pursuant to the California Financial Code. The factors that the Commissioner will consider in determining whether to grant its approval include the competitive effects of the merger, the convenience and needs of the community, Westamerica's financial condition, the fairness of the merger to the depositors, creditors and shareholders of the parties and the competence, experience and integrity of Westamerica's management.

     Based on current precedents, First Counties and Westamerica believe that the merger will be approved by the appropriate regulatory agencies and will not be subject to challenge by the Department of Justice under the antitrust laws. However, no assurance can be provided that the regulatory agencies or the Department of Justice will concur in this assessment or that any approval by the regulatory agencies will not contain conditions which are materially burdensome to First Counties or Westamerica.

NASDAQ LISTING

     The shares of Westamerica common stock to be issued in the merger will be included for listing on the Nasdaq National Market.

INTERESTS OF CERTAIN OFFICERS AND DIRECTORS IN THE MERGER

     Certain directors and officers of First Counties may receive benefits from the merger that are different from or in addition to the benefits received by other shareholders. These benefits include the following:

     Certain officers and directors of First Counties hold options to acquire 54,371 shares of First Counties common stock. In the merger, these options will be replaced by options to acquire Westamerica common stock, with the number of shares and exercise price adjusted to reflect the exchange ratio.

     David Perry, CEO of First Counties, will enter into a consulting agreement with Westamerica under which he will receive commissions on new construction loans generated by him over two years. In addition, under his existing salary continuation agreement with First Counties, he will receive payments of approximately $750,000 over a 15-year period beginning in June 2002, and under his existing employment agreement he will receive a severance payment of approximately $232,000 when the merger is completed.

     Millie Hammes, CFO of First Counties, has a salary continuation agreement with First Counties. In connection with the merger, she will receive approximately $200,000 in settlement of her rights under this agreement and an additional severance payment of approximately $34,000.

EFFECT ON FIRST COUNTIES' EMPLOYEE BENEFIT PLANS

     First Counties employees will be eligible to participate in Westamerica's employee benefit plans. Westamerica may require First Counties to terminate one or more of its employee benefits plans immediately before the closing.

ACCOUNTING TREATMENT

     The merger will be subject to the purchase method of accounting. Under this method of accounting, First Counties' assets and liabilities will be reflected on Westamerica's future financial statements at their fair market values, and the excess of the aggregate merger consideration above the fair market value of acquired assets and liabilities will be reflected as goodwill, except approximately $2.0 million (subject to further valuation) that will be recorded as core deposit intangible. Goodwill is an intangible asset that will be amortized over 20 years. The core deposit intangible will be amortized over a period of approximately seven to ten years, depending on the results of Westamerica's valuation.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     First Counties and Westamerica expect that the merger will have the following consequences for federal income tax purposes:

     - The merger will not result in any recognized gain or loss to First Counties or Westamerica, and Westamerica will succeed to the carryover basis and the holding period of the assets of First Counties;

     - Except for any cash received in lieu of any fractional share or on account of dissenting shares, no gain or loss will be recognized by holders of First Counties common stock who receive Westamerica common stock in exchange for the shares of First Counties common stock which they hold;

     - The holding period of Westamerica common stock exchanged for First Counties common stock will include the holding period of the First Counties common stock for which it is exchanged, assuming that the shares of First Counties common stock are capital assets in the hands of the holder thereof at the effective date; and

     - The basis of the Westamerica common stock received in the exchange will be the same as the basis of the First Counties common stock for which it was exchanged, less any basis attributable fractional shares for which cash is received.

     A shareholder who perfects dissenters' rights and receives payment for his or her First Counties shares will be treated as if such shares were redeemed. In general, if the shares are held as a capital asset at the time of the merger, the dissenting shareholder will recognize a capital gain or loss measured by the difference between the amount of cash received and the basis of the shares in the hands of the dissenting shareholder. However, if the dissenting shareholder owns, directly or indirectly through the application of Section 318 of the Internal Revenue Code, any shares of common stock as to which dissenters' rights are not exercised and perfected and which are therefore exchanged for Westamerica common stock in the merger, the shareholder may be treated as having received a dividend in the amount of cash paid to the shareholder in exchange for the shares as to which dissenter's rights were perfected. Under Section 318 of the Code, an individual is deemed to own stock that is actually owned (or deemed to be owned) by certain members of his or her family (spouse, children, grandchildren and parents, with certain exceptions) and other related parties, including, for example, certain entities in which the individual has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as stock that such individual (or a related person) has the right to acquire upon exercise of an option or conversion right held by such individual (or a related person). Each First Counties shareholder who intends to dissent from the merger (see "The merger -- dissenters' rights of appraisal" on page 23) should consult his or her own tax advisor with respect to the application of the constructive ownership rules to the shareholder's particular circumstances.

     For federal tax purposes, the highest marginal tax rate for individuals on ordinary income is 39.6%, compared to 28% for capital gain, and the highest marginal tax rate for corporations is 35% on ordinary income and capital gain. Capital losses are treated differently than ordinary losses. Essentially, a capital loss for any taxable year may be deducted by a corporation in that year only to the extent of capital gain, and by an individual in that year only to the extent of capital gain plus up to $3,000 of ordinary income. Capital losses not deductible in the year they occur may be carried forward indefinitely by individuals and may be carried back up to three years and forward up to five years by corporations.

     This proxy statement/prospectus does not provide information about the tax consequences of the merger under any state, local or foreign tax laws. The shareholders of First Counties are urged to consult their own tax advisors with respect to all tax consequences of the merger. Expenses incurred by any shareholder arising from disputes with the IRS or any state or foreign tax agency over the tax consequences of the merger will not be borne by First Counties or Westamerica.

DISSENTERS' RIGHTS OF APPRAISAL

     Shareholders of First Counties who vote against the merger may be entitled to certain dissenters' appraisal rights under Chapter 13 of the California General Corporation Law. Relevant excerpts of Chapter 13 are set forth in Appendix C.

     Important details concerning these requirements are set forth below; failure to take these actions in a timely and proper fashion will result in the loss of dissenters' appraisal rights.

     The following discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by reference to Appendix C. This discussion and Appendix C should be reviewed carefully by any shareholder of First Counties who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth in Chapter 13 will result in the loss of dissenters' rights.

     If the merger is consummated, those shareholders of First Counties who elect to exercise their dissenters' rights and who in a timely and proper fashion perfect such rights will be entitled to receive the "fair market value" of their shares in cash. Pursuant to Section 1300(a) of the California General Corporation Law, such "fair market value" would be determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation caused by the merger. The board of directors of First Counties has determined that the fair market value of First Counties common stock for this purpose is $11.25. See "Summary -- comparative market price data" on page 1.

     In order to qualify for dissenters' rights, First Counties shareholders (i) must make a written demand on First Counties within 30 days after First Counties mails to shareholders the notice of approval of the merger and the procedure to be followed, and (ii) must not vote their shares in favor of the merger.

     A written demand by a First Counties shareholder should be sent to First Counties Bank, 15145 Lakeshore Drive, Clearlake, California 95422, Attention:
Corporate Secretary. The written demand must (i) state the number and class of shares held of record by such shareholder which the shareholder demands that First Counties purchase for cash, and (ii) contain a statement of the amount which the shareholder claims to be the fair market value of the dissenting shares as of the day before announcement of the proposed merger. That statement will constitute an offer by the shareholder to sell his or her dissenting shares to First Counties at that price.

     If the merger is approved, First Counties will, within ten days after the meeting, mail to any shareholder who has a right to require the company to purchase his or her shares a notice that the required shareholder approval of the merger was obtained. This notice of approval will set forth the price determined by First Counties to represent the "fair market value" of any dissenting shares, and will set forth a brief description of the procedures to be followed by dissenting shareholders who wish to pursue further their statutory rights. The dissenting shareholder must deliver his or her share certificate(s) for receipt by First Counties within 30 days after the date on which the notice of approval was mailed to the shareholder. The certificate(s) will be stamped or endorsed with a statement that the shares are dissenting shares and will be returned to the dissenting shareholder.

     The statements in the notice of approval will constitute an offer by First Counties to purchase from its shareholders any dissenting shares at the price stated, but only if the merger is consummated. However, the determination by First Counties of fair market value is not binding on its shareholders, and if a dissenting shareholder chooses not to accept such offer, he or she has the right during a period of six months following the mailing of the notice of approval to file a lawsuit to have the fair market value, as described in Section 1300(a), determined by a court. The fair market value of dissenting shares as determined by the court in those circumstances could be higher or lower than the amount offered by First Counties in the notice of approval or the consideration provided for in merger agreement, and any such determination would be binding on the dissenting shareholder or shareholders involved in the lawsuit and on First Counties and Westamerica. Any party may appeal from the judgment. However, the court action to determine the fair market value of shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing the merger. No shareholder who has appraisal rights under Chapter 13 will have any right to attack the validity of the merger except in an action to test whether the number of shares required to authorize the merger has been legally voted in favor of the merger.

     Dissenting First Counties shares may lose their status as such if any of the following events occurs:

     - the merger is abandoned (in which case First Counties must pay on demand to dissenting shareholders who have initiated proceedings in good faith as provided under Chapter 13 all necessary expenses and reasonable attorneys' fees incurred in such proceedings);

     - the dissenting shares are transferred before being submitted to First Counties for endorsement;

     - the dissenting shareholder withdraws his or her demand with the consent of First Counties; or,

     - in the absence of agreement between the dissenting shareholder and First Counties as to the price of his or her shares, the First Counties shareholder fails to file suit or otherwise fails to become a party to such suit within six months following the mailing of the notice of approval.

     The receipt of a cash payment for dissenting shares will result in recognition of gain or loss for federal and California state income tax purposes by dissenting shareholders. See "The merger -- certain federal income tax consequences" on page 22.

RESALES OF WESTAMERICA COMMON STOCK

     The shares of Westamerica common stock to be issued to shareholders of First Counties under the merger agreement have been registered under the Securities Act, so these shares may be freely traded without restriction by people who will not be affiliates of Westamerica after the merger or who were not affiliates of First Counties on the date of the Annual Meeting. All directors and certain officers of First Counties may be deemed to have been affiliates of First Counties within the meaning of such rules. Those people may resell shares of Westamerica common stock to be received by them in the merger only if the shares are registered for resale under the Securities Act or an exemption from such registration under the Securities Act is available. Those people may be permitted to resell the Westamerica shares under the safe harbor provisions of Rule 145 under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Westamerica) or as otherwise permitted under the Securities Act. People who may be deemed affiliates of First Counties or Westamerica generally include individuals or entities that control, are controlled by, or are under common control with, First Counties or Westamerica, and may include certain officers and directors of such entities as well as principal shareholders of First Counties or Westamerica. We encourage any such person to obtain advice of securities counsel before reselling any Westamerica shares.

     At the time the parties signed the merger agreement, each director and executive officer of First Counties executed and delivered a written agreement to the effect that such person will not offer or sell or otherwise dispose of any Westamerica common stock received in the merger in violation of the Securities Act or the rules and regulations thereunder.

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A. The merger agreement is incorporated by reference into this proxy statement/prospectus. You are urged to read the merger agreement in its entirety.

STRUCTURE OF THE MERGER; EFFECTIVE TIME

     The merger agreement contemplates the merger of First Counties with and into Westamerica Bank. Westamerica Bank will be the surviving corporation in the merger and will continue its corporate existence under California law. The merger will become effective upon the filing of an agreement of merger with the Secretary of State of the State of California, or at such time thereafter as is provided in such agreement of merger. The closing of the merger will take place on a date to be specified by the parties, which will be the earliest practicable day after satisfaction of all of the conditions set forth in the merger agreement, unless another time or date is agreed to in writing by Westamerica and First Counties. The merger agreement may be terminated by either Westamerica or First Counties if, among other reasons, the merger shall not have been consummated on or before September 29, 2000 (subject to an extension to October 31 if the parties are awaiting the expiration of regulatory waiting periods). See "-- Conditions to the completion of the merger" and "-- Termination" below.

     The merger agreement provides that Westamerica may change the structure of the merger, such as by initially merging First Counties with a different Westamerica subsidiary and later merging it with Westamerica Bank. The alternate structure, however, may not materially and adversely affect the timing of the merger, or adversely affect the economic benefits, the form of consideration or the tax effect of the merger to you.

CONVERSION OF FIRST COUNTIES COMMON STOCK

     If you are a shareholder of First Counties common stock as of the effective time of the merger, each of your shares of First Counties common stock will be converted into the right to receive 0.8880 of a share of Westamerica common stock, subject to certain possible adjustments. Your shares of First Counties common stock will no longer be outstanding and will be automatically canceled and retired and will cease to exist. Your stock certificate previously representing shares of First Counties common stock will be exchanged for a certificate representing whole shares of Westamerica common stock.

     The following table indicates the exchange ratio as a function of a possible range of average closing prices for the Westamerica common stock and the corresponding merger consideration per share of First Counties common stock expressed in dollars (shown as the "Exchange Amount"). No assurance can be given that the actual value of each share of Westamerica common stock upon completion of the merger will be equal to the average closing price used to determine the exchange ratio.

AVERAGE CLOSING PRICE OF
      WESTAMERICA          EXCHANGE   EXCHANGE
    COMMON STOCK(1)         RATIO      AMOUNT
------------------------   --------   --------
         $17.00(2)          0.9876     $16.79
          18.00             0.9328      16.79
          18.91             0.8880      16.79
          19.00             0.8880      16.87
          20.00             0.8880      17.76
          21.00             0.8880      18.65
          22.00             0.8880      19.54
          23.00             0.8880      20.42
          24.00             0.8880      21.31
          25.00             0.8880      22.20
          25.59             0.8880      22.72
          26.00             0.8738      22.72
          27.00             0.8415      22.72
          28.00             0.8114      22.72

-------------------------
(1) This price, which will be used to determine any adjustments to the exchange ratio, is based on the average of the closing prices of Westamerica shares for the 20 trading days ending three business days before the closing of the merger.

(2) If Westamerica's average closing price is less than $18.00, either party has the right to terminate the merger unless Westamerica agrees to increase the exchange ratio to a figure that produces an exchange amount of $16.79 or the parties mutually agree to a different exchange ratio.

     You will not receive any fractional shares of Westamerica common stock. If you are entitled to a fraction of a share of Westamerica common stock you will, instead, receive an amount in cash. The cash amount will be equal to the closing price as reported on the Nasdaq National Market for the Westamerica common stock on the trading day immediately preceding the closing date, multiplied by the fraction of a share of Westamerica common stock to which you would otherwise been entitled. You will not be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. In the event Westamerica pays, declares or otherwise effects a stock split, reverse stock split, reclassification or stock dividend or stock distribution with respect to Westamerica common stock between the date of the merger agreement and the effective time of the merger, appropriate adjustments will be made to the average Westamerica closing price of Westamerica common stock.

OPTIONS

     At the effective time of the merger, each option to acquire First Counties common stock which is outstanding and unexercised will be converted automatically into an option to purchase shares of Westamerica common stock. The number of shares to be subject to the new option will be equal to the product of the number of shares of First Counties common stock subject to the original option and the exchange ratio, rounded down to the nearest share. The exercise price per share of Westamerica common stock under the new option will be equal to the exercise price per share of

First Counties common stock under the original option divided by the exchange ratio. The exercise price will be rounded up to the nearest cent. In the case of any options which are "incentive stock options," as defined in Section 422 of the Internal Revenue Code, the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of such options will be determined in order to comply with Section 424(a) of the Internal Revenue Code. The duration and other terms of the new options will be the same as those of the original option.

EXCHANGE AGENT; EXCHANGE PROCEDURE

     Under the merger agreement, Westamerica has agreed to appoint Harris Trust Company of California or its successor, or any other bank or trust company mutually acceptable to First Counties and Westamerica, as exchange agent for the purpose of exchanging certificates representing the Westamerica common stock which are to be issued pursuant to the merger agreement. Computershare Investor Services LLC will acquire the shareholder services business of Harris Trust Company of California on July 1, 2000, and will thereafter act as exchange agent. As soon as practicable after the effective time of the merger, upon the surrender of your First Counties shares certificate for cancellation, you will be entitled to receive a certificate representing the number of shares of Westamerica common stock determined in accordance with the merger agreement and a payment in cash with respect to any fractional shares. Do not send in your certificates at this time. Please wait until you receive a transmittal letter with more specific instructions on exchanging your certificates.

     You will not receive any dividends or other distributions of any kind which are declared payable to shareholders of record of the shares of Westamerica common stock after the effective time of the merger until you surrender your certificate for shares of First Counties common stock. Upon such surrender of your First Counties certificate, you will be paid, without interest, any dividends or other distributions with respect to the shares of Westamerica common stock as to which the record date and payment date occurred on or after the effective time of the merger and on or before the date on which you surrendered your certificate for shares of First Counties common stock.

     If you would like your certificate for shares of Westamerica common stock to be issued in a name other than the name or names in which your exchanged First Counties certificate is registered, you will have to pay to the exchange agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such shares of Westamerica common stock in a name other than the registered holder of the exchanged First Counties certificate.

     All dividends or distributions, and any cash to be paid instead of fractional shares, if held by the exchange agent for payment or delivery to the holders of unsurrendered First Counties certificates representing shares of First Counties common stock and unclaimed at the end of one year from the effective time of the merger, shall (together with any interest earned thereon) at such time be paid or redelivered by the exchange agent to Westamerica. After such time, if you still have not surrendered your First Counties certificate, you must look as a general creditor only to Westamerica for payment or delivery of such dividends or distributions or cash, as the case may be.

     Neither Westamerica nor the surviving corporation shall be liable to you for such shares (or dividends or distributions thereon) or cash payable instead of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

REPRESENTATIONS AND WARRANTIES

     In the merger agreement, Westamerica and First Counties make certain customary representations, including those related to the following:

     - Incorporation, valid existence and authority to conduct business;

     - Necessary licenses and permits;

     - Authorization to enter into the merger agreement, and the absence of any material conflict between the merger agreement and other agreements to which each is a party;

     - Capital structure;

     - The accuracy of information in regulatory filings;

     - The accuracy of representations in the merger agreement, financial statements and this proxy statement/prospectus;

     - Compliance with applicable laws;

     - The performance of contractual obligations; and

     - The absence of any material adverse change or undisclosed liabilities.

     First Counties makes additional representations concerning the following matters:

     - The absence of material litigation involving it;

     - The absence of any regulatory agreements affecting it;

     - The status of its insurance coverage and claims;

     - Title to its assets;

     - The filing of tax returns and payment of taxes;

     - The status of its loan and investment portfolios;

     - Its responsibility for broker's fees;

     - Identification of all material contracts to which it is a party;

     - Compliance with ERISA;

     - The absence of hazardous materials on any its properties;

     - The number and terms of stock options outstanding;

     - The absence of any severance arrangements that would constitute "parachute payments" under the Internal Revenue Code; and

     - The absence of any derivatives or similar hedging instruments in its investment portfolio.

CONDUCT OF BUSINESS PENDING THE MERGER

     In the merger agreement, Westamerica and First Counties make certain covenants. Each agrees to do the following:

     - Take all necessary action to complete the merger;

     - Cooperate in preparing and filing a registration statement with the SEC to register the Westamerica common stock being offered to shareholders of First Counties under this proxy statement/prospectus; and

     - Give each other notice of a material adverse change or other event that might prevent the merger from occurring.

     In the merger agreement, First Counties agrees to the following additional actions:

     - Give Westamerica reasonable access to its books and records, subject to a confidentiality obligation;

     - Conduct a shareholders meeting no later than July 1, 2000, to consider approval of the merger agreement;

     - Conduct its operations in the ordinary course of business;

     - Maintain its licenses and insurance coverage;

     - Comply with legal and contractual obligations;

     - Maintain its assets in good condition, reasonable wear and tear accepted;

     - Advise Westamerica of any accumulation by any person or group of five percent or more of the outstanding shares of First Counties' common stock;

     - Maintain an adequate allowance for loan losses;

     - Provide Westamerica with copies of all board materials and loan underwriting packages; and

     - Advise Westamerica of any new classified loans.

     Without the prior written consent of Westamerica, which Westamerica shall not unreasonably withhold, First Counties has agreed not to take any of the following actions:

     - Make a dividend or similar distribution on account of its common stock;

     - Sell any new shares of common stock or grant any new options;

     - Amend its articles or bylaws;

     - Encourage or cooperate with any party intending to make a competing proposal to acquire or merge with First Counties;

     - Sell any material assets except in the ordinary course;

     - Incur any debt except in the ordinary course;

     - Make new loans over $50,000 without prior notice to Westamerica and resolution of any objection that Westamerica might have;

     - Increase the compensation of any officers or employees;

     - Loosen its loan underwriting standards;

     - Make any capital expenditure over $20,000 per item or $100,000 in the aggregate;

     - Enter into any new employment agreement;

     - Terminate any employee plans;

     - Change its fiscal year or accounting method;

     - Foreclose on any commercial real property without an environmental report regarding the property;

     - Incur merger expenses in excess of $200,000, except for an additional $17,500 that may be expended for employee retention payments under certain circumstances; or

     - Materially change its loan or deposit pricing practices.

     In the merger agreement, Westamerica agrees to timely file all regulatory reports and tax returns and file regulatory applications related to the merger no later than May 15, 2000. In addition, Westamerica agrees that without First Counties' prior written consent it will not:

     - Pay any extraordinary dividend;

     - Take any action that would result in any of its representations becoming untrue, any conditions to the merger not being satisfied, or otherwise materially delay or impair completion of the merger; or

     - Take any action that would disqualify the merger as a tax-free reorganization.

CONDITIONS TO COMPLETION OF THE MERGER

     Completion of the merger is subject to satisfaction of certain conditions. The obligations of both parties to proceed are subject to the following conditions:

     - Receipt of approval by the shareholders of First Counties;

     - Receipt of required regulatory approvals and third party consents;

     - The absence of any legal impediment or burdensome condition to completion of the merger;

     - Receipt of an order from the SEC declaring the registration statement of Westamerica effective;

     - Receipt of an opinion that the merger will qualify as a tax-free reorganization under the Internal Revenue Code;

     - Receipt of customary legal opinions; and

     - The absence of any injunction or other legal proceeding restraining the merger.

     In addition, Westamerica's obligation to complete the merger is subject to satisfaction of the following conditions:

     - The representations of First Counties shall be accurate;

     - First Counties will have performed its obligations under the merger agreements;

     - The parties will have obtained all required consents from third parties;

     - First Counties will not have suffered any material adverse change since December 31, 1999;

     - Westamerica will have received the Affiliate Agreements and Director Shareholder Agreements from the directors of First Counties;

     - First Counties will have shareholders' equity equal to at least its 1999 year-end shareholders' equity plus at least 85% of budgeted 2000 net income, less permitted merger expenses; and

     - First Counties will have incurred merger expenses not to exceed $200,000 plus an additional $17,500 for employee retention payments under certain circumstances.

     The obligation of First Counties to complete the merger is subject to satisfaction of the following conditions:

     - The representations of Westamerica shall be accurate;

     - Westamerica shall have performed its obligations under the merger agreement;

     - Westamerica shall have taken necessary steps to provide substitute stock options to First Counties' option holders;

     - Westamerica shall not have suffered any material adverse change; and

     - First Counties shall have received a fairness opinion from its financial advisor which is not thereafter revoked before mailing of this proxy statement/prospectus.

EXTENSION; WAIVER

     At any time prior to the closing of the merger, the parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to it, and (3) waive compliance with any of the agreements or conditions contained in the merger agreement. To "waive" means to give up rights. Any agreement on the part of a party to the merger agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

TERMINATION

     The merger agreement may be terminated under the following circumstances:

     - by mutual consent of the parties' boards of directors;

     - by either party if the conditions to completion of the merger are not satisfied through no fault of the terminating party;

     - by Westamerica if First Counties enters into or publicly supports a proposal by a third party for a competing transaction for the acquisition of or merger with First Counties;

     - by either party if the other party breaches the merger agreement or the other party's representations are untrue, the other party cannot cure the breach or inaccuracy and the breach or inaccuracy has or is reasonably likely to have a material adverse effect on the nonbreaching party or on the merger;

     - by either party if the other party suffers a material adverse change in its business or financial condition;

     - by either party if the merger is not completed by September 29, 2000, or by October 31, 2000, if any applicable waiting period for a regulatory approval requires additional time;

     - by Westamerica if First Counties' fairness opinion is revoked;

     - by either party if Westamerica's average closing price is less than $18.00, unless:

        - Westamerica elects to increase the exchange ratio to equal (i) $16.7943, divided by (ii) Westamerica's average closing price, or

        - the boards of directors of Westamerica and First Counties mutually agree to an exchange ratio that is higher than 0.8880 but lower than the exchange ratio in the preceding item.

EXPENSES; LIQUIDATED DAMAGES

     Generally, each party has agreed to bear its own expenses in this transaction. However, First Counties will be liable to Westamerica for liquidated damages of $300,000 if:

     - Either First Counties or Westamerica terminates the merger agreement because First Counties' fairness opinion is revoked;

     - Westamerica terminates the merger agreement because First Counties' shareholders do not approve the merger, a representation of First Counties is materially inaccurate, First Counties materially breaches the merger agreement or First Counties' closing disclosure schedule shows a material adverse event affecting First Counties.

     Westamerica will be liable to First Counties for liquidated damages of $300,000 if First Counties terminates the merger agreement because a representation of Westamerica is materially inaccurate, Westamerica materially breaches the merger agreement or Westamerica's closing disclosure schedule shows a material adverse event affecting Westamerica.

     If, either while the merger agreement is in effect or within one year after it is terminated, First Counties enters into a competing transaction or publicly announces its support for a competing transaction for the acquisition of or merger with First Counties, it will be liable to Westamerica for liquidated damages of an additional $1,450,000, for a total of $1,750,000. First Counties will not owe the larger amount if the merger agreement was previously terminated on account of a breach or misrepresentation by Westamerica or because a condition was not satisfied through neither party's fault.

     If First Counties terminates the merger agreement because Westamerica enters into a competing transaction that precludes Westamerica from completing the merger with First Counties, Westamerica will be liable to First Counties for liquidated damages of $1,000,000 rather than $300,000.

AMENDMENT

     The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the shareholders of First Counties. However, after the approval by the shareholders of First Counties, no amendment shall be made which by law requires further approval by such shareholders without such further approval. First Counties has the authority to agree to a different exchange ratio without further shareholder approval under the circumstances described in "The merger agreement: conversion of First Counties common stock" on page 25. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                        OPERATIONS FOLLOWING THE MERGER

     Westamerica may operate First Counties as a separate bank subsidiary for several months following completion of the merger while completing the conversion of information systems and facilities. In that case, the directors and officers of Westamerica Bank, or persons designated by them, will become the directors and officers of First Counties as of the closing. When Westamerica completes this conversion, First Counties will merge with and into Westamerica Bank.

     Although we cannot assure you that any specific level of cost savings will be achieved or as to the timing thereof, Westamerica currently expects the surviving corporation to achieve certain cost savings in combined operations following completion of the merger. Westamerica expects to achieve savings through consolidation of branch operations where First Counties and Westamerica have branches in the same immediate vicinity and through elimination of certain administrative positions.

                         INFORMATION ABOUT WESTAMERICA

GENERAL

     Westamerica Bancorporation is a bank holding company registered under the BHC Act. The company was incorporated under the laws of the State of California as "Independent Bankshares Corporation" on February 11, 1972. Its principal executive offices are located at 1108 Fifth Avenue, San Rafael, California 94901, and its telephone number is (415) 257-8000. The principal communities served are located in northern and central California, from Mendocino, Lake and Nevada counties in the North, to Kern and San Luis Obispo counties in the South. The company's strategic focus is on the banking needs of small businesses. The company chose this particular focus in the late 1980's, as it recognized that concentrating on a few niche markets was the key to the company's profitable survival in the consolidating banking business.

     Westamerica provides a full range of banking services to individual and corporate customers in Northern and Central California through its subsidiary banks, Westamerica Bank and Bank of Lake County. The banks are subject to competition from other financial institutions and regulations from certain agencies, and undergo periodic examinations by those regulatory authorities. In addition, Westamerica also owns 100% of the capital stock of Westamerica Commercial Credit, Inc., a company engaged in financing accounts receivable and inventory lines of credit and term business loans, and 100% of Community Banker Services Corporation, a company engaged in providing the Company and its subsidiaries data processing services and other support functions.

     Westamerica was originally formed pursuant to a plan of reorganization among three previously unaffiliated banks: Bank of Marin; Bank of Sonoma County; and First National Bank of Mendocino County (formerly First National Bank of Cloverdale). The reorganization was consummated on December 31, 1972 and, on January 1, 1973, the company began operations as a bank holding company. Subsequently, the company acquired Bank of Lake County (a California chartered bank) in 1974, Gold Country Bank in 1979 and Vaca Valley Bank in 1981, in each case by the exchange of its common stock for the outstanding shares of the acquired banks.

     In mid-1983, Westamerica consolidated the six subsidiary banks into a single subsidiary bank. The consolidation was accomplished by the merger of the five state-chartered banks (Bank of Marin, Bank of Sonoma County, Bank of Lake County, Gold Country Bank and Vaca Valley Bank) into First National Bank of Mendocino County, which subsequently changed its name to Westamerica Bank, a national banking association organized and existing under the laws of the United States.

     In August, 1988, Westamerica formed a new bank, but named it Bank of Lake County, National Association, and effected the sale of Westamerica Bank's assets and liabilities of its three Lake County branches to the newly formed bank.

     In August, 1988, the sale of Bank of Lake County, National Association to Napa Valley Bancorp was consummated.

     On February 28, 1992, Westamerica acquired John Muir National Bank through a merger of such bank with and into Westamerica Bank in exchange for the issuance of the Company's common stock for all the outstanding shares of John Muir National Bank. The business transaction was accounted for on a pooling-of-interests basis.

     On April 15, 1993, Westamerica acquired Napa Valley Bancorp, a bank holding company, whose subsidiaries included Napa Valley Bank, 88% interest in Bank of Lake County, 50% interest in Sonoma Valley Bank, Suisun Valley Bank and Napa Valley Bancorp Services Corporation, which was established to provide data processing and other services to Napa Valley Bancorp's subsidiaries. This business transaction was accounted for on a pooling-of-interests basis. Shortly after, Suisun Valley

Bank was merged into Westamerica Bank, the name of Napa Valley Bancorp Services Corporation was changed to Community Banker Services Corporation and the Company sold its 50 percent interest in Sonoma Valley Bank. The company retained its 88% interest in Bank of Lake County.

     In June 1993, Westamerica accepted from Westamerica Bank a dividend in the form of all outstanding shares of capital stock of the bank's subsidiary, Weststar Mortgage Corporation, a California corporation established to conduct mortgage banking activities. Immediately after the receipt of this dividend, the company contributed all of the capital stock of Weststar Mortgage Corporation to its subsidiary, Community Banker Services Corporation.

     Westamerica Bank and Bank of Lake County became state-chartered banks in June 1993 and December 1993, respectively.

     In December 1994, Westamerica completed the purchase of the remaining 12% investment in Bank of Lake County from outside investors, becoming the sole owner of Bank of Lake County.

     On January 31, 1995, Westamerica acquired PV Financial, parent company of PV National Bank, through a merger of such bank with and into Westamerica Bank in exchange for the issuance of shares of the Company's common stock for all the outstanding shares of PV Financial. The business combination was accounted for on a pooling-of-interests basis.

     On June 6, 1995, the merger of CapitolBank Sacramento with and into Westamerica Bank became effective. Under the terms of the merger, Westamerica issued shares of its common stock in exchange for all of CapitolBank Sacramento's common stock. The business combination was accounted for on a pooling-of-interests basis.

     On July 17, 1995, Westamerica acquired North Bay Bancorp, parent company of Novato National Bank. Under the terms of the merger agreement, the company issued shares of its common stock in exchange for all of the outstanding shares of common stock of North Bay Bancorp. The subsidiary bank was merged with and into Westamerica Bank. The business combination was accounted for on a pooling-of-interests basis.

     On April 12, 1996, Napa Valley Bank was merged into Westamerica Bank.

     In November 1996, Westamerica finalized the formation of a new subsidiary, Westamerica Commercial Credit, Inc., which engages in financing accounts receivable and inventory lines of credit and term business loans.

     On April 12, 1997, Westamerica acquired ValliCorp Holdings, Inc., parent company of ValliWide Bank, the largest independent bank holding company headquartered in Central California. The acquisition became effective through the issuance of shares of the Company's common stock in exchange for all of the outstanding shares of ValliCorp Holdings, Inc. The business combination was accounted for on a pooling-of-interests basis. ValliWide Bank remained as a separate subsidiary bank of Westamerica. On June 20, 1997, ValliWide Bank ceased to exist as a subsidiary of the Company, when it was merged with and into Westamerica Bank.

     On January 22, 1998, the board of directors of the company authorized a three-to-one split of the company's common stock in which each share of the company's common stock was converted into three shares, with record and effective dates of February 10 and February 25, 1998, respectively.

     At December 31, 1999, Westamerica had consolidated assets of approximately $3.89 billion, deposits of approximately $3.07 billion and shareholders' equity of approximately $300.6 million.

CERTAIN ADDITIONAL BUSINESS RISKS

     The company's business, financial condition and operating results can be impacted by a number of factors including, but not limited to, those set forth below, any one of which could cause the company's actual results to vary materially from recent results or from the company's anticipated future results.

     Shares of Westamerica common stock eligible for future sale could have a dilutive effect on the market for its common stock and could adversely affect the market price. The articles of incorporation of the company authorize the issuance of 150 million shares of common stock (and two classes of 1 million shares each, denominated "Class B Common Stock" and "Preferred Stock," respectively) of which approximately 37.1 million were outstanding at December 31, 1999. Pursuant to its stock option plans, at December 31, 1999, the company had exercisable options outstanding of 1.5 million. As of December 31, 1999, 1.1 million shares of Company Common Stock remained available for grants under the company's stock option plans (and stock purchase plan). Sales of substantial amounts of company common stock in the public market could adversely affect the market price of common stock.

     A portion of the loan portfolio of Westamerica is dependent on real estate. At December 31, 1999, real estate served as the principal source of collateral with respect to approximately 56% of the company's loan portfolio. A worsening of current economic conditions or rising interest rates could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate and other collateral securing loans and the value of the available-for-sale securities portfolio, as well as the company's financial condition and results of operations in general and the market value of the company's common stock. Acts of nature, including earthquakes and floods, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact the company's financial condition.

     The company is subject to certain operations risks, including, but not limited to, data processing system failures and errors and customers or employee fraud. The company maintains a system of internal controls to mitigate against such occurrences and maintains insurance coverage for such risks, but should such an event occur that is not prevented or detected by the company's internal controls, uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on the company's business, financial condition or results of operations.

EMPLOYEES

     At December 31, 1999, the company and its subsidiaries employed 1,094 full-time equivalent staff. Employee relations are believed to be good.

BRANCH OFFICES AND FACILITIES

     Westamerica's banks are engaged in the banking business through 90 offices in 22 counties in Northern and Central California, including eleven offices in Marin County, eleven in Fresno County, nine in Sonoma County, eight in Napa County, six in Solano County, six in Kern County, five in Stanislaus County, five in Contra Costa County, four in Lake County, four in San Luis Obispo County, three in Mendocino County, three in Sacramento County, two in Nevada County, two in Placer County, two in Tulare County, two in Tuolumne County, one in San Francisco County, one in Kern County, one in Madera County, one in Merced County, one in Yolo County, one in Kings County and one in Alameda County. All offices are constructed and equipped to meet prescribed security requirements.

     The company owns 37 branch office locations and one administrative building and leases 52 banking offices. Most of the leases contain multiple renewal options and provisions for rental increases, principally for changes in the cost of living index, property taxes and maintenance.

THE EFFECT OF GOVERNMENT POLICY ON BANKING

     The earnings and growth of Westamerica are affected not only by local market area factors and general economic conditions, but also by government monetary and fiscal policies. Such policies influence the growth of loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of future changes in such policies on the business and earnings of Westamerica cannot be predicted. Additionally, state and federal tax policies can impact banking organizations. As a consequence of the extensive regulation of commercial banking activities in the United States, the business of Westamerica is particularly susceptible to being affected by the enactment of federal and state legislation which may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities or enhancing the competitive position of other financial institutions. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of Westamerica.

REGULATION AND SUPERVISION OF BANK HOLDING COMPANIES

     The following is not intended to be an exhaustive description of the statutes and regulations applicable to the Company's or its subsidiary banks' business. The description of statutory and regulatory provisions is qualified in its entirety by reference to the particular statutory or regulatory provisions. Moreover, major new legislation and other regulatory changes affecting Westamerica, its subsidiaries, banking, and the financial services industry in general have occurred in the last several years and can be expected to occur in the future. The nature, timing and impact of new and amended laws and regulations cannot be accurately predicted. The company is a bank holding company subject to the BHC Act. The company reports to, registers with, and may be examined by, the FRB. The FRB also has the authority to examine Westamerica's subsidiaries. The company is also a bank holding company within the meaning of
Section 3700 of the California Financial Code. As such Westamerica and its subsidiary banks are subject to examination by, and may be required to file reports with, the Commissioner.

     The FRB has significant supervisory and regulatory authority over Westamerica and its affiliates. The FRB requires Westamerica to maintain certain levels of capital. See "Capital Standards." The FRB also has the authority to take enforcement action against any bank holding company that commits any unsafe or unsound practice, or violates certain laws, regulations or conditions imposed in writing by the FRB.

     Under the BHC Act, a company generally must obtain the prior approval of the FRB before it exercises a controlling influence over a bank, or acquires directly or indirectly more than 5% of the voting shares or substantially all of the assets of any bank or bank holding company. Thus, Westamerica is required to obtain the prior approval of the FRB before it acquires, merges or consolidates with any bank or bank holding company; any company seeking to acquire, merge or consolidate with Westamerica also would be required to obtain the prior approval of the FRB. The company is generally prohibited under the BHC Act from acquiring ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than banking, managing banks or providing services to affiliates of the holding company.

FINANCIAL SERVICES MODERNIZATION LEGISLATION

     On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999, also referred to as Financial Services Modernization Act. The Financial Services Modernization Act repeals the two affiliation provisions of the Glass-Steagall Act: Section 20, which restricted the affiliation of Federal Reserve member banks with firms "engaged principally" in specified securities activities; and Section 32, which restricts officer, director or employee interlocks between a member bank and any company or person "primarily engaged" in specified securities activities. In addition, the Financial Services Modernization Act also contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial services providers by revising and expanding the BHC Act framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a Financial Holding Company. "Financial activities" is broadly defined to include not only banking, insurance and securities activities, but also merchant banking and additional activities that the FRB, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

     Generally, the Financial Services Modernization Act:

     - Repeals historical restrictions on, and eliminates many federal and state law barriers to, affiliations among banks, securities firms, insurance companies, and other financial services providers;

     - Provides a uniform framework for the functional regulation of the activities of banks, savings institutions and their holding companies;

     - Broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies and their financial subsidiaries;

     - Provides an enhanced framework for protecting the privacy of consumer information;

     - Adopts a number of provisions related to the capitalization, membership, corporate governance, and other measures designed to modernize the Federal Home Loan Bank system;

     - Modifies the laws governing the implementation of the Community Reinvestment Act, sometimes referred to as CRA; and

     - Addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

     In order for a company to take advantage of the ability to affiliate with other financial services providers, it must become a "Financial Holding Company" as permitted under an amendment to the BHC Act. To become a Financial Holding Company, a company would file a declaration with the FRB, electing to engage in activities permissible for Financial Holding Companies and certifying that the company is eligible to do so because all of its insured depository institution subsidiaries are well-capitalized and well-managed (see the section "Capital Standards"). In addition, the FRB must also determine that each of a holding company's insured depository institution subsidiaries has at least a "satisfactory" CRA rating. Westamerica meets the requirements to make an election to become a Financial Holding Company and management is examining strategic business plans to determine whether, based upon market conditions, relative financial condition, regulatory capital requirements, general economic conditions, and other factors, it would be desirable to utilize any of the expanded powers provided in the Financial Services Modernization Act. No such election has been made as of the date of this document.

     The Financial Services Modernization Act also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a Financial Holding Company. Financial activities include all activities permitted under new sections of the BHC Act or permitted by regulation.

     A national bank seeking to have a financial subsidiary, and each of its depository institution affiliates, must be "well-capitalized" and "well-managed." The total assets of all financial subsidiaries may not exceed the lesser of 45% of a bank's total assets, or $50 billion. A national bank must exclude from its assets and equity all equity investments, including retained earnings, in a financial subsidiary. The assets of the subsidiary may not be consolidated with the bank's assets. The bank must also have policies and procedures to assess financial subsidiary risk and to protect the bank from such risks and potential liabilities.

     Management does not believe that the Financial Services Modernization Act will have a material adverse effect on Westamerica's operations in the near-term. However, to the extent that it permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. The Act may result in increased competition among smaller companies offering financial products and larger ones, many of which may have substantially more financial resources.

     The FRB generally prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company's financial position. The FRB's policy is that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition.

     Transactions between Westamerica and its bank subsidiaries are subject to a number of other restrictions. FRB policies forbid the payment by bank subsidiaries of management fees which are unreasonable in amount or exceed the fair market value of the services rendered (or, if no market exists, actual costs plus a reasonable profit). Westamerica may only borrow from the banks if the loan is secured by marketable obligations with a value of a designated amount in excess of the loan. Further, Westamerica may not sell a low-quality asset to a depository institution subsidiary.

     Comprehensive amendments to federal regulation governing bank holding companies and change in bank control ("Regulation Y") became effective in 1997, and are intended to improve the competitiveness of bank holding companies by, among other things:

     - expanding the list of permissible nonbanking activities in which well-run bank holding companies may engage without prior FRB approval,

     - streamlining the procedures for well-run bank holding companies to obtain approval to engage in other nonbanking activities and

     - eliminating most of the anti-tying restrictions imposed upon bank holding companies and their nonbank subsidiaries.

     Amended Regulation Y also provides for a streamlining and expedited review process for bank acquisition proposals submitted by well-run bank holding companies and eliminates certain duplicative reporting requirements when there has been a further change in bank control or in bank directors or officers after an earlier approved change. These changes to Regulation Y are subject to numerous qualifications, limitations and restrictions. In order for a bank holding company to qualify as "well-run," both it and the insured depository institutions that it controls must meet the "well capitalized" and "well managed" criteria set forth in Regulation Y.

BANK SUPERVISION AND REGULATION

     Westamerica Bank and Bank of Lake County are California chartered banks insured by the Federal Deposit Insurance Corporation (the "FDIC"), and as such are subject to regulation, supervision and regular examination by the DFI and the FDIC. As members of the Federal Reserve System, the banks' primary federal regulator is the FRB. The regulations of these agencies affect most aspects of their business and prescribe permissible types of loans and investments, the amount of required reserves, requirements for branch offices, the permissible scope of their activities and various other requirements.

     In addition to federal banking law, the banks are also subject to applicable provisions of California law. Under California law, a state chartered bank is subject to various restrictions on, and requirements regarding, its operations and administration including the maintenance of branch offices and automated teller machines, capital and reserve requirements, deposits and borrowings, stockholder rights and duties, and investments and lending activities.

     California law permits a state chartered bank to invest in the stock and securities of other corporations, subject to a state-chartered bank receiving either general authorization or, depending on the amount of the proposed investment, specific authorization from the Commissioner. The FDIC Improvement Act ("FDICIA"), however, imposes limitations on the activities and equity investments of state chartered, federally insured banks. FDICIA also prohibits a state bank from engaging as a principal in any activity that is not permissible for a national bank, unless the bank is adequately capitalized and the FDIC approves the activity after determining that such activity does not pose a significant risk to the deposit insurance fund. The FDIC rules on activities generally permit subsidiaries of banks, without prior specific FDIC authorization, to engage in those that have been approved by the FRB for bank holding companies because such activities are so closely related to banking to be a proper incident thereto. Other activities generally require specific FDIC prior approval, and the FDIC may impose additional restrictions on such activities on a case-by-case basis in approving applications to engage in otherwise impermissible activities.

CAPITAL STANDARDS

     The federal banking agencies have risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse agreements, which are recorded as off balance sheet items. A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and off balance sheet items. The regulators measure risk-adjusted assets and off balance sheet items against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital generally consists of common stock, retained earnings, and certain types of qualifying preferred stock, less most other intangible assets. Tier 2 capital may consist of a limited amount of the allowance for loan and lease losses, certain types of preferred stock not qualifying as Tier 1 capital, term subordinated debt and certain other instruments with some characteristics of equity. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets and off balance sheet items of 8%, and a minimum ratio of Tier 1 capital to adjusted average risk-adjusted assets and off balance sheet items of 4%.

     In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to adjusted average total assets, referred to as the leverage capital ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. For all banking organizations not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum. The effective minimum leverage ratio, for all practical purposes, must be at least 4% or 5%. As of December 31, 1999, Westamerica's and the Banks' respective ratios exceeded applicable regulatory requirements.

                     INFORMATION ABOUT FIRST COUNTIES BANK

GENERAL

     First Counties was originally organized as a national banking association under the name of Clear Lake National Bank, and commenced operations on April 22, 1985. First Counties converted its charter to a state-chartered commercial bank, incorporated under the laws of the state of California and changed its name to First Counties Bank on January 28, 1998. First Counties' deposits are insured to the maximum amount permitted by law under the FDIC. Its primary regulators are the DFI and the FDIC. First Counties conducts its operations and its administrative headquarters are located at its main office at 15145 Lakeshore Drive, Clearlake, California. Its branch offices are located at 13300 East Highway 20, Clearlake Oaks, California, 21058 Calistoga Road, Middletown, California, 1255 Lincoln Avenue, Calistoga, California and 457 7th Street, Williams, California. First Counties has an inactive subsidiary, FCOBCBIA, which was formed in order to invest in Community Bankers Insurance Agency, LLC, for the purpose of providing non-deposit products to First Counties customers.

     Although First Counties conducts substantially the same business operations as a typical independent bank, its special emphasis has been in the commercial banking, agricultural and real estate construction areas, providing such services to small to medium-sized businesses and industries. Its operations include the acceptance of checking and savings deposits, and the making of commercial, installment and term extensions of credit. First Counties offers travelers' checks, safe deposit boxes, notary public and other customary bank services to its customers. At December 31, 1999, First Counties had assets of $91 million and shareholders' equity of $8.8 million.

BANKING SERVICES

     First Counties is a locally owned and operated commercial bank, and its primary service areas are Lake, Napa and Colusa counties.

     The mission of First Counties is to profitably deliver high quality customer services that meet the financial needs of its community, its businesses and its citizens. Products are designed, and employees are hired and trained, to meet the needs of customers.

     First Counties offers a broad range of products and services, including commercial checking, business loans (secured and unsecured), merchant banking, treasury tax deposits, coin and currency service, SBA loans and a full range of agricultural loans and consumer loans, as well as all the traditional personal deposits and loans of a commercial bank.

     First Counties' marketing stresses the "local" aspect of its operations. First Counties makes loan decisions locally, offers competitive interest rates, offers friendly, flexible service and is committed to the community.

     First Counties takes pride in providing personalized service to the local community. First Counties offers a wide variety of business and personal loans designed to meet individual financial needs, including commercial loans, equipment loans, lines of credit, consumer loans, real estate construction, long term financing and agricultural loans. First Counties offers traditional personal services, such as certificates of deposit, IRA accounts, direct deposit, and several types of checking accounts, business checking and merchant account services, as well as ATM's at each branch.

     Most of First Counties deposits have traditionally been obtained from individuals, professionals, and small businesses. At December 31, 1999, First Counties had a total of 9,741 accounts consisting of: noninterest-bearing accounts with an average balance of approximately $4,800, money market checking and savings accounts with an average balance of approximately $5,097, regular certificates of deposit with an average balance of approximately $19,935, and jumbo certificates of deposit with an average balance of approximately $116,213. First Counties has not obtained any deposits through deposit brokers and has no present intention of using brokered deposits. There is no concentration of deposits or any customer with 5% or more of First Counties' deposits.

     First Counties conducts a commercial deposit and loan business which includes accepting demand, savings and time deposits and making commercial, real estate, agricultural and installment loans. It issues cashiers checks, sells travelers checks, and provides safe deposit boxes and other customary banking services. First Counties does not offer trust services or international banking services and does not plan to do so in the near future. There have been no significant changes in the kinds of services rendered, the principal markets for, or the methods of distribution of, such services during the last three fiscal years.

     The following is a general description of its loan programs.

     Commercial Loans. Commercial loans are made for the purpose of providing working funds, financing the purchase of equipment or inventory and for other business purposes. Such loans include loans with maturities ranging from 30 to 360 days, and "term loans", which are loans with maturities normally ranging from one to five years. Short term business loans are generally used to finance current transactions and typically provide for periodic interest payments, with principal being payable at maturity or periodically. Term loans normally provide for monthly payments of both principal and interest.

     First Counties occasionally extends lines of credit to business customers. On business credit lines, First Counties specifies a maximum amount which it stands ready to lend to the customer during a specified period in return for which the customer agrees to maintain its primary banking relationship with First Counties. The purpose for which such loans will be used and the security therefore, if any, are generally determined before First Counties' commitment is extended. Normally, First Counties does not make loan commitments in material amounts for periods in excess of one year.

     Real Estate Loans. Real estate loans are primarily made for the purpose of purchasing, improving or constructing single family residences, and commercial and industrial properties.

     Construction loans are generally written with terms of six to twelve months and usually do not exceed a loan to appraised value ratio of 75 to 80%. The risk associated with the speculative construction lending includes the borrower's inability to complete and sell the project, the borrower's incorrect estimate of necessary construction funds and/or time for completion, and economic changes, including depressed real estate values and increased interest rates. Management has established underwriting criteria to minimize losses on speculative construction loans by lending only to experienced developers with proven track records. To date First Counties has not suffered any losses through its speculative real estate construction loans.

     Agricultural Loans. Agricultural loans are made for the purpose of providing production loans and for financing the purchase of agricultural equipment and agricultural real estate. Such loans are provided to well established agricultural borrowers. Such loans include loans with maturities ranging from 30 to 360 days, and term loans, which are loans with maturities normally ranging from one to twenty years. Production loans are used to finance current year crop expenses and typically provide for periodic interest payments, with principal being payable at maturity or periodically. Term loans normally provide for payments of both principal and interest. Repayment may be normally, quarterly, semi-annually or annually.

     Consumer Loans. Most consumer loans are short-term loans, made for a period of up to five years. Automobile loans are normally made with up to a five-year amortization period.

EMPLOYEES

     At December 31, 1999, First Counties employed 58 employees (54.31 full-time equivalents). First Counties believes its employee relations are excellent.

PROPERTIES

     First Counties owns the real property located at 457 7th Street, Williams, California. The building situated on this property consist of approximately 5,000 square feet, and houses First Counties' Williams branch as well as its agricultural lending office.

     First Counties leases the premises of its administrative office and head office located at 15145 Lakeshore Drive, Clearlake, California. The lease is presently for a term expiring March 31, 2005. The office space at this branch consists of approximately 10,000 square feet. First Counties leases the premises of the Clearlake Oaks branch. The lease is presently for a term expiring on July 28, 2001. The office space at this branch consists of approximately 2,200 square feet. The Middletown branch lease expires April 30, 2003. The office space is approximately 1,800 square feet. The Calistoga office of First Counties is leased from Russell D. Jeter, a director of First Counties. The building is approximately 1,656 square feet and has an adjoining parking lot. The option period (one of two five year options) expires August 31, 2004. Total lease expenses for all of First Counties' leased premises were $192,812 and $170,197 for the years ended December 31, 1999, and 1998.

LEGAL PROCEEDINGS

     First Counties is not involved in any legal proceedings other than in the normal course of business to collect delinquent loans.

SUPERVISION AND REGULATION

     As a California state-licensed bank, First Counties is subject to regulation, supervision and periodic examination by the DFI and the FDIC. First Counties is not a member of the Federal Reserve System, but is nevertheless subject to certain regulations of the FRB. First Counties' deposits are insured by the FDIC to the maximum amount permitted by law, which is currently $100,000 per depositor in most cases. The regulations of these state and federal bank regulatory agencies govern most aspects of First Counties' business and operations, including but not limited to, the scope of its business, its investments, its reserves against deposits, the nature and amount of any collateral for loans, the timing of availability of deposited funds, the issuance of securities, the payment of dividends, bank expansion and bank activities, including real estate development and insurance activities, and the maximum rates of interest allowed on certain deposits. First Counties is also subject to the requirements and restrictions of various consumer laws and regulations.

COMPETITION

     The banking business in California generally, and in the primary service area of First Counties specifically, is highly competitive with respect to loans, leases, and deposits, and is dominated by a relatively small number of major banks with many offices operating over a wide geographic area. Among the advantages such major banks have over First Counties is the ability to finance wide-ranging advertising campaigns and to allocate their investment assets to regions of highest yield and demand. Such banks offer certain services such as trust services and international banking services which are not offered directly by First Counties (but are offered indirectly through correspondent institutions) and, by virtue of their greater total capitalization (legal lending limits to an individual customer are limited to a percentage of a bank's total capital accounts), such banks have substantially higher lending limits. Other entities, both governmental and in private industry, seeking to raise capital through the issuance and sale of debt or equity securities, as well as money market mutual funds, also provide competition for First Counties in the acquisition of deposits. Those competitors include savings and loan associations and finance companies that provide consumer loans, loan production offices, and financial conglomerates which provide deposit-like investment plans and credit and checking services that can attract bank customers. In addition, thrift and loans and credit unions in California offer competitive deposit and lending services.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS OF FIRST COUNTIES

     The following discussion should be read in conjunction with the financial statements, including the notes thereto, of First Counties (the bank), which are included in this proxy statement/prospectus.

                             RESULTS OF OPERATIONS

SUMMARY

     1999 Compared to 1998. Net income increased to $953 thousand in 1999, representing an increase of 30.7% over net income of $729 thousand in 1998. Basic earnings per share in 1999 were $1.16 ($1.15 diluted) compared to $.99 ($.97 diluted) in 1998. During 1999, the bank benefited from a decrease in the provision for loan losses of $139 thousand, which resulted from an improvement in credit quality and a general slow down in net loan growth, and an increase in non-interest income resulting from the recovery of costs on repossessed assets totaling $471 thousand. Although non-interest expenses increased by $514 thousand over 1998, the bank's efficiency ratio increased only slightly to 69.6% in 1999 from 68.2% in 1998.

     1998 Compared to 1997. Net income increased to $729 thousand in 1998, representing an increase of 10.3% over net income of $661 thousand in 1997. Basic earnings per share in 1998 were $0.99 ($.97 diluted) compared to $1.16 ($1.14 diluted) in 1997. The decrease in earnings per share resulted from an increase in the weighted-average common stock outstanding from the issuance of common stock during 1998. Total non-interest income remained relatively consistent with 1997 and included a $149 thousand decrease in gain on sale of loans. Cost control measures implemented during 1998 led to an increase of only $342 thousand in non-interest expenses, which resulted in a decrease in the efficiency ratio to 68.2% in 1998 from 69.4% in 1997.

NET INTEREST INCOME

     First Counties' primary source of revenue is net interest income, which is the difference between interest income and fees derived from loans and other earning assets and the interest paid by First Counties on deposits and other interest-bearing liabilities. Net interest income of $4.6 million in 1999 increased by 5.3% over net interest income of $4.4 million in 1998. Interest income increased by $334 thousand in 1999 over 1998, primarily due to increases in the average balances of Federal funds sold and investments of $3.0 million and $4.6 million, respectively. These increases were partially offset by a 40 basis point decrease in the average yield on Federal funds sold and a 24 basis point decrease in the average yield on investments. Average loans for 1999 increased $1.6 million over 1998, but the corresponding revenue increase was offset by a 30 basis point decrease in the average yield. The decreases in average yields were reflections of increased competition and economic market conditions during 1999. Net interest expense increased by $101 thousand in 1999, primarily due to increases in average balances of time deposits of $3.8 million, which was offset by a 36 basis point decrease in the average yield on time deposits and a 17 basis point decrease in the average yield on NOW and money market deposits.

     Net interest income of $4.4 million in 1998 increased by 15.5% over net interest income of $3.8 million in 1997. Interest income increased by $536 thousand in 1998 over 1997, primarily due to increases in the average balances of Federal funds sold and loans of $1.5 million and $2.5 million, respectively, coupled with a 34 basis point increase in the average yield on loans. A 9 basis point decrease in the average yield on Federal funds sold and a 29 basis point decrease in the average yield on investments offset the increases. Net interest expense decreased by $52 thousand in 1998, primarily due to a decrease in the average balance of time deposits of $404 thousand, coupled with a 20 basis point decrease in the average yield on time deposits.

     The following schedule presents, for the periods indicated, unaudited information regarding average earning assets, liabilities and shareholders' equity, the amounts of interest income and expense and the yields on earning assets and rates on deposits.

      SUMMARY OF AVERAGE BALANCES, YIELDS, RATES AND INTEREST DIFFERENTIAL

                                                                  YEAR ENDED DECEMBER 31,
                                 ------------------------------------------------------------------------------------------
                                             1999                           1998                           1997
                                 ----------------------------   ----------------------------   ----------------------------
                                           INTEREST    RATES              INTEREST    RATES              INTEREST    RATES
                                 AVERAGE   INCOME/    EARNED/   AVERAGE   INCOME/    EARNED/   AVERAGE   INCOME/    EARNED/
                                 BALANCE   EXPENSE     PAID     BALANCE   EXPENSE     PAID     BALANCE   EXPENSE     PAID
                                 -------   --------   -------   -------   --------   -------   -------   --------   -------
                                                             (DOLLARS IN THOUSANDS)(UNAUDITED)
ASSETS
Interest-bearing time
  deposits.....................  $   467    $   24      5.14%   $   436    $   23      5.28%   $   426    $   24      5.63%
Federal funds sold.............    9,376       458      4.88      6,349       335      5.28      4,819       259      5.37
Investment securities..........   15,167       812      5.35     10,523       588      5.59      9,968       586      5.88
Loans..........................   58,713     5,907     10.06     57,129     5,921     10.36     54,647     5,474     10.02
FHLB stock.....................      258        14      5.43        242        14      5.79         86         2      6.13
                                 -------    ------              -------    ------              -------    ------
    Total earning assets.......   83,981     7,215      8.59     74,679     6,881      9.21     69,946     6,345      9.02
Nonearning assets, net of
  allowance for loan losses....    7,081                          6,031                          5,326
                                 -------                        -------                        -------
    Total assets...............  $91,062                        $80,710                        $75,272
                                 =======                        =======                        =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  NOW and money market.........  $23,520    $  377      1.60%   $19,913    $  353      1.77%   $17,745    $  318      1.79%
  Savings......................    6,727       135      2.01      5,906       118      2.00      5,390       108      2.00
  Time.........................   41,695     2,096      5.02     37,851     2,036      5.38     38,255     2,133      5.58
                                 -------    ------              -------    ------              -------    ------
    Total interest-bearing
      liabilities..............   71,942     2,608      3.63     63,670     2,507      3.94     61,389     2,559      4.17
                                            ------                         ------                         ------
Demand deposits................    9,936                          9,135                          8,100
Other liabilities..............      815                            868                            768
                                 -------                        -------                        -------
    Total liabilities..........   82,693                         73,673                         70,257
Shareholders' equity...........    8,369                          7,037                          5,013
                                 -------                        -------                        -------
    Total liabilities and
      shareholders' equity.....  $91,062                        $80,710                        $75,272
                                 =======                        =======                        =======
Net interest income............             $4,607                         $4,374                         $3,786
                                            ======                         ======                         ======
Net interest margin............                         5.49%                          5.86%                          5.41%
                                                       -----                          -----                          -----

     Average loan balances include nonperforming loans. Interest income includes proceeds from loans on nonaccrual status only to the extent cash payment have been received and applied as interest income. Tax-exempt securities are not material and yields thereon are calculated at their nominal values.

     The following table sets forth a summary of the changes in interest income and interest expense from changes in average assets and liability balances (volume) and changes in average interest rates for the periods indicated. Changes not solely attributable to volume or rates have been allocated in proportion to the respective volume and rate components.

              ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSES

                                              INCREASE (DECREASE) DUE TO CHANGE IN
                                       ---------------------------------------------------
                                            1999 OVER 1998             1998 OVER 1997
                                       ------------------------    -----------------------
                                       VOLUME    RATE     TOTAL    VOLUME    RATE    TOTAL
                                       ------    -----    -----    ------    ----    -----
                                                         (IN THOUSANDS)
                                                           (UNAUDITED)
INCREASE (DECREASE)IN INTEREST
  INCOME:
Interest-bearing time
  deposits -- other banks............   $  2     $  (1)   $  1      $ (1)    $ --    $ (1)
Federal funds sold...................    163       (40)    123        78       (2)     76
Securities...........................    262       (38)    224        43      (29)     14
Loans................................    132      (146)    (14)      241      206     447
                                        ----     -----    ----      ----     ----    ----
  Total average earning assets.......   $559     $(225)   $334      $361     $175    $536
                                        ----     -----    ----      ----     ----    ----
INCREASE (DECREASE) IN INTEREST
  EXPENSE:
NOW and money market.................   $ 79     $ (54)   $ 25      $ 39     $ (5)   $ 34
Savings deposits.....................     14         3      17        10       --      10
Time certificates....................    251      (192)     59       (21)     (75)    (96)
                                        ----     -----    ----      ----     ----    ----
  Total average interest-bearing
     liabilities.....................    344      (243)    101        28      (80)     52
                                        ----     -----    ----      ----     ----    ----
Net increase (decrease) in interest
  income.............................   $215     $  18    $233      $333     $255    $588
                                        ====     =====    ====      ====     ====    ====

PROVISION FOR LOAN LOSSES

     The provision for loan losses corresponds directly to the level of the allowance that management deems sufficient to offset potential loan losses. The balance in the loan loss allowance reflects the amount which, in management's judgment, is adequate to provide for these potential loan losses after weighting the mix of the loan portfolio, current economic conditions, past loan experience and such other factors as deserve recognition in estimating loan losses.

     Management allocated $241 thousand as a provision for loan losses in 1999 compared to $380 thousand in 1998 and $332 thousand in 1997. The reduction in the provision from 1999 to 1998 and the increase in 1998 from 1997 were primarily the result of the changes in the level of charged off loans which totaled $105 thousand in 1999 compared to $331 thousand in 1998 and $178 thousand in 1997. The level of classified assets remained consistent during 1999 and 1998 at approximately 40% of total capital, up from approximately 38% of total capital at December 31, 1997. The provision also includes allocations for the 5.6% growth in the loan portfolio in 1999 from 1998 and the 11.5% growth between 1998 and 1997. For further information regarding the allowance for loan losses, see the "Summary of loan loss experience" on page 53.

NON-INTEREST INCOME

     The following table sets forth the components of non-interest income.

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               1999      1998     1997
                                                              -------    -----    -----
                                                                   (IN THOUSANDS)
                                                                     (UNAUDITED)
Service charges on deposit accounts.........................  $  487     $460     $466
Gain on sale of government-guaranteed loans.................      --       55      204
Cost recoveries on repossessed assets.......................     471       --       --
Merchant card discount and ATM fees.........................      85       74       56
Gains on sale of other real estate..........................      45       36       40
Earnings on cash surrender value of insurance policies......      35       34       34
Commissions on sale of non-deposit investment products......      12       13        5
Other.......................................................     210      197      173
                                                              ------     ----     ----
  Total.....................................................  $1,345     $869     $978
                                                              ======     ====     ====

     Non-interest income totaled $1.3 million in 1999 which was $476 thousand, or 54.8%, greater than in 1998. This increase was primarily the result of the recovery of $471 thousand in costs related to a loan to rehabilitate 74 modular homes which went into default in 1998. The bank took possession of the modular homes and incurred holding costs, including the write down of the units to their recoverable value, interest, park space rental fees, legal fees, administrative costs and the costs of ultimately selling the units at auction in December of 1999. Because there were subordinate lien holders on the collateral, the bank was only allowed to recover its principal and any related costs. Service charges and fees related to deposit account activity increased slightly to $487 thousand in 1999 from $460 thousand in 1998. Other non-interest income increased to $386 thousand in 1999 from $354 thousand in 1998 primarily due to increased merchant card discount and ATM fees which totaled $85 thousand in 1999 and $74 thousand in 1998. Other significant components of non-interest income were gains realized on the sale of other real estate, totaling $45 thousand in 1999 and $36 thousand in 1998, earnings on the cash surrender value of life insurance policies, totaling $35 thousand in 1999 and $34 thousand in 1998 and commissions from the sale of non-deposit investment products totaling $12 thousand in 1999 and $13 thousand in 1998.

     Non-interest income decreased $109 thousand, or 11.1%, to $869 thousand in 1998 from $978 thousand in 1997 primarily due to the bank's change in strategies regarding the sale or retention of government-guaranteed loans. During 1997, the bank originated $4.2 million in government-guaranteed loans and sold the guaranteed portion, totaling $3.6 million, in the secondary market recognizing a gain of $204 thousand. While $3.6 million in such loans were originated in 1998, the guaranteed portion sold totaled only $891 thousand which resulted in gains of $55 thousand. The remaining loans were retained in the bank's loan portfolio to generate interest income. The bank continued this strategy in 1999 and retained all $2.2 million in originated government-guaranteed loans. Service charges and fees related to deposit account activity remained stable and other non-interest income increased to $354 thousand in 1998 from $309 thousand in 1997. Significant components of non-interest income were gains realized on the sale of other real estate, totaling $36 thousand in 1998 and $40 thousand in 1997, earnings on the cash surrender value of life insurance policies, totaling $34 thousand in 1998 and 1997 and commissions from the sale of non-deposit investment products totaling $13 thousand in 1998 and $5 thousand in 1997.

NON-INTEREST EXPENSE

     The following table compares the various elements of non-interest expense in dollars for the years ended December 31, 1999, 1998, and 1997, and as a percentage of average assets. Total non-interest expense, as a percentage of average assets, was 4.62% in 1999, 4.57% in 1998, and 4.45% in 1997.

                                                   YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------------------
                                       1999                 1998                 1997
                                 -----------------    -----------------    -----------------
                                                   (DOLLARS IN THOUSANDS)
                                                         (UNAUDITED)
Average assets.................       $91,062              $80,710              $75,272

           EXPENSES              AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
           --------              ------    -------    ------    -------    ------    -------
Salaries and related
  benefits.....................  $2,006     2.20%     $1,805     2.24%     $1,715     2.28%
Occupancy and operations.......    879      0.97%       731      0.91%       619      0.82%
Professional...................    140      0.15%       151      0.19%       113      0.15%
Other..........................  1,181      1.30%     1,005      1.24%       903      1.20%
                                 ------     ----      ------     ----      ------     ----
  Total........................  $4,206     4.62%     $3,692     4.57%     $3,350     4.45%
                                 ======     ====      ======     ====      ======     ====

     Non-interest expense of $4.2 million in 1999 was $514 thousand higher than 1998. This 13.9% increase was primarily due to expenses related to the continued growth of the bank. Salaries and employee benefits increased by $201 thousand in 1999, reflecting additional staff in the administrative area as well as salary adjustments to existing employees to be competitive within the industry and reward performance. Occupancy and equipment expense increased by $148 thousand in 1999, reflecting increased depreciation expense of $81 thousand and increased rent expense of $23 thousand related primarily to the new Williams branch. Other expenses also increased by $176 thousand in 1999, primarily due to increased costs associated with loan collection and other real estate of $85 thousand and telephone costs of $27 thousand.

     Non-interest expense of $3.7 million in 1998 was $342 thousand greater than 1997. This 10.2% increase was primarily due to expenses related to the continued growth of the bank. Salary and benefits expense increased $90 thousand in 1998, reflecting additional staff for the Williams branch which opened in 1998, and salary adjustments. Occupancy and equipment expense increased $112 thousand in 1998, reflecting increased depreciation expense of $59 thousand, increased maintenance contract expense of $16 thousand and other expenses associated with opening the Williams branch. Other expenses also increased by $102 thousand in 1998, primarily due to increased professional fees due to a stock offering and the change from a national to a state-chartered bank, as well as increased advertising expense and supplies associated with the opening of the Williams branch.

INCOME TAXES

     Income tax expense was $552 thousand in 1999, $442 thousand in 1998 and $421 thousand in 1997, with effective tax rates of 36.6%, 37.7% and 38.9%, respectively.

                              FINANCIAL CONDITION

SUMMARY

     1999 Compared to 1998. Total assets at December 31, 1999 were $90.9 million, representing a 5.7% increase over total assets of $86.0 million at December 31, 1998. This increase was primarily due to an increase in net loans of $3.1 million and an increase in investments of $1.1 million, which were offset by a decrease in other real estate and repossessed assets of $741 thousand. Loan growth was the result of increased marketing efforts with local business and the purchase of participation loans from other financial institutions, which resulted in a $1.8 million net increase in commercial loans.

     Total deposits at December 31, 1999 were $81.1 million, representing a 4.9% increase over total deposits of $77.3 million at December 31, 1998. The net increase in interest bearing deposits of $2.6 million was primarily due to growth in money market and NOW accounts of $2.7 million, which was offset by a decrease in time deposits of $582 thousand. Non-interest bearing deposits remained relatively stable with an increase of $1.2 million.

     Total shareholders' equity at December 31, 1999 was $8.8 million compared to $8.0 million at December 31, 1998, a 9.9% increase. This increase in the bank's capital was due to total comprehensive income of $699 thousand and the exercise of stock options by employees totaling $140 thousand.

     1998 Compared to 1997. Total assets at December 31, 1998 were $86.0 million, representing a 10.4% increase over total assets of $77.9 million at December 31, 1997. This increase was primarily due to an increase in net loans of $5.9 million, an increase in Federal funds sold of $1.0 million, an increase in other real estate of $366 thousand and an increase in premises and equipment of $293 thousand. These increases were offset by a decrease in investments of $508 thousand. Loan growth was the result of increased focus on the agricultural and real estate construction markets, which resulted in a $5.9 million net increase in loans. The increase in premises and equipment resulted from a strategic decision to purchase land and a building in Williams, California.

     Total deposits at December 31, 1998 were $77.3 million, representing a 7.8% increase over total deposits of $71.7 million at December 31, 1997. The net increase in interest bearing deposits of $4.3 million resulted from growth in all categories, to include an increase in savings, money market and NOW accounts of $3.2 million and an increase in time deposits of $1.1 million. Growth in non-interest bearing deposits remained consistent with an increase of $1.3 million.

     Total shareholders' equity at December 31, 1998 was $8.0 million compared to $5.3 million at December 31, 1997, a 51.1% increase. The increase in equity was due to the issuance of common stock through a public offering totaling $2.0 million, total comprehensive income of $727 thousand and the exercise of stock options by employees totaling $44 thousand.

INVESTMENT PORTFOLIO

     First Counties maintains a securities portfolio consisting of U.S. Treasuries, U.S. Government agencies, state and political subdivisions and other debt securities. Investment securities are held in safekeeping by an independent custodian.

     The objective of the investment securities held to maturity is to strengthen the portfolio yield and to provide collateral to pledge for federal, state and local deposits. The investments held to maturity had an average term to maturity of 75 months at December 31, 1999. All held to maturity investments are fixed rate securities.

     Investment securities available for sale are generally used to supplement the bank's liquidity. Unrealized net gains and losses on these securities are recorded in other comprehensive income (loss) as an adjustment to shareholders' equity, net of taxes, and are not reflected in current earnings. If a security is sold, any gain or loss is recorded as a charge to earnings and the equity adjustment is reversed. At December 31, 1999, the bank held $13.9 million classified as investment securities available for sale. At December 31, 1999, an unrealized loss of $400 thousand, net of taxes of $151 thousand related to these securities, was recognized as other comprehensive loss in shareholders' equity.

     The bank had no trading securities at December 31, 1999 and 1998.

     For more information on investment securities, see Notes 1 and 2 to the consolidated financial statements.

     The following table shows the amortized cost of the bank's investment securities as of December 31, 1999 and 1998.

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
                                                                (IN THOUSANDS)
                                                                 (UNAUDITED)
U.S. Treasuries.............................................  $ 3,036    $ 2,514
U.S. Government agencies....................................    9,492      8,445
Municipals..................................................    2,089      2,198
Other investments...........................................      181        163
FHLB stock..................................................      265        248
                                                              -------    -------
  Total.....................................................  $15,063    $13,568
                                                              =======    =======

     The following table sets forth the relative maturities and yields of the bank's investment securities (stated at amortized cost) at December 31, 1999 and 1998. Weighted average yields have been computed by dividing annual interest income, adjusted for amortization of premium and accretion of discount, by the amortized cost of the related security. Yields on securities of state and political subdivisions have not been adjusted to a fully taxable equivalent basis.

                                                              DECEMBER 31, 1999
                            -------------------------------------------------------------------------------------
                               ONE YEAR      AFTER ONE YEAR   AFTER FIVE YEARS     AFTER TEN
                               OR LESS       TO FIVE YEARS      TO TEN YEARS         YEARS             TOTAL
                            --------------   --------------   ----------------   --------------   ---------------
                            AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT    YIELD    AMOUNT   YIELD   AMOUNT    YIELD
                            ------   -----   ------   -----   -------   ------   ------   -----   -------   -----
                                                           (DOLLARS IN THOUSANDS)
                                                                 (UNAUDITED)
AVAILABLE FOR SALE
U.S. Treasuries...........  $1,005   4.53%   $2,031   5.49%                                       $ 3,036   5.17%
U.S. Government
  agencies................     647   5.84%    6,845   5.38%   $2,000     6.64%                      9,492   5.68%
Municipals................     158   3.60%      423   4.03%      752     4.43%                      1,333   4.21%
Other.....................                      156   6.19%                                           156   6.19%
                            ------           ------           ------                              -------
  Total...................  $1,810   4.92%   $9,455   5.36%   $2,752     6.04%      --      --    $14,017   5.44%
                            ======   ====    ======   ====    ======     ====                     =======   ====

HELD TO MATURITY
Municipals................  $  145   4.43%   $  100   3.04%   $  412     4.77%    $100     5.5%   $   757   4.54%
                            ------           ------           ------              ----            -------
  Total...................  $  145   4.43%   $  100   3.04%   $  412     4.77%    $100     5.5%   $   757   4.54%
                            ======   ====    ======   ====    ======     ====     ====    ====    =======   ====

LOAN PORTFOLIO

     The following table shows the composition of the bank's loan portfolio by type of loan for the dates indicated:

                                                            DECEMBER 31,
                                                    -----------------------------
                                                     1999       1998       1997
                                                    -------    -------    -------
                                                           (IN THOUSANDS)
                                                             (UNAUDITED)
Commercial........................................  $12,432    $10,623    $12,206
Agricultural......................................    9,122      9,112      6,405
Real estate mortgage..............................   28,337     27,210     25,950
Real estate construction..........................    5,503      5,605      2,419
Consumer..........................................    5,794      5,376      4,933
                                                    -------    -------    -------
     Total........................................   61,188     57,926     51,913
Less:
  Deferred loan fees..............................      303        245        228
  Allowance for loan losses.......................    1,164      1,028        979
                                                    -------    -------    -------
     Total net loans..............................  $59,721    $56,653    $50,706
                                                    =======    =======    =======

     The bank's largest historical lending categories continue to be commercial and residential real estate loans, commercial loans and agricultural loans. These categories represented the following percentages of total loans: approximately 46%, 20% and 15% at December 31, 1999, 47%, 18% and 16% at December 31, 1998 and 50%, 24% and 12% at December 31, 1997. The decrease of $1.6 million in commercial loans in 1998 from 1997 was a result of increased competition in First Counties' market area. Management determined that to maintain the proper mix in the portfolio, adjustments were necessary, primarily to retain government guaranteed loans rather than sell into the secondary market. This resulted in the $1.8 million increase in commercial loans in 1999 over 1998. Real estate-mortgage loan increases are attributed to management's decision to supplement local loan demand with participation purchases from lenders outside the bank's market area. Management intends to continue to diversify the mix of its loan portfolio by increasing its agricultural loans in the coming year. To accomplish this growth, the bank established a branch in the agricultural community of Williams, California in 1998 and has added staff specialized in this lending area.

     The following table sets forth the amounts of commercial, agricultural and real estate construction loans outstanding as of December 31, 1999 which, based on the remaining scheduled repayments of principal, have the ability to be repriced or are due in less than one year, in one to five years, or in more than five years. It also shows the amounts of total loans outstanding as of December 31, 1999 which have fixed interest rates and floating interest rates and have remaining scheduled repayments of principal in less than one year, in one to five years, or in more than five years.

                                                      DECEMBER 31, 1999
                                         --------------------------------------------
                                                    AFTER 1 BUT
                                         WITHIN       WITHIN        AFTER
                                         1 YEAR       5 YEARS      5 YEARS     TOTAL
                                         -------    -----------    -------    -------
                                                        (IN THOUSANDS)
                                                         (UNAUDITED)
Commercial.............................  $ 7,964      $ 3,873      $  595     $12,432
Agricultural...........................    4,347        3,061       1,714       9,122
Real estate construction...............    5,133          248         124       5,505
Loans with fixed interest rates........    3,611        8,717       1,161      13,489
Loans with floating interest rates.....   35,586       10,345       1,768      47,699

     The following table shows the bank's loan commitments at the dates indicated:

                                                             DECEMBER 31,
                                                      ---------------------------
                                                       1999       1998      1997
                                                      -------    ------    ------
                                                            (IN THOUSANDS)
                                                              (UNAUDITED)
Commercial..........................................  $ 4,548    $2,498    $2,232
Agricultural........................................    1,563     2,393     2,172
Real estate.........................................    6,231     2,994     2,398
Consumer............................................    1,553     1,514     1,069
                                                      -------    ------    ------
  Total.............................................  $13,895    $9,399    $7,871
                                                      =======    ======    ======

     Based upon prior experience and prevailing economic conditions, it is anticipated that approximately 90% of the commitments at December 31, 1999 will be exercised during 2000. All commercial commitments in the preceding table are commitments to grant such loans. The commitments related to agricultural loans are generally drawn down and repaid during the year.

SUMMARY OF LOAN LOSS EXPERIENCE

     As a natural corollary to the bank's lending activities, some loan losses are experienced. The risk of loss varies with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To the extent possible, the degree of perceived risk is taken into account in establishing the structure of, and interest rate and security for, specific loans and for various types of loans. First Counties attempts to minimize its credit risk exposure by the use of thorough loan application and approval procedures.

     First Counties maintains an internal program of systematic review of existing loans. Loans are initially graded for their overall quality at origination, and the grades are subsequently reevaluated when potential issues are identified. First Counties also utilizes the services of an external loan file review firm to evaluate its assigned grades. Loans that management has determined require further monitoring are included on First Counties' Management Watch List and Classified Loan Report. In addition, all problem loans are reviewed on a monthly basis by the Directors' Loan Committee.

     The bank's classified assets for the periods indicated are summarized below:

                                                              DECEMBER 31,
                                                       --------------------------
                                                        1999      1998      1997
                                                       ------    ------    ------
                                                             (IN THOUSANDS)
                                                              (UNAUDITED)
Classified loans.....................................  $3,526    $2,014    $1,118
Other real estate and repossessed assets.............     424     1,165       798
                                                       ------    ------    ------
  Total..............................................  $3,950    $3,179    $1,916
                                                       ======    ======    ======

     The majority of the bank's classified loans are secured by real estate or crops, the value of which are taken into consideration in determining the allocation for these loans in the allowance for loan losses. In addition, First Counties aggressively marketed the properties it held in other real estate during 1999, selling six properties for total proceeds of $471 thousand. Of the remaining six properties, three closed escrow in January 2000. In addition, modular homes held as repossessed assets at December 31, 1998, with a carrying value of $600 thousand, were sold at auction during December 1999. First Counties recovered all related principal and costs.

     Loans for which it is probable that First Counties will be unable to collect all amounts due (including principal and interest) are considered to be impaired. The average recorded investment in impaired loans totaled $411 thousand and $398 thousand at December 31, 1999 and 1998, respectively. In addition, when principal or interest on a loan is past due 90 days or more, loans are placed on non-accrual status unless the loans are both well secured and in the process of collection. Interest previously accrued on loans placed on non-accrual status is charged against interest income. When the ability to fully collect non-accrual loan principal is in doubt, cash payments received are applied against the principal balance of the loans until such time as full collection of the remaining recorded balance is expected. Any additional payments received after that point are recorded as interest income on a cash basis. Performing non-accrual loans are reinstated to accrual status when improvements in credit quality eliminate the doubt as to the full collectibility of both interest and principal. First Counties also classifies certain loans on non-accrual status as impaired.

     The following table summarizes the bank's non-accrual loans at the dates indicated:

                                                               DECEMBER 31,
                                                              --------------
                                                              1999     1998
                                                              ----    ------
                                                              (IN THOUSANDS)
                                                               (UNAUDITED)
Commercial..................................................  $168    $   51
Real estate.................................................   574     2,624
Consumer....................................................    --        75
                                                              ----    ------
  Total nonaccrual..........................................  $742    $2,750
                                                              ====    ======

     First Counties had no loans which were 90 days or more past due and still accruing interest or troubled debt restructurings at December 31, 1999 and 1998, respectively. The reduction in non-accrual loans in 1999 was primarily the result of one significant government-guaranteed loan totaling $1.7 million which performed in accordance with the terms of the contract for a twelve-month period and was placed back on accrual status.

     First Counties' allowance for loan losses provides for loan losses which can be reasonably anticipated. The amount of the allowance is determined by the bank's management after considering the current financial condition of its borrowers, the value of collateral securing loans, recommendations of the regulatory agencies, the bank's historical loss experience, prevailing economic conditions and their impact on various industries and borrowers and other factors. The allowance for loan loses is established through charges to operating expenses in the form of provisions for loan losses. Because these estimates and evaluations are primarily based on judgmental factors, no assurance can be given that First Counties may not sustain loan losses substantially higher in relation to the size of the allowance or that subsequent evaluations of the loan portfolio may not require substantial changes in the allowance.

     In June 1998, following an examination of the bank by the FDIC, First Counties charged off $240 thousand related to a loan to rehabilitate modular homes. In October 1998, on the basis of additional support for the carrying value of this loan, First Counties reversed approximately $193 thousand of this amount. The reversed amount is included in the recoveries noted above. Management believes that the bank has adequately reserved for all individual items in its portfolio which may result in a material loss to the bank.

     At December 31, 1999, 1998 and 1997, the allowance was 1.90%, 1.77% and 1.89%, respectively, of the loans then outstanding.

     The following schedule summarizes the loan loss experience of the bank for the years indicated:

                                                               YEAR ENDED DECEMBER 31,
                                                            -----------------------------
                                                             1999       1998       1997
                                                            -------    -------    -------
                                                                   (IN THOUSANDS)
                                                                     (UNAUDITED)
BALANCES
Loans:
  Average loans...........................................  $57,130    $55,640    $53,266
  Loans at end of period..................................   59,721     56,653     50,706
Allowance at beginning of period..........................    1,028        979        824
Loans charged off:
  Commercial..............................................        0        391          9
  Agricultural............................................        0          0          0
  Real estate -- mortgage.................................      109        146        180
  Real estate -- construction.............................        0          0          0
  Consumer................................................       40         20         28
                                                            -------    -------    -------
     Total loans charged off..............................      149        557        217
Recoveries of loans previously charged off:
  Commercial..............................................        5        196         32
  Agricultural............................................        0          0          0
  Real estate -- mortgage.................................       38         24          0
  Real estate -- construction.............................        0          0          0
  Consumer................................................        1          6          8
     Total recoveries.....................................       44        226         40
                                                            -------    -------    -------
     Net loans charged off................................      105        331        177
Provision for loan losses.................................      241        380        332
                                                            -------    -------    -------
Allowance at end of period................................  $ 1,164    $ 1,028    $   979
                                                            =======    =======    =======
RATIOS:
Net loan charge-offs to average loans.....................     0.18%      0.59%      0.33%
Net loan charge-offs to loans at end of period............     0.18%      0.58%      0.35%
Allowance for loan losses to average loans................     2.04%      1.85%      1.84%
Allowance for loan losses to loans at end of period.......     1.95%      1.81%      1.93%
Net loan charge-offs to allowance for loan losses.........     9.02%     32.20%     18.18%
Net loan charge-offs to provision for loan losses.........    43.57%     87.11%     53.61%

     The following table presents the allocation of the allowance for loan losses as of December 31 for the years indicated:

                                                ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                                                              AT DECEMBER 31,
                                         ---------------------------------------------------------
                                               1999                1998                1997
                                         -----------------   -----------------   -----------------
                                                    % OF                % OF                % OF
                                                   TOTAL               TOTAL               TOTAL
                                                  LOANS IN            LOANS IN            LOANS IN
                                         AMOUNT   CATEGORY   AMOUNT   CATEGORY   AMOUNT   CATEGORY
                                         ------   --------   ------   --------   ------   --------
                                                          (DOLLARS IN THOUSANDS)
                                                                (UNAUDITED)
Commercial.............................  $ 230       20%     $ 213       18%      $336       24%
Agricultural...........................    253       15        173       16         85       12
Real estate mortgage...................    528       46        504       47        453       50
Real estate construction...............     69        9         65       10         32        5
Consumer...............................     84       10         73        9         73        9
                                         ------     ---      ------     ---       ----      ---
          Total........................  $1,164     100%     $1,028     100%      $979      100%
                                         ======     ===      ======     ===       ====      ===

DEPOSITS

     First Counties primarily attracts deposits from small and middle-market agricultural and commercial businesses and individuals living in its geographical service area, as well as through retail certificates of deposit, savings and checking accounts.

     The following table shows the bank's average deposits for each of the periods indicated below, based upon average daily balances:

                                                          YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------------
                                               1999                 1998                 1997
                                        ------------------   ------------------   ------------------
                                        AVERAGE   PERCENT    AVERAGE   PERCENT    AVERAGE   PERCENT
                                        BALANCE   OF TOTAL   BALANCE   OF TOTAL   BALANCE   OF TOTAL
                                        -------   --------   -------   --------   -------   --------
                                                           (DOLLARS IN THOUSANDS)
                                                                (UNAUDITED)
Demand deposits.......................  $ 9,936      12%     $ 9,135      13%     $ 8,100      11%
NOW accounts..........................   17,636      22       13,733      19       10,886      16
Savings deposits......................    6,727       8        5,906       8        5,390       8
Money market deposits.................    5,884       7        6,180       8        6,859      10
Time deposits.........................   41,695      51       37,851      52       38,254      55
                                        -------     ---      -------     ---      -------     ---
          Total deposits..............  $81,878     100%     $72,805     100%     $69,489     100%
                                        =======     ===      =======     ===      =======     ===

     In 1999, total average deposits increased 12.5% from 1998 primarily due to increases in NOW accounts and time deposits as a result of new programs to attract deposits and general growth. Average NOW accounts increased $3.9 million, or 28.4%, from 1998, while average savings and time deposits increased $0.8 million, or 13.9%, and $3.8 million, or 10.2%, respectively, over 1998. Time deposits of less than $100 thousand increased $6.7 million, or 21.9%, primarily as a result of programs offering competitively priced rates on these deposits. Average time deposits of $100 thousand or more decreased by $2.8 million, or 39.3%. First Counties does not try to attract time deposits of $100 thousand or more, as large depositors sought higher yields in the stock market. The average balance of non-interest bearing demand deposits also increased 8.8% over 1998 as a result of requiring deposit relationships from loan customers.

     In 1998, total average deposits increased 4.8% from 1997 primarily due to increases in NOW accounts and non-interest bearing demand deposit accounts as a result of general growth due to requiring deposit relationships from loan customers. Average NOW accounts increased $2.8 million, or 26.2%, from 1997, and average demand deposit accounts increased $1.0 million, or 12.8%. These increases were primarily due to requiring deposit relationships from loan customers. Total average time deposits decreased only 1.1%, primarily due to runoff of time deposits of $100 thousand or more, as large depositors sought higher yields in the stock market.

ASSET AND LIABILITY MANAGEMENT

     Liquid assets consist of cash and due from banks, deposits in other financial institutions, available-for-sale investments not previously pledged, federal funds sold and loans available-for-sale. Liquidity of the bank was 29.6%, 27.3% and 35.6% at December 31, 1999, 1998 and 1997, respectively, based on liquid assets divided by total liabilities. The bank's management believes it maintains adequate liquidity levels.

     The bank's profitability generated additional liquidity from its operations in 1999, 1998 and 1997 indicated by net cash provided from operations of $1.4 million, $809 thousand and $1.7 million, respectively. Significant additional cash flows are provided by financing activities including the acceptance of customer deposits, the sale of stock and the exercise of stock options totaling $3.9 million, $7.6 million and $7.5 million for 1999, 1998 and 1997, respectively.

     During 1998, the bank sold 200 thousand shares of common stock, which infused $2.0 million, net of stock offering costs, into capital. During 1999, 1998 and 1997, cash flows from deposits increased $3.8 million, $5.6 million and $7.7 million, respectively. Cash was utilized in 1999 and 1997 to pay dividends to its shareholders of $39 thousand and $103 thousand, respectively.

     The bank uses cash to invest in loans and investment securities. Net disbursements of loans were $3.4 million, $7.4 million and $985 thousand in 1999, 1998 and 1997, respectively. In 1999 and 1997, the investment portfolio was increased by net purchases of $1.5 million and $4.0 million, while the investment portfolio decreased by $570 thousand in 1998. The bank's strategy is to increase loan volume without increasing credit risk. Excess cash flows are invested in lower-risk investment securities or other liquid assets.

     The bank has Federal funds lines of credit with its correspondent banks, Union Bank of California and Pacific Coast Bankers' Bank, of $2.5 million. The bank also has a line of credit with the Federal Home Loan Bank subject to various pledging options. The amount of the credit line varies according to the bank's mortgage loan base and other factors. When the bank has excess funds over its reserve requirements or short-term liquidity needs, the bank increases/or decreases its securities investments and/or sells federal funds.

     Policies have been developed by the bank's management and approved by the board of directors which establish guidelines for the investments and liquidity of the bank. These policies include an Investment Policy and an Asset/Liability Policy. The goals of these policies are to provide liquidity to meet the financial requirements of the bank's customers, maintain adequate reserves as required by regulatory agencies and maximize earnings of the bank.

     It is management's policy to restrict the maturities of a majority of its certificates of deposit in denominations of $100 thousand or more to less than one year. The maturities of such time certificates of deposit ("TCD's"), as well as other time deposits, were as follows:

                                                                    DECEMBER 31, 1999
                                                              ------------------------------
                                                               TCD'S OVER          OTHER
                                                              $100 THOUSAND    TIME DEPOSITS
                                                              -------------    -------------
                                                                      (IN THOUSANDS)
                                                                       (UNAUDITED)
Less than three months......................................     $3,101           $12,035
Over three months through twelve months.....................      3,782            18,941
Over twelve months through five years.......................        206             1,540
Over five years.............................................         --                --
                                                                 ------           -------
          Total.............................................     $7,089           $32,516
                                                                 ======           =======

     While the deposits of the bank may fluctuate up and down somewhat with local and national economic conditions, management of the bank does not believe that such deposits, or the business of the bank in general, are seasonal in nature. Liability management is monitored by the bank's board of directors which meets monthly.

     Although the bank's Year 2000 transition did not present any material business disruption, there are some remaining Year 2000 related risks. Management believes that appropriate actions to address these remaining Year 2000 issues and contingency plans are in place to minimize the financial impact to the bank. Management, however, cannot be certain that Year 2000 issues affecting customers, suppliers or service providers of the bank will not have a material adverse impact on it.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the risk of loss from adverse changes in market prices and rates. The bank's market risk arises primarily from interest rate risk inherent in its loan and deposit functions and management actively monitors and manages this interest rate risk exposure. The bank does not have any market risk sensitive instruments entered into for trading purposes. Management uses several different tools to monitor its interest rate risk. One measure of exposure to interest rate risk is gap analysis. A positive gap for a given period means that the amount of interest-earning assets maturing or otherwise repricing within such period is greater than the amount of interest-bearing liabilities maturing or otherwise repricing within the same period.

     The bank's overall cumulative positive gap is the result of the majority of loans held in the portfolio having longer maturity dates. On the liability side, the majority of the bank's time deposits have average terms of approximately nine months while savings accounts and other interest-bearing transaction accounts are recorded for gap analysis in the next day to three month category because they do not have a contractual maturity date.

     Taking into consideration that savings accounts and other interest-bearing transaction accounts typically do not react immediately to changes in interest rates, management has taken the following steps to manage its positive gap position. The bank has reduced interest rates on time deposits and focused on increasing noninterest-bearing deposits and floating rate loans. In addition, the bank holds the majority of its investment securities in the available-for-sale category for purposes of liquidity and asset and liability management.

     The following table sets forth the distribution of repricing opportunities of the bank's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e. interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap and the cumulative gap as a percentage of total interest-earning assets as of December 31, 1999. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant. The table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on the net margins of the bank.

                                                              DECEMBER 31, 1999
                                          ---------------------------------------------------------
                                                     OVER THREE
                                                       MONTHS        OVER
                                          NEXT DAY    THROUGH      ONE YEAR
                                          TO THREE     TWELVE      THROUGH        OVER
                                           MONTHS      MONTHS     FIVE YEARS   FIVE YEARS    TOTAL
                                          --------   ----------   ----------   ----------   -------
ASSETS:
  Federal funds sold....................  $  6,010    $     --     $    --      $    --     $ 6,010
  Interest-bearing deposits.............       100         396          --           --         496
  Investment securities.................        --       1,955       9,555        3,264      14,774
  Loans.................................    28,563      10,634      19,062        2,929      61,188
  FHLB stock............................       265          --          --           --         265
                                          --------    --------     -------      -------     -------
          Total interest-earning
             assets.....................    34,938      12,985      28,617        6,193      82,733
                                          --------    --------     -------      -------     -------
LIABILITIES:
  Savings deposits......................    30,514          --          --           --      30,514
  Time deposits.........................    15,139      22,721       1,745           --      39,605
                                          --------    --------     -------      -------     -------
          Total interest-bearing
             liabilities................    45,653      22,721       1,745           --      70,119
                                          --------    --------     -------      -------     -------
Net (interest-bearing liabilities)
  interest-earning assets...............  $(10,715)   $ (9,736)    $26,872      $ 6,193     $12,614
Cumulative net (interest-bearing
  liabilities) interest-earning assets
  (GAP).................................  $(10,715)   $(20,451)    $ 6,421      $12,614
Cumulative GAP as a percentage of total
  interest-earning assets...............    (12.95)%    (24.72)%      7.76%       15.25%

     The following table sets forth the distribution of the expected maturities of the bank's interest-earning assets and interest-bearing liabilities as of December 31, 1999 as well as the fair value of these instruments. Expected maturities are based on contractual agreements. Savings accounts and interest-bearing transaction accounts, which have no stated maturity, are included in the 2000 maturity category.

                              EXPECTED MATURITIES

                                         2000      2001     2002     2003     2004    THEREAFTER    TOTAL    FAIR VALUE
                                        -------   ------   ------   ------   ------   ----------   -------   ----------
                                                                    (DOLLARS IN THOUSANDS)
                                                                          (UNAUDITED)
Federal funds sold....................  $ 6,010       --       --       --       --         --     $ 6,010    $ 6,010
  Weighted average rate...............     5.66%                                                      5.66%
Interest-bearing deposits in banks....  $   496       --       --       --       --         --     $   496    $   496
  Weighted average rate...............     6.01%                                                      6.01%
Investment securities(1)..............  $ 1,955   $3,002   $4,164   $1,000   $1,389     $3,264     $14,774    $14,666
  Weighted average rate...............     4.88%    5.35%    5.35%    5.55%    5.11%      5.85%       5.39%
Fixed rate loans......................  $ 3,611   $3,015   $2,206   $1,634   $1,862     $1,161     $13,489    $15,043
  Weighted average rate...............     8.79%    9.26%    9.42%    9.35%    9.28%      9.56%       9.21%
Variable rate loans(2)................  $35,586   $2,703   $3,118   $2,202   $2,322     $1,768     $47,699    $47,699
  Weighted average rate...............    10.25%   10.33%    9.63%    9.95%    8.81%      9.16%      10.10%
FHLB stock............................  $   265       --       --       --       --         --     $   265    $   265
  Weighted average rate...............     5.29%                                                      5.29%
Total interest-bearing assets.........  $47,923   $8,720   $9,488   $4,836   $5,573     $6,193     $82,733    $84,179
Savings deposits(3)...................  $30,514       --       --       --       --         --     $30,514    $30,514
  Weighted average rate...............     2.01%                                                      2.01%
Time deposits.........................  $37,859   $1,381   $  365       --       --         --     $39,605    $39,585
  Weighted average rate...............     5.02%    5.45%    5.45%                                    5.04%
Total interest-bearing liabilities....  $68,373   $1,381   $  365       --       --         --     $70,119    $70,099

-------------------------
(1) Interest rates on tax exempt obligations have not been tax effected to include the related tax benefits in calculating the weighted average yield.

(2) All variable rate loans reprice in one year or less.

(3) Savings deposits include interest-bearing transaction accounts.

     In addition, the bank utilizes a model to project changes in net interest income that would occur based on forecasted changes in the interest rate environment. The model compares net interest margin in a flat interest rate scenario to forecasted financial results based on interest rates with an increase of 200 basis points and a decrease of 200 basis points over a 12 month forecast period. The model shows that the bank's net interest income will benefit from increasing interest rates, while decreasing interest rates will have an adverse impact on earnings. The projected drop in net interest income of 6.7% with a 200 basis point drop in interest rates is within reasonable tolerances. The following table summarizes the simulated change in net interest income, based on the 12-month period ending December 31, 2000:

                                                      ESTIMATED INCREASE
CHANGES IN INTEREST     ESTIMATED NET INTEREST    (DECREASE) IN NET INTEREST
RATES (BASIS POINTS)        INCOME AMOUNT               INCOME AMOUNT           PERCENT
--------------------    ----------------------    --------------------------    -------
                                (DOLLARS IN THOUSANDS)
                                      (UNAUDITED)
        +200                    $5,480                      $ 323                 6.3%
          --                     5,157                         --
        -200                     4,812                       (345)               (6.7)

     The bank analyzes its position to be able to maintain its net interest margin while ensuring adequate liquidity in times of both rising and falling interest rates. In adjusting the bank's asset/ liability position, management monitors its interest rate risk while striving to enhance net interest margins. Depending on the level of interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, management may increase the interest rate risk position in order to increase its net interest margin. The bank's results of operations and net portfolio values remain vulnerable to increases in the interest rate environment and to fluctuations in the margin between long- and short-term interest rates.

CAPITAL RESOURCES

     The current and projected capital position of the bank and the impact of capital plans and long term strategies are reviewed regularly by management. The bank's capital position represents the level of capital available to support continued operations and expansion.

     The bank's primary capital resource is shareholders' equity, which increased $798 thousand or 9.9% at December 31, 1999 from December 31, 1998. This increase in equity is primarily attributable to 1999 net income of $953 thousand less cash dividends paid of $39 thousand. Shareholders' equity accounts increased $2.7 million or 51.1% from December 31, 1997 to December 31, 1998. This increase in equity was primarily attributable to net income of $783 thousand and the proceeds from a public stock offering of approximately $2 million. Additional capital was raised in order to expand the bank's service area by opening a branch in Williams, California.

     The bank is subject to various regulatory requirements administered by federal banking agencies. Under capital adequacy guidelines, the bank must meet specific capital guidelines that involve quantitative measures of the bank's liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The following table sets forth the leverage, tier 1 risk-based capital, and total risk-based capital ratios as of December 31, 1999 and 1998:

                                                                        MINIMUM
                                                                      REGULATORY
                                                    1999     1998     REQUIREMENT
                                                    -----    -----    -----------
Leverage Ratio....................................   9.8%     9.8%       4.0%
Tier 1 Risk-Based Capital Ratio...................  15.2%    14.0%       4.0%
Total Risk-Based Capital Ratio....................  16.5%    15.3%       8.0%

     All ratios exceed the regulatory minimum requirements as well as the regulatory minimum requirements for a "well capitalized" institution.

                     MARKET PRICE AND DIVIDEND INFORMATION

MARKET QUOTATIONS

     Westamerica's common stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "WABC." First Counties' common stock is thinly traded in the over-the-counter market on the OTC Bulletin Board under the symbol "FTCB." The following table sets forth for Westamerica common stock the high and low sale prices, as reported on Nasdaq, and for First Counties the high and low bid prices as reported to First Counties by brokers handling trades in its common stock. The quotations shown have been adjusted to reflect stock dividends and represent inter-dealer prices, without retail mark-up, mark-down or commissions and, to the extent they represent bid prices, may not necessarily represent actual transactions.

                                                       WESTAMERICA        FIRST COUNTIES
                                                       COMMON STOCK        COMMON STOCK
                                                     ----------------    ----------------
                                                      HIGH      LOW       HIGH      LOW
                                                     ------    ------    ------    ------
1998
First Quarter......................................  $35.25    $30.67    $ 9.30    $ 9.07
Second Quarter.....................................   36.38     28.50     12.02     10.77
Third Quarter......................................   33.63     23.63     11.56     10.88
Fourth Quarter.....................................   37.25     23.88      9.76      9.05
1999
First Quarter......................................  $37.50    $31.63    $12.26    $10.12
Second Quarter.....................................   37.13     30.00     11.88     10.00
Third Quarter......................................   36.50     28.94     11.38     10.38
Fourth Quarter.....................................   35.13     26.63     11.75     10.88
2000
First Quarter......................................  $27.75    $21.00    $20.50    $10.75
Second Quarter (through                )...........   27.81     26.06     18.38     17.13

     As of December 31, 1999, there were 8,754 shareholders of record of Westamerica's common stock.

DIVIDENDS AND DIVIDEND POLICY

     Westamerica has paid cash dividends on its common stock in every quarter since its formation in 1972. Although Westamerica's board of directors will consider the advisability and amount of proposed dividends each quarter, it is currently the intention of the board of directors of Westamerica to continue payment of cash dividends on a quarterly basis. Future dividends will be determined in light of Westamerica's earnings, financial condition, future capital needs, regulatory requirements and such other factors as the board of directors may deem relevant. There is no assurance, however, that any dividends will be paid because they are dependent upon earnings, financial condition and capital requirements of Westamerica and its subsidiaries. As of December 31, 1999, $118.7 million was available for payment of dividends by Westamerica to its shareholders, under applicable laws and regulations.

     The following table sets forth the per share cash dividend declared by Westamerica and by First Counties during each quarter since January 1, 1998.

                                                                              FIRST
                                                              WESTAMERICA    COUNTIES
                                                              -----------    --------
1998
First Quarter...............................................     $0.12        $  --
Second Quarter..............................................      0.12           --
Third Quarter...............................................      0.14           --
Fourth Quarter..............................................      0.14           --
1999
First Quarter...............................................     $0.16        $  --
Second Quarter..............................................      0.16           --
Third Quarter...............................................      0.16         0.05
Fourth Quarter..............................................      0.18           --
2000
First Quarter...............................................     $0.18        $  --
Second Quarter (through              )......................        --           --

     Westamerica's primary source of funds for payment of dividends to its shareholders will be the receipt of dividends and management fees from its subsidiaries. The payment of dividends by banks is subject to various legal and regulatory restrictions. First Counties paid a cash dividend of $0.05 per share in 1999.

                    DESCRIPTION OF WESTAMERICA COMMON STOCK

     The authorized capital stock of Westamerica consists of 150,000,000 shares of common stock, no par value, 1,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock. As of December 31, 1999, there were 37,124,734 shares of common stock outstanding and no shares of either Class B common stock or preferred stock outstanding. In addition, options to acquire an additional 1,066,707 shares of Westamerica common stock were issued and outstanding.

COMMON STOCK

     Holders of Westamerica common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that, upon giving the notice required by the Westamerica bylaws, shareholders may cumulate their votes for the election of directors. Shareholders are entitled to receive ratably such dividends as may be legally declared by Westamerica's board of directors. There are legal and regulatory restrictions on the ability of Westamerica to declare and pay dividends. See "Market Price and Dividend Information -- Dividends and Dividend Policy." Westamerica is also subject to certain restrictions on its ability to pay dividends and the amount thereof under the terms a certain debt agreement. See "-- Debt Agreement." In the event of a liquidation, common shareholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference for securities with a priority over the Westamerica common stock. Attached to each outstanding share of Westamerica common stock is a Right which entitles the holder to certain rights as set forth in the Amended and Restated Rights Agreement. See "Certain differences in rights of shareholders -- shareholder rights plan" on page 69. Shareholders of Westamerica common stock have no preemptive or conversion rights. Westamerica common stock is not subject to calls or assessments. The transfer agent and registrar for Westamerica common stock is Harris Trust Company of California. Computershare Investor Services LLC will replace Harris Trust Company of California as transfer agent on July 1, 2000.

PREFERRED STOCK AND CLASS B COMMON STOCK

     The Westamerica board of directors is authorized to fix the rights, preferences, privileges and restrictions of the preferred stock and the Class B common stock and may establish series of such stock and determine the variations between series. If and when any preferred stock is issued, the holders of preferred stock may have a preference over holders of Westamerica common stock upon the payment of dividends, upon liquidation of Westamerica, in respect of voting rights and in the redemption of the capital stock of Westamerica. The Westamerica articles of incorporation provide that except as otherwise provided by law or by the Westamerica board of directors, shares of Class B common stock shall have no voting rights. The issuance of any preferred stock or Class B common stock may have the effect of delaying, deferring or preventing a change in control of Westamerica without further action of its shareholders. The issuance of such stock with voting and conversion rights may adversely affect the voting power of the holders of Westamerica common stock. Westamerica has no present plans to issue any shares of preferred stock or Class B common stock.

DEBT AGREEMENT

     Westamerica is a party to a certain debt agreement containing restrictions on the payment of dividends and the amount thereof, as well as financial and other covenants, as described below. In 1996 Westamerica issued and sold $22,500,000 aggregate principal amount of its 7.11% Senior Notes due February 1, 2006, payable semiannually, pursuant to a Senior Note Agreement dated as of February 1, 1996. The Senior Notes require that commencing February 1, 2000 and ending February 1, 2005 Westamerica shall make principal repayments of the lesser of $3,214,286 or the principal amount then outstanding. The Senior Note Agreement contains covenants and other provisions usual and customary for senior indebtedness of this type including, but not limited to, capital debt maintenance ratios, maintenance of specified levels of consolidated tangible net worth, limitations on indebtedness, a fixed charge coverage ratio and restrictions on the payment of dividends or other distributions. Westamerica is in full compliance with the terms of the Debt Agreement. The Senior Note Agreement does not prohibit Westamerica from executing and delivering the merger agreement or consummating the merger, nor does it currently limit the payment of regular quarterly dividends.

AUTOMATIC DIVIDEND REINVESTMENT SERVICE AND EMPLOYEE STOCK PURCHASE PLAN

     Pursuant to the Westamerica Automatic Dividend Reinvestment Service and the Employee Stock Purchase Plan, Westamerica provides eligible shareholders and employees of Westamerica and its subsidiaries a method of investing cash dividends and optional cash payments in additional shares of Westamerica common stock without payment of any brokerage commission or service charge. The Automatic Dividend Reinvestment Service and the Employee Stock Purchase Plan include certain dollar limitations on optimal cash payments.

                   DESCRIPTION OF FIRST COUNTIES COMMON STOCK

     The authorized capital stock of First Counties consists of 10,000,000 shares of common stock, no par value. As of March 14, 2000, there were 825,871 shares of common stock outstanding. In addition, options to acquire an additional 77,423 shares of First Counties common stock were issued and outstanding.

COMMON STOCK

     Holders of First Counties common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that, upon giving the notice required by the First Counties bylaws, shareholders may cumulate their votes for the election of directors. Shareholders are entitled to receive ratably such dividends as may be legally declared by First Counties board of directors. There are legal and regulatory restrictions on the ability of First Counties to declare and pay dividends. See "Market Price and Dividend Information -- Dividends and Dividend Policy" on page 64. In the event of a liquidation, common shareholders are entitled to share ratably in all assets after payment of creditors. Shareholders of First Counties common stock have no preemptive or conversion rights. First Counties common stock is not subject to calls or assessments. The transfer agent and registrar for First Counties common stock is U. S. Stock Transfer Corporation.

                 CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     The following is a general discussion of the material differences between the rights of Westamerica shareholders under the Westamerica articles and bylaws and the rights of First Counties shareholders under the First Counties articles and bylaws and applicable California law.

GENERAL

     Westamerica is incorporated under and subject to all the provisions of the General Corporation Law of California. First Counties is incorporated under and subject to all of the provisions of the California Banking Law and substantially all of the provisions of the California General Corporation Law. Upon consummation of the merger, except for those persons, if any, who dissent from the merger and perfect appraisal rights under the California Law or receive all cash in the merger, the shareholders of First Counties will become shareholders of Westamerica.

DECLARATION OF DIVIDENDS

     Under California Law, the directors of Westamerica may declare and pay dividends upon the shares of its capital stock either (i) out of its retained earnings, or (ii) out of capital, provided the company would, after making the distribution, meet two conditions, which generally stated are as follows: (i) the corporation's assets must equal at least 125% of its liabilities; and (ii) the corporation's current assets must equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 125% of its current liabilities.

     Under the California Banking Law, First Counties may pay a dividend equal to its retained earnings or its net income from the last three years, whichever is less, or, with the prior approval of the Commissioner, it may pay dividends up to the greatest of its retained earnings, its net income for its last fiscal year or its net income for its current fiscal year.

CUMULATIVE VOTING

     Shareholders of both Westamerica and First Counties are entitled to cumulate their votes for the election of directors. Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the shareholder's name on the record date. This total number of votes may be cast for one nominee or may be distributed among as many candidates as the shareholder desires. The candidates (up to the number of directors to be elected) receiving the highest number of votes are elected.

     A California corporation that is a "listed corporation" may, by amending its articles or bylaws, eliminate cumulative voting for directors. Because Westamerica's common stock is quoted on the Nasdaq National Market, it qualifies as a listed corporation. Such an amendment requires the approval of holders of a majority of the outstanding shares of Westamerica common stock. Westamerica has no present plan to propose an amendment to eliminate cumulative voting.

CLASSIFIED BOARD OF DIRECTORS

     At present, the Westamerica bylaws and the First Counties bylaws provide directors will be elected for a one-year term at each Annual Meeting of Shareholders. A California corporation that is a "listed corporation" may, by amending its articles or bylaws, provide for a staggered or classified board of directors. Such an amendment requires the approval of holders of a majority of the outstanding shares of Westamerica common stock. Because Westamerica common stock is quoted on the Nasdaq National Market, it qualifies as a listed corporation. Westamerica has no present plan to propose an amendment to provide for a classified board of directors.

DISSENTERS' RIGHTS IN MERGERS AND OTHER REORGANIZATIONS

     Under California Corporation Law, a dissenting shareholder of a corporation participating in certain business combinations may, under varying circumstances, receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive under the terms of the transaction. The California General Corporation Law generally does not require dissenters' rights of appraisal with respect to shares which, immediately prior to the merger, are (i) listed on any national securities exchange certified by the Commissioner or (ii) listed on the National Market System of the Nasdaq Stock Market. Westamerica common stock is listed on Nasdaq National Market. Westamerica shareholders generally have more limited dissenters' rights in connection with business combinations than do First Counties shareholders. Dissenters' rights are not available to the shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required.

SHAREHOLDERS RIGHTS PLAN

     In December 1986, Westamerica declared a dividend distribution of one common share purchase right (a "Right") for each outstanding share of common stock. The terms of the Rights were amended and restated on September 28, 1989. On March 23, 1995, the board of directors of Westamerica approved a further amendment and restatement of Rights. The Amended and Restated Rights Agreement entitles the holders of each share of Westamerica common stock to the right (each, a "Westamerica Right"), when exercisable, to purchase from Westamerica one share of its common stock at a price of $21.667 per share, subject to adjustment in certain circumstances. A Westamerica Right is attached to each share of Westamerica common stock. The Westamerica Rights only become exercisable and trade separately from Westamerica common stock following the earlier of (i) a public announcement that a person or a group of affiliated or associated persons has become the beneficial owner of Westamerica securities having 15% or more of Westamerica's voting power (an "Acquiring Person") or (ii) 10 days following the commencement of, or a public announcement of an intention to make, a tender or exchange offer which would result in any person having beneficial ownership of securities having 15% or more of such voting power. Upon becoming exercisable, each holder of a Westamerica Right (other than an Acquiring Person whose rights will become null and void) will, for at least a 60-day period thereafter, have the right (subject to the following sentence), upon payment of the exercise price of $21.667, to receive upon exercise that number of shares of Westamerica common stock having a market value of twice the exercise price of the Westamerica Right, to the extent available. Subject to applicable law, the board of directors, at its option, may at any time after a Person becomes an Acquiring Person (but not after the acquisition by such Person of 50% or more of the outstanding Westamerica common stock), exchange all or part of the then outstanding and exercisable Westamerica Rights (except for Westamerica Rights which have become void) for shares of Westamerica common stock equivalent to one share of Westamerica common stock per Westamerica Right or, alternatively, for substitute consideration consisting of cash, securities of Westamerica or other assets (or any combination thereof).

     As a precaution to ensure that it continues to be able to take appropriate action to protect the interests of Westamerica and its shareholders, Westamerica's board of directors approved the amendment of its existing Shareholder Rights Plan on October 28, 1999, to become effective November 19, 1999, to update the existing plan and extend its maturity until December 31, 2004. The new amended plan is very similar in purpose and effect to the plan as it existed prior to amendment. It would help the Board to maximize shareholder value in the event of a change of control of Westamerica and otherwise to resist actions that the board considers likely to injure

Westamerica or its shareholders. The Shareholder Rights Plan as amended and restated is referred to as the "1999 Rights Agreement."

     In addition to extending the maturity date of the plan an additional five years, the other material changes reflected in the 1999 Rights Agreement include: (1) an increase in the exercise price to $75; (2) a decrease in the redemption price of each Right to $.001; (3) a reduction of the amount of securities required to be acquired or a person or entity to become an "Acquiring Person", thus triggering the shareholders' rights, from 15% to 10%; and (4) the replacement of ChaseMellon Shareholder Services, LLC (successor in interest to Chemical Trust Company of California) with Harris Trust and Savings Bank (now Harris Trust Company of California) as the Rights Agent. Westamerica intends to substitute Computershare Investor Services LLC as Rights Agent on or about July 1, 2000.

                     PROPOSAL TWO -- ELECTION OF DIRECTORS

     There are eight nominees for election to the First Counties Board this year. The nominees are Salah M. Darwish, Russell D. Jeter, R. Alyn Johnson, James E. Jonas, Jerry L. Maltby, Calvin D. McCarley, David G. Perry and Dennis
P. Pluth. Information regarding the business experience of each nominee is provided below. All directors are elected annually to serve until the next Annual Meeting and until their respective successors are elected. THE BOARD OF DIRECTORS OF FIRST COUNTIES RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

INFORMATION ON DIRECTORS AND NAMED EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the directors as well as the named executive officers of First Counties:

                                      YEAR FIRST                   PRINCIPAL OCCUPATION DURING
      NAME AND TITLE           AGE    APPOINTED                          LAST FIVE YEARS
      --------------           ---    ----------                   ---------------------------
(DIRECTOR NOMINEES)
Salah M. Darwish               56        1986      President and Chief Executive Officer of Thompson and
Director                                           Darwish Cardiopulmonary Contractors, Inc.
Russell D. Jeter               43        1985      Real Estate Developer and contractor with Jeter
Director                                           Construction.
R. Alyn Johnson                63        1994      Retired with part-time position in public relations for V.
Director                                           Sattui Winery.
James E. Jonas                 61        1985      President and co-owner of Jim Jonas, Inc., a petroleum
Chairman                                           products distributor.
Jerry L. Maltby                55        1998      Rice farmer and cattle rancher with Broken Box Ranch;
Director                                           president of Prentis Rice Corporation.
Calvin D. McCarley             64        1986      Retired. Also, a rancher and private investor.
Director
David G. Perry                 60        1990      President and Chief Executive Officer of the Bank.
Director, President & CEO
Dennis P. Pluth                63        1994      Broker/Associate and former Owner and President of Shore
Director                                           Line Realty, Inc.
(EXECUTIVE OFFICERS)
Thomas E. Becker,              52        1995      Senior Vice President/Branch Administrator of First
Senior Vice President,                             Counties since May, 1999. Vice President
Branch Administrator
Evelyn Jean Chrisman,          46        1991      Executive Vice President/Chief Credit Officer of First
Executive Vice President,                          Counties since May, 1999. Senior Vice President of First
Chief Credit Officer                               Counties since January, 1998. Compliance Officer of First
                                                   Counties since 1996 and CRA Officer of First Counties since
                                                   1991.
Millie A. Hammes,              43        1985      Executive Vice President/Chief Financial Officer of First
Executive Vice President,                          Counties since May, 1999. Senior Vice President/Chief
Chief Financial Officer                            Financial Officer since 1995.

     None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of First Counties acting within their capacities as such. There are no family relationships between any of the directors of First Counties. No director of First Counties serves as a director of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Exchange Act, or of any company registered as an investment company under the Investment Company Act of 1940.

FIRST COUNTIES' BOARD OF DIRECTORS AND COMMITTEES

     First Counties' board of directors held 14 meetings during 1999. In addition to meeting as a group to review First Counties' business, members of the board of directors devoted their time and talents to certain standing committees. None of the directors attended less than 75% of the board of directors' meetings and committee meetings (of which they were a member) that were held in 1999.

     First Counties has an Audit Committee which met four times during 1999. The Audit Committee consisted of Messrs. Johnson (chairman), Darwish, Jeter, Jonas, Maltby, McCarley and Pluth. The Audit Committee is responsible for overseeing the internal auditing functions and interfacing with First Counties' independent outside auditors.

     First Counties also has a Personnel Committee which met twice in 1999. The Personnel Committee consists of all of the members of the board of directors. The Personnel Committee is responsible for determining the compensation of the executive officers and setting the guidelines for the compensation of the employees of First Counties.

     During 1999 First Counties did not have a Nominating Committee.

SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Management of First Counties knows of no person who owns, beneficially or of record, either individually or together with associates, 5 percent or more of the outstanding shares of common stock, except as set forth in the table below. The following table sets forth, as of March 22, 2000, the number and percentage of shares of common stock beneficially owned, directly or indirectly, by each of First Counties' directors, named executive officers and principal shareholders and by the directors and executive officers of First Counties as a group. The shares "beneficially owned" are determined under SEC Rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the person has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of March 22, 2000. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned.

                                                                 SHARES
                                                              BENEFICIALLY    PERCENT OF
                                                                  HELD         CLASS(1)
                                                              ------------    -----------
DIRECTORS
Salah M. Darwish............................................     32,818(2)            4.0%
Russell D. Jeter............................................     62,126(3)            7.5
R. Alyn Johnson.............................................      1,212       Less than 1%
James E. Jonas..............................................     20,522(4)            2.5
Jerry L. Maltby.............................................     10,684(5)            1.3
Calvin D. McCarley..........................................     36,552(6)            4.4
David G. Perry..............................................     45,506(7)            5.4
Dennis P. Pluth.............................................     12,437               1.5
All Directors and Executive Officers as a Group (11 in
  all)......................................................    259,107(8)           29.4
PRINCIPAL SHAREHOLDER
Pat Hopper..................................................     80,074(9)            9.7

-------------------------
(1) Includes shares subject to options held by the executive officers that are exercisable within 60 days of the record date. These are treated as issued and outstanding for the purpose of computing the percentage of Mr. Perry and the directors and executive officers as a group, but not for the purpose of computing the percentage of class of any other person.

(2) Mr. Darwish has shared voting and investment powers as to 15,145 of these shares.

(3) Mr. Jeter has shared voting and investment powers as to 40,776 of these shares. Mr. Jeter's address is: c/o First Counties Bank, 15145 Lakeshore Drive, Clearlake, California 95422.

(4) Mr. Jonas has shared voting and investment powers as to 17,664 of these shares.

(5) Mr. Maltby has shared voting and investment powers as to 7,928 of these shares.

(6) Mr. McCarley has shared voting and investment powers as to 12,185 of these shares.

(7) Mr. Perry has 21,045 shares acquirable by exercise of stock options. Mr. Perry's address is: c/o First Counties Bank, 15145 Lakeshore Drive, Clearlake, California 95422.

(8) Includes 54,371 shares acquirable by exercise of stock options within 60 days of March 22, 2000 held by the executive officers of the First Counties.

(9) Mr. Hopper's address is 2624 Pebble Gold Avenue, Henderson, Nevada
    89014-1950.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     From January 1999 through May 1999, the directors of First Counties, other than Mr. Jonas, received $400 per board meeting attended. During this period, Mr. Jonas received $450 per board meeting attended as First Counties' Chairman of the Board. Also during this period, the directors other than Mr. Perry received $50 per each committee meeting attended which was not held in conjunction with a board meeting.

     From June 1999 through December 1999, the directors of First Counties, other than Mr. Jonas, received $600 per board meeting attended. During this period, Mr. Jonas received $700 per meeting attended. Also, the directors other than Mr. Perry received $50 per committee meeting attended which was not held in conjunction with a board meeting. Further, the chairman of the Directors Loan Committee received $100 per month in addition to the regular $50 per meeting attended.

     During 2000, directors will receive the same fees as those received in June 1999.

     The following table describes the compensation paid to the chief executive officer in the last three years (excluding directors' fees described above). No other officer was paid $100,000 in total compensation in 1999.

                                                                                        SHARES
                                                 OTHER ANNUAL        ALL OTHER        UNDERLYING
NAME AND PRINCIPAL POSITION   YEAR    SALARY    COMPENSATION(1)   COMPENSATION(2)   OPTIONS GRANTED
---------------------------   ----   --------   ---------------   ---------------   ---------------
David G. Perry..............  1999   $112,960       $  750            $1,512            19,950
  President, CEO and          1998    110,320        5,500             1,512             1,102
  Director of First Counties  1997    105,570        6,000             1,625

-------------------------
(1) Consists of an annual automobile allowance.

(2) Represents First Counties' contribution for the cost of premiums for disability insurance and 401(k) employer matching contribution.

     The following table provides information on options granted to Mr. Perry in 1999.

                                                            PERCENT OF TOTAL
                                       NUMBER OF SHARES     OPTIONS GRANTED
                                          UNDERLYING        TO EMPLOYEES IN     EXERCISE   EXPIRATION
                NAME                       OPTIONS            FISCAL YEAR        PRICE        DATE
                ----                  ------------------   ------------------   --------   ----------
David G. Perry......................        19,950                34.5%          $10.11    March 2009

     The following table describes the aggregated option exercises by Mr. Perry in 1999 and the value of unexercised options held by him at December 31, 1999.

                                                                                     VALUE OF
                                                                  NUMBER OF         UNEXERCISED
                                                                 UNEXERCISED       IN-THE-MONEY
                                SHARES                         OPTIONS/SARS AT    OPTIONS/SARS AT
                              ACQUIRED ON                       YEAR END (#)       YEAR END ($)
                               EXERCISE      VALUE REALIZED     EXERCISABLE/       EXERCISABLE/
            NAME                  (#)             ($)           UNEXERCISABLE      UNEXERCISABLE
            ----              -----------    --------------    ---------------    ---------------
David G. Perry..............    20,456          $119,667            21,052/0        $213,447/0
                                                                Options only

     Employment Agreement. Mr. Perry has an employment agreement with First Counties to serve as its President and Chief Executive Officer. The agreement provides for Mr. Perry to serve for a term of five years beginning June 9, 1998, at a base annual salary of $110,000 per year with adjustments in the discretion of First Counties' board of directors. The agreement also provides Mr. Perry with disability, medical and dental insurance benefits and a suitable automobile for use in the performance of his duties. Mr. Perry shall also receive director's fees for monthly board meetings at the same level of fees paid to outside directors.

     In the event Mr. Perry is terminated by First Counties without cause, he will be entitled to severance pay equal to twelve months of his then current base annual salary and will be provided with insurance benefits for twelve months following the date of termination. In addition, in the event of any merger or consolidation where First Counties is not the surviving or resulting corporation, or upon transfer of all or substantially all of the assets of First Counties, and Mr. Perry is not retained by the resulting corporation in a position satisfactory to him, Mr. Perry shall be paid twice the base annual income and shall have the right to exercise all outstanding stock options within 90 days.

     Executive Salary Continuation Agreement. On January 2, 1997, First Counties' Board of Directors entered into an Executive Salary Continuation Agreement with Mr. Perry. The purpose of the Executive Salary Continuation Agreement is to provide special incentive to Mr. Perry for his continuing employment with First Counties on a long term basis. The Executive Salary Continuation Agreement provides Mr. Perry with salary continuation benefits of up to $50,000 per year for 15 years after retirement. Normal retirement in the Executive Salary Continuation Agreement is age 65. In the event of death prior to retirement, Mr. Perry's beneficiary will receive the full salary continuation benefits. In the event of disability wherein Mr. Perry does not continue employment with First Counties, Mr. Perry is entitled to a total yearly payment equal to $6,250 per year of service beginning January 2, 1997, up to a total yearly payment of $50,000. If Mr. Perry terminates employment with First Counties for a reason other than death, disability, or cause, prior to the normal retirement age, he will be entitled to salary continuation benefits calculated as set forth above for disability. In the event of a transfer of controlling ownership or sale of First Counties, Mr. Perry will be paid in cash in a lump sum on the date of the consummation of the transfer of controlling ownership or sale of First Counties, the present value of $50,000 being paid for a period of 15 years in 180 monthly installments beginning on the first day of the month following the consummation of the transfer of controlling ownership or sale of First Counties. In connection with the merger agreement, the parties amended this agreement to provide for payments of $50,000 per year to begin on June 30, 2002, instead of a lump sum payment upon completion of the merger.

CERTAIN TRANSACTIONS

     Some of the First Counties' directors and executive officers and their immediate families, as well as the companies with which they may have interest in, have had loans with First Counties in the ordinary course of the First Counties' business. In addition, First Counties expects to have loans with these persons in the future. In management's opinion, all these loans and commitments to lend were made in the ordinary course of business, were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of collectibility or present other unfavorable features. The outstanding balance under extensions of credit by First Counties to directors and executive officers of First Counties and to the companies that these directors and executive officers may have an interest was $1,123,902, and $769,994 as of December 31, 1999 and 1998, respectively.

     The Calistoga office of First Counties located at 1255 Lincoln Ave., Calistoga, California, is leased from Russell D. Jeter, a director of First Counties. The building is approximately 1,656 square feet and has an adjoining parking lot. The option period, (one of two five-year options) expires August 31, 2004. The annual base rental is currently $30,000. First Counties paid Mr. Jeter $26,865 in rent in 1999 and $25,297 in rent in 1998.

     Other than as disclosed above, there have been no transactions since January 1, 1999, nor are there any presently proposed transactions, to which First Counties was or is to be a party in which any of First Counties officers and directors had or have a direct or indirect material interest other than the proposed merger.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors of First Counties selected the firm of Perry-Smith LLP, independent public accountants, to audit and express an opinion on its consolidated financial statements for the years ended December 31, 1999 and 1998. Representatives of Perry-Smith LLP are expected to be present at the meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

     Audit services performed by Perry-Smith LLP for the year ended December 31, 1999, consisted of their examinations of the consolidated financial statements of First Counties and its subsidiaries, consultation on financial, accounting, and reporting matters.

                                 OTHER MATTERS

     The board of directors of First Counties knows of no other matters which will be brought before the meeting, but if such matters are properly presented, proxies solicited relating to the meeting will be voted in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the meeting.

                                    EXPERTS

     The consolidated financial statements of Westamerica as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, incorporated by reference in this proxy statement/prospectus have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of First Counties as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, included in this proxy statement/prospectus have been audited by Perry-Smith LLP, independent certified public accountants, as stated in their reports with respect thereto, and are included herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters with respect to Westamerica, including the validity of the Westamerica common stock to be issued in connection with the merger, will be passed upon for Westamerica by McCutchen, Doyle, Brown & Enersen LLP, San Francisco, California. Certain legal matters with respect to First Counties will be passed upon by Gary Steven Findley & Associates, Anaheim, California.

                 INFORMATION CONCERNING WESTAMERICA MANAGEMENT

     Information concerning:

     - directors and executive officers,

     - executive compensation,

     - principal stockholders,

     - certain relationships and related transactions, and

     - and other related matters concerning Westamerica

is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1999. Westamerica's annual report on Form 10-K is incorporated by reference into this proxy statement/prospectus.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Westamerica files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Westamerica files at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 5th Street, N.W., Room 1024, Washington, DC 20545 at prescribed rates. Please call the Commission at
(800) SEC-0330 for further information on the public reference rooms. The Commission also maintains an Internet World Wide Web site at "http://www.sec.gov" at which reports, proxy and information statements and other information regarding Westamerica are available. Reports, proxy statements and other information concerning First Counties may be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, Washington, DC 20006.

     Westamerica has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act relating to the shares of Westamerica common stock to be issued in connection with the merger. This proxy statement/prospectus also constitutes the prospectus of Westamerica filed as part of the registration statement and does not contain all the information set forth in the registration statement and exhibits thereto. You may copy and read the registration statement and its exhibits at the public reference facilities maintained by the Securities Exchange Commission at the address set forth above.

     The Commission allows Westamerica to "incorporate by reference" information into this proxy statement/prospectus, which means that Westamerica can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Westamerica has previously filed with the Commission. These documents contain important information about Westamerica and its financial condition.

              WESTAMERICA COMMISSION FILINGS
                   (FILE NO. 001-09383)                                 PERIOD
              ------------------------------                            ------
Annual Report on Form 10-K                                   Year ended December 31, 1999
Current Reports on Form 8-K                                  Dated March 17, 2000
Proxy Statement                                              Dated March 20, 2000
Registration Statement on Form 8-A                           Filed March 23, 1995
Amendment No. 3 to Registration Statement, Form 8-A/A        Filed November 19, 1999

     Westamerica incorporates by reference any additional documents that it may file with the Commission between the date of this proxy statement/prospectus and the date of the First Counties meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Westamerica has supplied all information contained or incorporated by reference in the proxy statement/prospectus relating to Westamerica and First Counties has supplied all such information relating to First Counties.

     This proxy statement/prospectus incorporates by reference documents relating to Westamerica which are not presented in this proxy statement/prospectus or delivered herewith. Those documents relating to Westamerica are available from Westamerica without charge, excluding all exhibits unless specifically incorporated by reference in this proxy statement/prospectus, by requesting them in writing or by telephone from Westamerica Bancorporation, Kris Irvine, Assistant Corporate Secretary, 4550 Mangels Boulevard, Fairfield, California 94585, (707) 863-6826. If you would
like to request documents from Westamerica, please do so by              , 2000,
to receive them before the meeting.

     In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Neither Westamerica nor First Counties has authorized any person to provide you with any information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is
dated              , 2000. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement/prospectus nor the issuance to you of shares of Westamerica common stock will create any implication to the contrary. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it is unlawful.

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
and Shareholders
First Counties Bank

     We have audited the accompanying consolidated balance sheet of First Counties Bank as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Counties Bank as of December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ PERRY-SMITH LLP
                                          CERTIFIED PUBLIC ACCOUNTANTS

Sacramento, California
February 2, 2000,
  except for Note 16, as to which
  the date is March 14, 2000

                              FIRST COUNTIES BANK

                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1999 AND 1998

                                                                 1999           1998
                                                              -----------    -----------
ASSETS
Cash and due from banks.....................................  $ 5,883,643    $ 3,986,339
Federal funds sold..........................................    6,010,000      6,600,000
Interest-bearing deposits in banks..........................      496,000        496,000
Investment securities (market value of $14,666,300 in 1999
  and $13,603,300 in 1998) (Note 2).........................   14,663,663     13,576,669
Loans, less allowance for loan losses of $1,164,273 in 1999
  and $1,028,261 in 1998 (Notes 3, 7 and 11)................   59,720,909     56,652,546
Other real estate and repossessed assets....................      423,835      1,164,740
Bank premises and equipment, net (Note 4)...................      851,727        954,397
Accrued interest receivable and other assets (Notes 3, 10,
  12 and 13)................................................    2,834,428      2,553,291
                                                              -----------    -----------
                                                              $90,884,205    $85,983,982
                                                              ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing......................................  $10,937,976    $ 9,731,007
  Interest bearing (Note 5).................................   70,119,421     67,540,815
                                                              -----------    -----------
          Total deposits....................................   81,057,397     77,271,822
Accrued interest payable and other liabilities..............      983,763        667,303
                                                              -----------    -----------
          Total liabilities.................................   82,041,160     77,939,125
Commitments and contingencies (Note 7)
Shareholders' equity (Note 8):
  Common stock -- no par value; authorized -- 10,000,000
     shares;
     issued and outstanding -- 825,801 shares in 1999 and
     761,757 shares in 1998.................................    5,876,948      5,319,770
  Retained earnings.........................................    3,214,936      2,719,569
  Accumulated other comprehensive (loss) income (Notes 2 and
     14)....................................................     (248,839)         5,518
                                                              -----------    -----------
          Total shareholders' equity........................    8,843,045      8,044,857
                                                              -----------    -----------
                                                              $90,884,205    $85,983,982
                                                              ===========    ===========

The accompanying notes are an integral part of these consolidated financial statements.

                              FIRST COUNTIES BANK

                        CONSOLIDATED STATEMENT OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                           1999         1998         1997
                                                        ----------   ----------   ----------
Interest income:
  Interest and fees on loans..........................  $5,907,056   $5,920,834   $5,474,172
  Interest on Federal funds sold......................     458,086      334,885      259,325
  Interest on deposits in banks.......................      24,032       23,052       23,537
  Interest on investment securities:
     Taxable..........................................     728,462      516,581      532,176
     Exempt from Federal income taxes.................      97,187       85,591       55,974
                                                        ----------   ----------   ----------
          Total interest income.......................   7,214,823    6,880,943    6,345,184
Interest expense on deposits (Note 5).................   2,607,823    2,506,721    2,559,205
                                                        ----------   ----------   ----------
          Net interest income.........................   4,607,000    4,374,222    3,785,979
Provision for loan losses (Note 3)....................     241,000      380,353      332,450
                                                        ----------   ----------   ----------
          Net interest income after provision for loan
             losses...................................   4,366,000    3,993,869    3,453,529
                                                        ----------   ----------   ----------
Non-interest income:
  Service charges and fees............................     487,208      459,543      465,508
  Gain on sale of loans...............................                   55,204      203,755
  Cost recoveries on repossessed assets...............     471,484
  Other income........................................     386,133      354,183      308,948
                                                        ----------   ----------   ----------
          Total non-interest income...................   1,344,825      868,930      978,211
                                                        ----------   ----------   ----------
Other expenses:
  Salaries and employee benefits (Notes 3 and 13).....   2,006,397    1,805,194    1,714,755
  Occupancy and equipment (Notes 4 and 7).............     878,531      731,426      618,972
  Other (Note 9)......................................   1,320,540    1,154,995    1,015,778
                                                        ----------   ----------   ----------
          Total other expenses........................   4,205,468    3,691,615    3,349,505
                                                        ----------   ----------   ----------
       Income before income taxes.....................   1,505,357    1,171,184    1,082,235
Income taxes (Note 10)................................     552,000      442,000      421,000
                                                        ----------   ----------   ----------
       Net income.....................................  $  953,357   $  729,184   $  661,235
                                                        ==========   ==========   ==========
Basic earnings per share (Note 8).....................  $     1.16   $      .99   $     1.16
                                                        ==========   ==========   ==========
Diluted earnings per share (Note 8)...................  $     1.15   $      .97   $     1.14
                                                        ==========   ==========   ==========

The accompanying notes are an integral part of these consolidated financial statements.

                              FIRST COUNTIES BANK

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                     ACCUMULATED
                                     COMMON STOCK        ADDITIONAL                     OTHER
                                 ---------------------     PAID-IN      RETAINED    COMPREHENSIVE   SHAREHOLDERS'   COMPREHENSIVE
                                  SHARES      AMOUNT       CAPITAL      EARNINGS    INCOME(LOSS)       EQUITY          INCOME
                                 --------   ----------   -----------   ----------   -------------   -------------   -------------
Balance, January 1, 1997.......   516,437   $1,291,092   $ 1,654,618   $1,810,883     $   4,611      $4,761,204
Comprehensive income:
  Net income...................                                           661,235                       661,235       $ 661,235
  Other comprehensive income,
    net of tax:
      Unrealized gains on
        available-for-sale
        investment securities
        (Note 14)..............                                                           3,485           3,485           3,485
                                                                                                                      ---------
        Total comprehensive
          income...............                                                                                       $ 664,720
                                                                                                                      =========
Cash dividend, $.20 per
  share........................                                          (103,287)                     (103,287)
                                 --------   ----------   -----------   ----------     ---------      ----------
Balance, December 31, 1997.....   516,437    1,291,092     1,654,618    2,368,831         8,096       5,322,637
Comprehensive income:
  Net income...................                                           729,184                       729,184       $ 729,184
  Other comprehensive loss, net
    of tax:
      Unrealized losses on
        available-for-sale
        investment securities
        (Note 14)..............                                                          (2,578)         (2,578)         (2,578)
                                                                                                                      ---------
        Total comprehensive
          income...............                                                                                       $ 726,606
                                                                                                                      =========
Reclassification due to
  organizational change to a
  state-chartered bank.........              1,654,618    (1,654,618)
Sale of common stock, net of
  stock offering costs of
  $46,993......................   200,000    1,953,007                                                1,953,007
Issuance of common stock under
  stock option plan (Note 8)...     9,195       44,247                                                   44,247
5% stock dividend..............    36,282      378,446                   (378,446)
Fractional shares redeemed.....      (157)      (1,640)                                                  (1,640)
                                 --------   ----------   -----------   ----------     ---------      ----------
Balance, December 31, 1998.....   761,757    5,319,770                  2,719,569         5,518       8,044,857
Comprehensive income:
  Net income...................                                           953,357                       953,357       $ 953,357
  Other comprehensive loss, net
    of tax:
      Unrealized losses on
        available-for-sale
        investment securities
        (Note 14)..............                                                        (254,357)       (254,357)       (254,357)
                                                                                                                      ---------
        Total comprehensive
          income...............                                                                                       $ 699,000
                                                                                                                      =========
Issuance of common stock under
  stock option plan (Note 8)...    25,105      140,137                                                  140,137
5% stock dividend..............    39,111      418,879                   (418,879)
Fractional shares redeemed.....      (172)      (1,838)                                                  (1,838)
Cash dividend, $.05 per
  share........................                                           (39,111)                      (39,111)
                                 --------   ----------   -----------   ----------     ---------      ----------
Balance, December 31, 1999.....   825,801   $5,876,948   $        --   $3,214,936     $(248,839)     $8,843,045
                                 ========   ==========   ===========   ==========     =========      ==========

The accompanying notes are an integral part of these consolidated financial statements.

                              FIRST COUNTIES BANK

                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                 1999           1998           1997
                                                              -----------    -----------    -----------
Cash flows from operating activities:
  Net income................................................  $   953,357    $   729,184    $   661,235
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Provision for loan losses...............................      241,000        380,353        332,450
    Depreciation and amortization...........................      412,933        272,190        264,755
    Deferred loan origination fees and costs, net...........       57,334         17,601         34,214
    Gain on called investment securities....................         (377)          (802)        (1,634)
    Loss (gain) on sale or write down of other real estate,
      net...................................................       12,057        127,526         (2,144)
    Recoveries on repossessed assets........................     (421,016)
    Decrease (increase) in servicing assets, net............       23,614         47,639        (20,815)
    (Decrease) increase in unamortized discount on retained
      portion of sold loans, net............................      (21,762)       (35,313)        42,358
    Increase in cash surrender value of life insurance
      policies..............................................      (29,869)       (29,608)       (20,200)
    Dividends on Federal Home Loan Bank stock...............      (16,600)       (13,900)
    Decrease (increase) in accrued interest receivable and
      other assets..........................................       96,855       (381,294)       145,699
    Increase (decrease) in accrued interest payable and
      other liabilities.....................................      316,460       (206,361)       302,087
    Deferred taxes..........................................     (253,000)       (98,000)       (71,000)
                                                              -----------    -----------    -----------
      Net cash provided by operating activities.............    1,370,986        809,215      1,667,005
                                                              -----------    -----------    -----------
Cash flows from investing activities:
  Proceeds from matured and called available-for-sale
    investment securities...................................    4,920,000     17,400,000      4,250,000
  Proceeds from matured and called held-to-maturity
    investment securities...................................      600,000      1,125,000      1,405,509
  Proceeds from sale of stock in Federal Reserve Bank.......                      89,886
  Purchases of available-for-sale investment securities.....   (7,009,214)   (18,044,880)    (9,044,290)
  Purchases of held-to-maturity investment securities.......                                   (412,861)
  Purchase of Federal Home Loan Bank stock..................                                   (234,300)
  Net increase in interest-bearing deposits in banks........                      (1,000)       (99,000)
  Net increase in loans.....................................   (3,435,353)    (7,352,598)      (985,230)
  Purchases of equipment....................................     (264,160)      (589,439)      (245,666)
  Proceeds from sale of equipment...........................                      10,000          1,500
  Purchases of other real estate............................                                    (63,663)
  Proceeds from sale of other real estate...................      487,235        549,360        182,437
  Proceeds from sale of repossessed assets..................      807,811
  Capitalized cost on repossessed assets....................      (54,764)
  Insurance deposits in connection with salary continuation
    plans...................................................                                   (470,000)
                                                              -----------    -----------    -----------
      Net cash used in investing activities.................   (3,948,445)    (6,813,671)    (5,715,564)
                                                              -----------    -----------    -----------
Cash flows from financing activities:
  Net increase in demand, interest bearing and savings
    deposits................................................    4,367,906      4,565,580      2,734,256
  Net (decrease) increase in time deposits..................     (582,331)     1,035,096      4,916,786
  Proceeds from exercise of stock options...................      140,137         44,247
  Cash paid for fractional shares...........................       (1,838)        (1,640)
  Net proceeds from the sale of stock.......................                   1,953,007
  Cash paid for dividends...................................      (39,111)                     (103,287)
                                                              -----------    -----------    -----------
      Net cash provided by financing activities.............    3,884,763      7,596,290      7,547,755
                                                              -----------    -----------    -----------
      Increase in cash and cash equivalents.................    1,307,304      1,591,834      3,499,196
Cash and cash equivalents at beginning of year..............   10,586,339      8,994,505      5,495,309
                                                              -----------    -----------    -----------
Cash and cash equivalents at end of year....................  $11,893,643    $10,586,339    $ 8,994,505
                                                              ===========    ===========    ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest expense........................................  $ 2,628,048    $ 2,489,684    $ 2,463,836
    Income taxes, net of refunds............................  $   397,000    $   886,941    $   310,000
Non-cash investing activities:
  Real estate and other assets acquired through foreclosure
    and repossession, net...................................  $   228,917    $ 1,294,750    $   645,537
  Receivable in connection with sale of repossessed
    assets..................................................  $    50,468
  Net change in unrealized gain on available-for-sale
    investment securities...................................  $  (408,715)   $    (4,233)   $     5,589

The accompanying notes are an integral part of these consolidated financial statements.

                              FIRST COUNTIES BANK

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

     First Counties Bank (the "Bank") operates five branches in Clearlake, Clearlake Oaks, Williams, Middletown and Calistoga, California. The Bank's primary source of revenue is providing loans to customers who are predominately small and middle-market agricultural and commercial businesses and individuals living in the Bank's geographical service area. The accounting and reporting policies of the Bank conform with generally accepted accounting principles and prevailing practices within the banking industry.

     During 1999, FCOBCBIA Corporation was incorporated as a wholly-owned subsidiary of the Bank to invest in Community Bankers Insurance Agency, LLC and provide insurance and other products which are not insured by the Federal Deposit Insurance Corporation.

Principles of Consolidation

     The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary. All material intercompany transactions and accounts have been eliminated in consolidation.

Investment Securities

     Investments are classified into the following categories:

          - Available-for-sale securities, reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as accumulated other comprehensive income (loss) within shareholders' equity.

          - Held-to-maturity securities, which management has the positive intent and ability to hold, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

     Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value.

     Gains or losses on the sale of securities are computed on the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. In addition, unrealized losses that are other than temporary are recognized in earnings for all investments.

Loans

     Loans are stated at principal balances outstanding. Interest is accrued daily based upon outstanding loan balances. However, when, in the opinion of management, loans are considered to be impaired and the future collectibility of interest and principal is in serious doubt, a loan is placed on nonaccrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Payments received are applied to reduce principal to the extent necessary to ensure collection. Subsequent payments on these loans, or payments received on nonaccrual loans for which the ultimate collectibility of principal is not in doubt, are applied first to earned but unpaid interest and then to principal.

                              FIRST COUNTIES BANK

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans (continued)
     An impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due (including both principal and interest) in accordance with the contractual terms of the loan agreement.

     Substantially all loan origination fees, commitment fees, direct loan origination costs and purchase premiums and discounts on loans are deferred and recognized as an adjustment of yield, to be amortized to interest income over the contractual term of the loan. The unamortized balance of deferred fees and costs is reported as a component of net loans.

Allowance for Loan Losses

     The allowance for loan losses is maintained to provide for losses related to impaired loans and other losses that can be expected to occur in the normal course of business. The allowance is based on estimates made by management, to include consideration of the character of the loan portfolio, specifically identified problem loans, potential losses inherent in the portfolio taken as a whole and business and economic conditions in the Bank's service area. These estimates are particularly susceptible to changes in the economic environment and market conditions. The allowance is established through a provision for loan losses which is charged to expense.

Sales and Servicing of Government Guaranteed Loans

     Sales of loans are recognized when the transferred loans are put beyond the reach of the Bank and its creditors, even in receivership. Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets are periodically evaluated for impairment. Fair values are estimated using discounted cash flows based on current market interest rates. For purposes of measuring impairment, servicing assets are stratified based on note rate and term. The amount of impairment recognized is the amount by which the servicing assets for a stratum exceed their fair value.

     In addition, assets (accounted for as interest-only (IO) strips) are recorded at the fair value of the difference between note rates and rates paid to purchasers (the interest spread) and contractual servicing fees, if applicable. IO strips are carried at fair value with gains or losses recorded as a component of shareholders' equity, similar to available-for-sale investment securities.

     The Bank's investment in the loan is allocated between the retained portion of the loan, the servicing asset, the IO strip, and the sold portion of the loan based on their relative fair values on the date the loan is sold. The gain on the sold portion of the loan is recognized as income at the time of sale. The carrying value of the retained portion of the loan is discounted based on the estimated value of a comparable non-guaranteed loan. The servicing asset is amortized over the estimated life of the

                              FIRST COUNTIES BANK

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Sales and Servicing of Government Guaranteed Loans (continued) related loan. Significant future prepayments of these loans will result in the recognition of additional amortization of related servicing assets and an adjustment to the carrying value of related IO strips.

     Included in the portfolio are loans which are 85% to 90% guaranteed by the Small Business Administration, Farmers Home Administration and Federal Mortgage Acceptance Corporation. The guaranteed portion of these loans may be sold to a third party, with the Bank retaining the unguaranteed portion. The Bank generally receives a premium in excess of the adjusted carrying value of the loan at the time of sale. The Bank may be required to refund a portion of the sales premium if the borrower defaults or the loan prepays within ninety days of the settlement date. At December 31, 1999 the Bank had not received any premiums which were subject to these recourse provisions.

Loans Serviced for Others

     Government guaranteed loans with unpaid balances of approximately $10,385,000 and $8,954,000 were being serviced for others at December 31, 1999 and 1998, respectively. In addition, other loans with unpaid balances of approximately $1,449,000 were also being serviced for others at December 31, 1998. There were no other loans being serviced for others at December 31, 1999.

Other Real Estate

     Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the Bank's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property is charged against the allowance for loan losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for losses on other real estate which is included in other expenses. Subsequent gains or losses on sales or writedowns resulting from permanent impairments are recorded in other income or expenses as incurred.

Bank Premises and Equipment

     Bank premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets, which range from three to fifteen years. Leasehold improvements are amortized over the life of the asset or the life of the related lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

Income Taxes

     Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial statement and tax basis of existing assets and liabilities. On the balance sheet, net deferred tax assets are included in accrued interest receivable and other assets.

                              FIRST COUNTIES BANK

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Cash Equivalents

     For the purpose of the statement of cash flows, cash and due from banks and Federal funds sold are considered to be cash equivalents. Generally, Federal funds are sold for one day periods.

Earnings Per Share

     Basic earnings per share (EPS), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Bank. The treasury stock method has been applied to determine the dilutive effect of stock options in computing diluted EPS.

Stock-Based Compensation

     Stock options are accounted for under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Bank's stock at the date of grant over the exercise price. However, if the fair value of stock-based compensation computed under a fair value based method, as prescribed in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, is material to the financial statements, pro forma net income and earnings per share are disclosed as if the fair value method had been applied.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

New Financial Accounting Standard

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, Accounting for Derivative Instruments and Hedging Activity, which was subsequently amended by SFAS 137 to delay the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. Management does not believe that the adoption of SFAS 133 will have a significant impact on its financial position and results of operations when implemented.

Reclassifications

     Certain reclassifications have been made to prior years' balances to conform to classifications used in 1999.

                              FIRST COUNTIES BANK

 2. INVESTMENT SECURITIES

     The amortized cost and estimated market value of investment securities at December 31, 1999 and 1998 consisted of the following:

Available-for-Sale:

                                                                 1999
                                          ---------------------------------------------------
                                                          GROSS        GROSS       ESTIMATED
                                           AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                             COST         GAINS        LOSSES        VALUE
                                          -----------   ----------   ----------   -----------
U.S. Treasury securities................  $ 3,036,362                $ (51,062)   $ 2,985,300
U.S. Government agencies................    9,491,893                 (319,293)     9,172,600
Obligations of states and political sub-
  divisions.............................    1,332,716                  (26,316)     1,306,400
Federal Home Loan Bank stock............      264,800                                 264,800
Other investments.......................      180,591                   (3,091)       177,500
                                          -----------    --------    ---------    -----------
                                          $14,306,362    $     --    $(399,762)   $13,906,600
                                          ===========    ========    =========    ===========

                                                                  1998
                                           ---------------------------------------------------
                                                           GROSS        GROSS       ESTIMATED
                                            AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                              COST         GAINS        LOSSES        VALUE
                                           -----------   ----------   ----------   -----------
U.S. Treasury securities.................  $ 2,014,366    $14,388      $ (2,854)   $ 2,025,900
U.S. Government agencies.................    8,444,766      1,689       (26,255)     8,420,200
Obligations of states and political
  subdivisions...........................    1,340,007     16,793                    1,356,800
Federal Home Loan Bank stock.............      248,200                                 248,200
Other investments........................      162,508      5,192                      167,700
                                           -----------    -------      --------    -----------
                                           $12,209,847    $38,062      $(29,109)   $12,218,800
                                           ===========    =======      ========    ===========

     Net unrealized (losses) gains on available-for-sale investment securities totaling $(399,762) and $8,953 were recorded, net of $150,923 and $(3,435) in tax benefits (liabilities), as accumulated other comprehensive (loss) income within shareholders' equity at December 31, 1999 and 1998, respectively.

     There were no sales or transfers of available-for-sale investment securities for the years ended December 31, 1999, 1998 and 1997.

Held-to-Maturity:

                                                                    1999
                                               -----------------------------------------------
                                                             GROSS        GROSS      ESTIMATED
                                               AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                                 COST        GAINS        LOSSES       VALUE
                                               ---------   ----------   ----------   ---------
Obligations of states and political
  subdivisions...............................  $757,063      $4,143      $(1,506)    $759,700
                                               ========      ======      =======     ========

                              FIRST COUNTIES BANK

 2. INVESTMENT SECURITIES (CONTINUED)

Held-to-Maturity: (continued)

                                                                      1998
                                                -------------------------------------------------
                                                               GROSS        GROSS      ESTIMATED
                                                AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                                   COST        GAINS        LOSSES       VALUE
                                                ----------   ----------   ----------   ----------
U.S. Treasury securities......................  $  499,832    $   168                  $  500,000
Obligations of states and political
  subdivisions................................     858,037     26,463                     884,500
                                                ----------    -------      -------     ----------
                                                $1,357,869    $26,631      $    --     $1,384,500
                                                ==========    =======      =======     ==========

     There were no sales or transfers of held-to-maturity investment securities for the years ended December 31, 1999, 1998 and 1997.

     The amortized cost and estimated market value of investment securities at December 31, 1999 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 AVAILABLE-FOR-SALE         HELD-TO-MATURITY
                                              -------------------------   ---------------------
                                                             ESTIMATED                ESTIMATED
                                               AMORTIZED      MARKET      AMORTIZED    MARKET
                                                 COST          VALUE        COST        VALUE
                                              -----------   -----------   ---------   ---------
Within one year.............................  $ 1,810,287   $ 1,793,100   $145,023    $145,200
After one year through five years...........    9,454,659     9,196,900    100,000     101,600
After five years through ten years..........    2,751,616     2,626,800    412,040     410,900
After ten years.............................                               100,000     102,000
                                              -----------   -----------   --------    --------
                                               14,016,562    13,616,800    757,063     759,700
Federal Home Loan
  Bank stock................................      264,800       264,800
Other investments...........................       25,000        25,000
                                              -----------   -----------   --------    --------
                                              $14,306,362   $13,906,600   $757,063    $759,700
                                              ===========   ===========   ========    ========

     Investment securities with amortized costs totaling $2,011,800 and $2,003,900 and market values totaling $1,980,300 and $2,018,400 were pledged to secure public deposits at December 31, 1999 and 1998, respectively.

                              FIRST COUNTIES BANK

 3. LOANS

     Outstanding loans are summarized below:

                                                      DECEMBER 31,
                                               --------------------------
                                                  1999           1998
                                               -----------    -----------
Commercial.................................    $12,432,216    $10,623,387
Agricultural...............................      9,121,842      9,111,977
Real estate -- mortgage....................     28,337,384     27,209,807
Real estate -- construction................      5,503,000      5,605,188
Installment................................      4,859,160      4,145,354
Other......................................        934,593      1,230,773
                                               -----------    -----------
                                                61,188,195     57,926,486
Deferred loan fees and costs, net..........       (303,013)      (245,679)
Allowance for loan losses..................     (1,164,273)    (1,028,261)
                                               -----------    -----------
                                               $59,720,909    $56,652,546
                                               ===========    ===========

     Changes in the allowance for loan losses were as follows:

                                                 1999          1998         1997
                                              ----------    ----------    --------
Balance, beginning of year..................  $1,028,261    $  979,011    $824,131
Provision charged to operations.............     241,000       380,353     332,450
Losses charged to allowance.................    (149,389)     (556,896)   (216,934)
Recoveries..................................      44,401       225,793      39,364
                                              ----------    ----------    --------
  Balance, end of year......................  $1,164,273    $1,028,261    $979,011
                                              ==========    ==========    ========

     The recorded investment in loans that were considered to be impaired totaled $113,600 and $167,200 at December 31, 1999 and 1998, respectively. The related allowance for loan losses for these loans at December 31, 1999 and 1998 was $11,400 and $16,700, respectively. The average recorded investment in impaired loans for the years ended December 31, 1999, 1998 and 1997 was $410,800, $397,600 and $890,700, respectively. The Bank recognized no interest income on these loans during those same periods.

     At December 31, 1999 and 1998, nonaccrual loans totaled $742,000 and $2,750,000, respectively. The portion of these nonaccrual loans guaranteed by the Farmers Home Administration at December 31, 1999 and 1998 is $331,000 and $1,985,000, respectively. Interest foregone on nonaccrual loans totaled $65,000, $56,000 and $222,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

     Salaries and employee benefits totaling $168,965, $152,587 and $153,320 have been deferred as loan origination costs for the years ended December 31, 1999, 1998 and 1997, respectively.

                              FIRST COUNTIES BANK

 3. LOANS (CONTINUED)
Sales and Servicing of Government Guaranteed Loans

     A summary of the activity in government guaranteed loans is as follows:

                                                            DECEMBER 31,
                                                ------------------------------------
                                                   1999         1998         1997
                                                ----------   ----------   ----------
Loans originated..............................  $2,227,161   $3,637,463   $4,192,200
Loans sold (guaranteed portion)...............               $  891,031   $3,573,341
Premium received at sale......................               $   61,398   $  255,087
Servicing assets recognized...................               $   17,449   $   48,348
Amortization charged against earnings.........  $   23,614   $   65,088   $   27,533
Balance of servicing assets at year end.......  $  146,792   $  170,406   $  218,045

     Servicing assets were recognized based on an allocation of the investment in the loan between the sold portion of the loan, the retained portion of the loan and the servicing assets based on the relative fair value of each component. For servicing contracts in effect prior to January 1, 1997, previously recognized excess servicing receivables that did not exceed contractually specified servicing fees were combined with servicing assets recognized in 1998. The interest-only strip component of loans sold for the years ended December 31, 1999, 1998 and 1997 was not material and was combined with servicing assets. No impairment gains or losses were recognized.

 4. BANK PREMISES AND EQUIPMENT

     Bank premises and equipment consisted of the following:

                                                       DECEMBER 31,
                                                 -------------------------
                                                    1999          1998
                                                 -----------   -----------
Land...........................................  $     4,590   $     4,590
Building.......................................      237,306       186,561
Furniture, fixtures and equipment..............    1,937,845     1,727,923
Leasehold improvements.........................      196,540       193,047
                                                 -----------   -----------
                                                   2,376,281     2,112,121
  Less accumulated depreciation and
     amortization..............................   (1,524,554)   (1,157,724)
                                                 -----------   -----------
                                                 $   851,727   $   954,397
                                                 ===========   ===========

     Depreciation and amortization included in occupancy and equipment expense totaled $366,830, $286,168 and $227,273 for the years ended December 31, 1999, 1998 and 1997, respectively.

                              FIRST COUNTIES BANK

 5. INTEREST-BEARING DEPOSITS

     Interest-bearing deposits consisted of the following:

                                                      DECEMBER 31,
                                               --------------------------
                                                  1999           1998
                                               -----------    -----------
Savings......................................  $ 6,836,364    $ 6,407,505
Money market.................................    8,223,653      6,378,300
NOW accounts.................................   15,454,636     14,567,911
Time, $100,000 or more.......................    7,089,015      5,621,609
Other time...................................   32,515,753     34,565,490
                                               -----------    -----------
                                               $70,119,421    $67,540,815
                                               ===========    ===========

     Aggregate annual maturities of time deposits are as follows:

                    YEAR ENDING
                   DECEMBER 31,
                   ------------
2000...............................................  $37,859,392
2001...............................................    1,380,767
2002...............................................      364,609
                                                     -----------
                                                     $39,604,768
                                                     ===========

     Interest expense recognized on interest-bearing deposits consisted of the following:

                                                      YEAR ENDED DECEMBER 31,
                                                ------------------------------------
                                                   1999         1998         1997
                                                ----------   ----------   ----------
Savings.......................................  $  134,608   $  117,924   $  107,826
Money market..................................     180,619      162,172      147,186
NOW accounts..................................     197,194      190,299      171,377
Time, $100,000 or more........................     226,094      405,966      509,496
Other time....................................   1,869,308    1,630,360    1,623,320
                                                ----------   ----------   ----------
                                                $2,607,823   $2,506,721   $2,559,205
                                                ==========   ==========   ==========

 6. SHORT-TERM BORROWING ARRANGEMENT

     The Bank is eligible to borrow a total of $2,500,000 on an overnight basis from two of its correspondent banks. Interest on borrowings is based on the daily Federal funds rate. The Bank also has a line of credit with the Federal Home Loan Bank subject to various pledging options. The amount of the credit line varies according to the Bank's mortgage loan base and other factors. There were no short-term borrowings outstanding at December 31, 1999 or 1998.

 7. COMMITMENTS AND CONTINGENCIES

Federal Reserve Requirements

     Banks are required to maintain reserves with the Federal Reserve Bank equal to a percentage of their reservable deposits. Reserve balances held with the Federal Reserve Bank totaled $557,000 and $503,000 at December 31, 1999 and 1998, respectively.

                              FIRST COUNTIES BANK

 7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
Leases

     The Bank leases certain premises under noncancelable operating leases. Under the terms of the leases, the Bank is responsible for property taxes and common area maintenance. Monthly rent may be increased annually based upon increases in the consumer price index.

     The Bank has two five-year options to renew its Clearlake branch lease after the current lease ends April 1, 2005. The Bank has an option to renew its Calistoga branch lease for a term of five years after the current lease ends August 1, 2004. The Bank also has two two-year options to renew its Clearlake Oaks branch lease after the current lease ends July 28, 2001.

     Future minimum lease payments are as follows:

                     YEAR ENDING
                     DECEMBER 31,
                     ------------
  2000................................................  $177,624
  2001................................................   166,614
  2002................................................   151,200
  2003................................................   151,200
  2004................................................   141,200
Thereafter............................................    75,300
                                                        --------
                                                        $863,138
                                                        ========

     Rental expense included in occupancy and equipment expense totaled $192,812, $170,197 and $170,910 for the years ended December 31, 1999, 1998 and
1997, respectively. One branch facility is leased from a member of the Board of Directors. Rent paid to the Director totaled $26,865, $25,277 and $25,297 for the years ended December 31, 1999, 1998 and 1997, respectively.

Financial Instruments With Off-Balance-Sheet Risk

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

     The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for loans included on the balance sheet.

     The following financial instruments represent off-balance-sheet credit risk:

                                                      DECEMBER 31,
                                                -------------------------
                                                   1999           1998
                                                -----------    ----------
Commitments to extend credit..................  $13,790,000    $9,339,000
Letters of credit.............................  $   105,000    $   60,000

                              FIRST COUNTIES BANK

 7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Financial Instruments With Off-Balance-Sheet Risk (continued)
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, equipment, income-producing commercial and agricultural properties and residential properties.

     Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

     At December 31, 1999, commercial loan commitments represent 32% of total commitments. Approximately 56% of these commitments are secured by various forms of collateral and the remaining 44% are unsecured. Agricultural loan commitments represent 11% of total commitments and represent agricultural production lines of credit secured by liens on crops and equipment. Real estate loan commitments represent 40% of total commitments and are generally secured by property with a loan-to-value ratio not to exceed 80%. Secured and unsecured consumer commitments represent the remaining 17% of total commitments. In addition, the majority of the Bank's commitments have variable interest rates.

Significant Concentrations of Credit Risk

     The Bank grants real estate mortgage, real estate construction, commercial, agricultural and consumer loans to customers throughout Lake, Colusa and Napa counties.

     Although the Bank has a diversified loan portfolio, a substantial portion of its portfolio is secured by commercial, agricultural and residential real estate. However, personal and business income represent the primary source of repayment for a majority of these loans.

Correspondent Banking Agreements

     The Bank maintains funds on deposit with other federally insured financial institutions under correspondent banking agreements. Uninsured deposits totaled $307,800 at December 31, 1999.

 8. SHAREHOLDERS' EQUITY

Stock Dividends

     On May 20, 1999, the Board of Directors declared a 5% stock dividend, payable June 18, 1999 to shareholders of record on May 30, 1999. All data with respect to earnings per share and weighted average number of shares outstanding has been retroactively adjusted to reflect the stock dividends.

                              FIRST COUNTIES BANK

 8. SHAREHOLDERS' EQUITY (CONTINUED)
Dividends

     Upon declaration by the Board of Directors, all shareholders of record will be entitled to receive dividends. The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to shareholders during the same three-year period. At December 31, 1999, retained earnings of $2,201,378 were free of such restrictions.

Stock Options

     During 1995, the Bank established a stock option plan for which 110,117 shares of common stock are reserved. The plan includes both incentive and non-qualified options.

     The plan requires that the option price may not be less than the fair market value of the stock at the date the option is granted, and that the stock must be paid for in full at the time the option is exercised. All options expire on a date determined by the Board of Directors, but not later than ten years from the date of grant. During 1999, the Board of Directors determined that all options which had previously been exercisable at the Board's direction were fully vested and immediately exercisable.

     The Bank has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation expense has been recognized in connection with the stock option plan. Had compensation cost been determined based on the fair value at grant date for awards in 1999, 1998 and 1996 consistent with the disclosure provisions of SFAS 123, the Bank's net income and income per share would have been decreased to the pro forma amounts indicated below. Compensation cost is included in pro forma income when options are vested.

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                                 1999
                                                             ------------
Net earnings -- as reported................................    $953,357
Net earnings -- pro forma..................................    $743,803

Basic earnings per share -- as reported....................    $   1.16
Basic earnings per share -- pro forma......................    $    .91

Diluted earnings per share -- as reported..................    $   1.15
Diluted earnings per share -- pro forma....................    $    .90

                              FIRST COUNTIES BANK

 8. SHAREHOLDERS' EQUITY (CONTINUED)

Stock Options (continued)
     The weighted average fair value of options granted in 1999 and 1998 is estimated to be $4.73 and $4.94, respectively, using an option-pricing model and the following assumptions:

                                              YEAR ENDED       YEAR ENDED
                                             DECEMBER 31,     DECEMBER 31,
                                                 1999             1998
                                             ------------    ---------------
Dividend yield.............................      N/A               N/A
Expected volatility........................  54% to 62%        60% to 65%
Risk-free interest rate....................     5.40%             5.00%
Expected option life.......................   10 years       8.5 to 10 years

     A summary of the combined activity within the plans follows:

                                             1999                 1998                1997
                                      ------------------   ------------------   -----------------
                                                WEIGHTED             WEIGHTED            WEIGHTED
                                                AVERAGE              AVERAGE             AVERAGE
                                                EXERCISE             EXERCISE            EXERCISE
                                      SHARES     PRICE     SHARES     PRICE     SHARES    PRICE
                                      -------   --------   -------   --------   ------   --------
Options outstanding beginning of
  year..............................   48,805    $ 7.87     45,676    $ 5.90    45,676    $5.90
  Options granted...................   55,000    $10.35     22,900    $10.48
  Options exercised.................  (25,105)   $ 5.35     (9,195)   $ 4.37
  Options canceled..................   (2,048)   $10.48    (12,900)   $ 8.05
  Options resulting from stock
     dividend.......................    4,161    $10.07      2,324    $ 7.87
                                      -------    ------    -------    ------    ------    -----
Options outstanding, end of year....   80,813    $10.39     48,805    $ 7.87    45,676    $5.90
                                      =======    ======    =======    ======    ======    =====
Options exercisable, end of year....   80,813    $10.39     20,682    $ 5.85     6,600    $8.62
                                      =======    ======    =======    ======    ======    =====

     Weighted average exercise prices are adjusted for stock dividends.

     A summary of information about options outstanding at December 31, 1999 follows:

                                                NUMBER OF      WEIGHTED      NUMBER OF
                                                 OPTIONS        AVERAGE       OPTIONS
                                               OUTSTANDING     REMAINING    EXERCISABLE
                                               DECEMBER 31,   CONTRACTUAL   DECEMBER 31,
          RANGE OF EXERCISE PRICES                 1999          LIFE           1999
          ------------------------             ------------   -----------   ------------
$ 9.30.......................................      2,092       6.8 years        2,092
$10.58.......................................     23,152       8.5 years       23,152
$10.11.......................................     19,950       9.2 years       19,950
$10.48.......................................     35,619       9.4 years       35,619
                                                  ------                       ------
                                                  80,813                       80,813
                                                  ======                       ======

Regulatory Capital

     The Bank is subject to certain regulatory capital requirements administered by the Federal Deposit Insurance Corporation (FDIC). Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if

                              FIRST COUNTIES BANK

 8. SHAREHOLDERS' EQUITY (CONTINUED)

Regulatory Capital (continued)
undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Each of these components is defined in the regulations. Management believes that the Bank meets all its capital adequacy requirements as of December 31, 1999.

     In addition, the most recent notifications from the FDIC as of December 31, 1999, 1998 and 1997 categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                         1999                  1998                  1997
                                  ------------------    ------------------    ------------------
                                    AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT     RATIO
                                  ----------   -----    ----------   -----    ----------   -----
LEVERAGE RATIO
First Counties Bank.............  $8,975,148    9.8%    $7,915,165    9.8%    $5,201,641    6.9%
Minimum requirement for "Well-
  Capitalized" institution......  $4,556,000    5.0%    $4,029,000    5.0%    $3,757,000    5.0%
Minimum regulatory
  requirement...................  $3,645,000    4.0%    $3,223,000    4.0%    $3,006,000    4.0%
TIER 1 RISK-BASED CAPITAL RATIO
First Counties Bank.............  $8,975,148   15.2%    $7,915,165   14.0%    $5,201,641   10.3%
Minimum requirement for "Well-
  Capitalized" institution......  $3,538,000    6.0%    $3,394,000    6.0%    $3,044,000    6.0%
Minimum regulatory
  requirement...................  $2,359,000    4.0%    $2,263,000    4.0%    $2,029,000    4.0%
TOTAL RISK-BASED CAPITAL RATIO
First Counties Bank.............  $9,755,776   16.5%    $8,622,269   15.3%    $5,835,845   11.6%
Minimum requirement for "Well-
  Capitalized" institution......  $5,897,000   10.0%    $5,625,000   10.0%    $5,039,000   10.0%
Minimum regulatory
  requirement...................  $4,717,000    8.0%    $4,500,000    8.0%    $4,031,000    8.0%

                              FIRST COUNTIES BANK

 8. SHAREHOLDERS' EQUITY (CONTINUED)
Earnings Per Share

     A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                        WEIGHTED AVERAGE
                                              NET          NUMBER OF        PER SHARE
            FOR THE YEAR ENDED               INCOME    SHARES OUTSTANDING    AMOUNT
            ------------------              --------   ------------------   ---------
DECEMBER 31, 1999
Basic earnings per share..................  $953,357        819,034           $1.16
                                                                              =====
Effect of dilutive stock options..........                    6,644
                                            --------        -------
Diluted earnings per share................  $953,357        825,678           $1.15
                                            ========        =======           =====
DECEMBER 31, 1998
Basic earnings per share..................  $729,184        736,648           $ .99
                                                                              =====
Effect of dilutive stock options..........                   17,229
                                            --------        -------
Diluted earnings per share................  $729,184        753,877           $ .97
                                            ========        =======           =====
DECEMBER 31, 1997
Basic earnings per share..................  $661,235        569,372           $1.16
                                                                              =====
Effect of dilutive stock options..........                    8,181
                                            --------        -------
Diluted earnings per share................  $661,235        577,553           $1.14
                                            ========        =======           =====

     Options to purchase 23,153 shares of common stock at $10.58 per share were outstanding during the first and second quarters of 1999 and 37,800 shares of common stock at $10.48 per share were outstanding the second quarter of 1999 which were not included in the computation of diluted earnings per share because their exercise price was equal to or greater than the average market price of the common shares. In 1998, options to purchase 23,153 shares of common stock at $10.58 per share were outstanding during the fourth quarter of 1998 which were not included in the computation of diluted earnings per share because their exercise price was greater than the average market price of the common shares.

 9. OTHER EXPENSES

     Other expenses consisted of the following:

                                                   YEAR ENDED DECEMBER 31,
                                            --------------------------------------
                                               1999          1998          1997
                                            ----------    ----------    ----------
Stationery and supplies...................  $  179,753    $  173,464    $  130,781
Professional fees.........................     140,123       151,143       113,000
Advertising and promotion.................      69,173        59,218        41,853
Loan collection and other real estate
  costs...................................     190,001       104,907        84,542
Telephone.................................      87,279        60,511        51,582
Other operating expenses..................     654,211       605,752       594,020
                                            ----------    ----------    ----------
                                            $1,320,540    $1,154,995    $1,015,778
                                            ==========    ==========    ==========

                              FIRST COUNTIES BANK

10. INCOME TAXES

     The provision for income taxes for the years ended December 31, 1999, 1998 and 1997 consisted of the following:

                                                 FEDERAL      STATE       TOTAL
                                                 --------    --------    --------
1999
Current........................................  $566,000    $239,000    $805,000
Deferred.......................................  (203,000)    (50,000)   (253,000)
                                                 --------    --------    --------
Income tax expense.............................  $363,000    $189,000    $552,000
                                                 ========    ========    ========
1998
Current........................................  $393,000    $147,000    $540,000
Deferred.......................................   (72,000)    (26,000)    (98,000)
                                                 --------    --------    --------
Income tax expense.............................  $321,000    $121,000    $442,000
                                                 ========    ========    ========
1997
Current........................................  $358,000    $134,000    $492,000
Deferred.......................................     4,000     (75,000)    (71,000)
                                                 --------    --------    --------
Income tax expense.............................  $362,000    $ 59,000    $421,000
                                                 ========    ========    ========

     Deferred tax assets (liabilities) are comprised of the following at December 31, 1999 and 1998:

                                                      1999        1998
                                                    --------    --------
Deferred tax assets:
  Allowance for loan losses.......................  $433,000    $370,000
  Unrealized loss on available-for-sale investment
     securities...................................   151,000
  Deposit purchase premium........................    51,000      43,000
  Future benefit of State tax deduction...........    72,000      46,000
  Deferred compensation...........................    70,000      41,000
  Other real estate...............................   112,000      28,000
  Bank premises and equipment.....................    31,000
                                                    --------    --------
     Total deferred tax assets....................   920,000     528,000
                                                    --------    --------
Deferred tax liabilities:
  Unrealized gain on available-for-sale investment
     securities...................................                (3,000)
  Bank premises and equipment.....................               (12,000)
  Future liability of State deferred tax asset....   (52,000)    (34,000)
  Adjustment for change in tax accounting
     method.......................................   (26,000)    (51,000)
  Other...........................................   (12,000)     (7,000)
                                                    --------    --------
     Total deferred tax liabilities...............   (90,000)   (107,000)
                                                    --------    --------
       Net deferred tax assets....................  $830,000    $421,000
                                                    ========    ========

                              FIRST COUNTIES BANK

10. INCOME TAXES (CONTINUED)
     The provision for income taxes differs from amounts computed by applying the statutory Federal income tax rates to operating income before income taxes. The items comprising these differences for the years ended December 31, 1999, 1998 and 1997 consisted of the following:

                                                                     RATE
                                                             --------------------
                                                             1999    1998    1997
                                                             ----    ----    ----
Federal income tax expense, at statutory rate..............  34.0%   34.0%   34.0%
State franchise tax, net of Federal tax effect.............   7.0%    7.0%    7.5%
Benefit of tax-exempt income...............................  (3.8)%  (4.2)%  (3.2)%
Other......................................................   (.6)%    .9%     .6%
                                                             ----    ----    ----
  Total income tax expense.................................  36.6%   37.7%   38.9%
                                                             ====    ====    ====

11. RELATED PARTY TRANSACTIONS

     During the normal course of business, the Bank enters into transactions with related parties, including Directors and officers. These transactions include borrowings from the Bank with substantially the same terms, including rates and collateral, as loans to unrelated parties. The following is a summary of the aggregate activity involving related party borrowers during 1999:

Balance, January 1, 1999...................................  $ 1,076,714
  Disbursements............................................    7,242,362
  Amounts repaid...........................................   (7,195,174)
                                                             -----------
Balance, December 31, 1999.................................  $ 1,123,902
                                                             ===========
Undisbursed commitments to related parties, December 31,
  1999.....................................................  $   896,400
                                                             ===========

     The Bank also leases a branch facility from a member of the Board of Directors (see Note 7).

12. INTANGIBLES

     Deposit premiums of $205,000 and $50,000 in related capitalized legal expenses resulting from the acquisition of assets and liabilities of other banks are included on the balance sheet in accrued interest receivable and other assets and are being amortized over seven years. Amortization expense totaled $35,621 for the year ended December 31, 1999 and $36,401 for each of the years ended December 31, 1998 and 1997.

13. EMPLOYEE BENEFIT PLAN

Salary Deferral Plan

     Effective May 1, 1995, the Bank adopted the Employee 401(k) Salary Deferral Plan which is available to employees meeting certain age and service requirements. Under the Plan, employees are able to defer a selected percentage of their annual compensation. The Bank's contribution consists of the following:

     - A contribution which matches the participant's contribution based on a percentage determined by the Board of Directors.

                              FIRST COUNTIES BANK

13. EMPLOYEE BENEFIT PLAN (CONTINUED)

Salary Deferral Plan (continued)
     For the years ended December 31, 1999, 1998 and 1997, the Bank's contribution totaled $16,000, $13,931 and $13,400, respectively.

Salary Continuation Plans

     In December 1996, the Board of Directors approved salary continuation plans for two key executives. Under these plans, the Bank is obliged to provide the executives, or designated beneficiaries, with annual benefits for fifteen years after retirement or death. These benefits are substantially equivalent to those available under insurance policies to be purchased by the Bank on the lives of the executives. In addition, the estimated present value of the future benefits are accrued until the employees' expected retirement dates. The expense recognized under these plans totaled $63,116, $46,116 and $46,116 for the years ended December 31, 1999, 1998 and 1997, respectively.

     In connection with the plans, the Bank has purchased life insurance policies with cash surrender values totaling $672,177 and $642,308 at December 31, 1999 and 1998, respectively, which are included on the balance sheet in accrued interest receivable and other assets. The income earned on these policies totaled $34,958, $34,164 and $34,164 for the years ended December 31, 1999, 1998 and 1997, respectively.

14. COMPREHENSIVE INCOME

     Comprehensive income is reported in addition to net income for all periods presented. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive income (loss) that historically has not been recognized in the calculation of net income. Unrealized gains and losses on the Bank's available-for-sale investment securities are included in other comprehensive income (loss). Total comprehensive income and the components of accumulated other comprehensive income (loss) are presented in the Statement of Changes in Shareholders' Equity.

     At December 31, 1999, 1998 and 1997, the Bank held securities classified as available-for-sale which had unrealized (losses) gains as follows:

                                                               TAX
                                                BEFORE       BENEFIT       AFTER
                                                  TAX       (EXPENSE)       TAX
                                               ---------    ---------    ---------
FOR THE YEAR ENDED DECEMBER 31, 1999
Other comprehensive loss:
  Unrealized holding losses..................  $(408,715)   $154,358     $(254,357)
                                               =========    ========     =========
FOR THE YEAR ENDED DECEMBER 31, 1998
Other comprehensive loss:
  Unrealized holding losses..................  $  (4,233)   $  1,655     $  (2,578)
                                               =========    ========     =========
FOR THE YEAR ENDED DECEMBER 31, 1997
Other comprehensive income:
  Unrealized holding gains...................  $   5,589    $ (2,104)    $   3,485
                                               =========    ========     =========

                              FIRST COUNTIES BANK

15. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Estimated fair values are disclosed for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Bank's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

     Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

     The following methods and assumptions were used by the Bank to estimate the fair value of its financial instruments at December 31, 1999 and 1998:

     Cash and cash equivalents: For cash and cash equivalents, the carrying amount is estimated to be fair value.

     Interest-bearing deposits in banks: The fair values of interest-bearing deposits in banks are estimated by discounting their future cash flows using rates at each reporting date for instruments with similar remaining maturities offered by comparable financial institutions.

     Investment securities: For investment securities, fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers.

     Loans: For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates being offered at each reporting date for loans with similar terms to borrowers of comparable creditworthiness. The carrying amount of accrued interest receivable approximates its fair value.

     Life insurance deposits: The fair values of life insurance deposits are based on the current cash surrender value provided by the insurers.

     Deposits: The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date represented by their carrying amount. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow analyses using interest rates being offered at each reporting date by the Bank for certificates with similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

     Commitments to extend credit and letters of credit: The fair values of commitments to extend credit and letters of credit are primarily for variable rate loans. For these commitments, there is no difference between the committed amounts and their fair values. Commitments to fund fixed rate loans and letters of credit are at rates which approximate fair value.

                              FIRST COUNTIES BANK

15. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
     The estimated fair values of the Bank's financial instruments are as follows:

                                             DECEMBER 31, 1999           DECEMBER 31, 1998
                                         -------------------------   -------------------------
                                          CARRYING        FAIR        CARRYING        FAIR
                                           AMOUNT         VALUE        AMOUNT         VALUE
                                         -----------   -----------   -----------   -----------
Financial assets:
  Cash and due from banks..............  $ 5,883,643   $ 5,883,643   $ 3,986,339   $ 3,986,339
  Federal funds sold...................    6,010,000     6,010,000     6,600,000     6,600,000
  Interest-bearing deposits in banks...      496,000       496,000       496,000       496,000
  Investment securities................   14,663,663    14,666,300    13,576,669    13,603,300
  Loans................................   59,720,909    61,275,000    56,652,546    58,135,000
  Accrued interest receivable..........      784,605       784,605       756,846       756,846
  Life insurance deposits..............      672,177       672,177       642,308       642,308
                                         -----------   -----------   -----------   -----------
                                         $88,230,997   $89,787,725   $82,710,708   $84,219,793
                                         ===========   ===========   ===========   ===========
Financial liabilities:
  Deposits.............................  $81,057,397   $81,037,000   $77,271,822   $77,570,000
  Accrued interest payable.............      404,810       404,810       425,035       425,035
                                         -----------   -----------   -----------   -----------
                                         $81,462,207   $81,441,810   $77,696,857   $77,995,035
                                         ===========   ===========   ===========   ===========
Off-balance-sheet financial
  instruments:
  Commitments to extend credit.........  $13,790,000   $13,790,000   $ 9,339,000   $ 9,339,000
  Letters of credit....................      105,000       105,000        60,000        60,000
                                         -----------   -----------   -----------   -----------
                                         $13,895,000   $13,895,000   $ 9,399,000   $ 9,399,000
                                         ===========   ===========   ===========   ===========

16. SUBSEQUENT EVENT

     On March 14, 2000, the Boards of Directors of First Counties Bank and Westamerica Bancorporation executed an agreement and plan of reorganization and merger between the two companies. As a result, First Counties Bank will be merged with and into Westamerica Bank, a wholly-owned subsidiary of Westamerica Bancorporation. Under the agreement, each share of First Counties Bank will be converted into the right to receive .888 shares of the common stock of Westamerica Bancorporation, subject to adjustment based on the average closing price of Westamerica Bancorporation's common stock for twenty days prior to the close of the merger. The transaction will be accounted for under the purchase method of accounting. It is expected that this merger will be accomplished in the third quarter of 2000, subject to shareholder and regulatory approval.

                                                                      APPENDIX A

                               AGREEMENT AND PLAN
                          OF REORGANIZATION AND MERGER

                             DATED: MARCH 14, 2000

                                  BY AND AMONG

                          WESTAMERICA BANCORPORATION,
                                WESTAMERICA BANK

                                      AND

                              FIRST COUNTIES BANK

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

     This AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the "Agreement") is entered into as of March 14, 2000, by and among WESTAMERICA BANCORPORATION, a California corporation ("WEST"); WESTAMERICA BANK, a California banking corporation and wholly owned subsidiary of WEST ("WAB") and FIRST COUNTIES BANK, a California banking corporation ("FCOB").

                                   RECITALS:

     WHEREAS, the respective Boards of Directors of FCOB and WEST have determined that it is in the best interests of FCOB and WEST and their respective shareholders for FCOB to be merged with WAB, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code, the California Financial Code and other applicable laws;

     WHEREAS, each of the Boards of Directors of FCOB and WEST have approved this Agreement and the transactions contemplated hereby;

     WHEREAS, FCOB's Board of Directors has resolved to recommend approval of the merger of FCOB and WAB to its shareholders; and

     WHEREAS, upon the consummation of the Merger of FCOB with and into WAB, WAB shall remain a wholly-owned subsidiary of WEST.

     NOW, THEREFORE, in consideration of these premises and the representations, warranties and agreements herein contained, FCOB and WEST hereby agree as follows:

                                   ARTICLE 1.

                                  DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings set forth below:

     "Acquisition Event" shall mean any of the following:

          (a) FCOB's Board of Directors shall have approved or FCOB shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered or announced an intention to enter into a letter of intent, an agreement-in-principle or a definitive agreement with any Person (other than WEST or any of its respective Subsidiaries) to effect, an Acquisition Transaction or failed to publicly oppose a Tender Offer or an Exchange Offer (as defined below). As used herein, the term "Acquisition Transaction" shall mean (i) a merger, consolidation or similar transaction involving FCOB, (ii) the disposition, by sale, lease, exchange, dissolution or liquidation, or otherwise, of all or substantially all of the assets of FCOB or any asset or assets of FCOB the disposition or lease of which would result in a material change in the business or business operations of FCOB, a transfer of any shares of stock or other securities of FCOB by FCOB, or a material change in the assets, liabilities or results of operations or the future prospects of FCOB, including, but not limited to a grant of an option entitling any Person to acquire any shares of stock of FCOB or any assets material to the business of FCOB; or (iii) the issuance, other than pursuant to outstanding stock options, sale or other disposition by FCOB (including, without limitation, by way of merger, consolidation, share exchange or any similar transaction) of shares of FCOB Common Stock or other Equity Securities, or the grant of any option, warrant or other right to acquire shares of FCOB Common Stock or other Equity Securities, representing directly, or on an as-exercised, as-exchanged or as-converted basis (in the case of options, warrants, rights or exchangeable or convertible Equity Securities), 15% or more of the voting securities of FCOB; or

          (b) Prior to termination of this Agreement (i) any Person (other than a person who is a party to a Director Shareholder Agreement) shall have increased the number of shares of FCOB Common Stock over which such person has beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by a number that is greater than 1% of the then outstanding shares of FCOB Common Stock if, after giving effect to such increase, such Person owns, beneficially, more than 5% of the outstanding shares of FCOB Common Stock, or (ii) any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 5% of the then outstanding shares of FCOB Common Stock.

     "Acquisition Proposal" shall have the meaning given such term in Section
6.2.5 and 6.4.12.

     "Affected Party" shall have the meaning given to it in Section 5.7.

     "Affiliate" or "affiliate" shall mean, with respect to any other Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

     "Affiliate Agreements" shall have the meaning given such term in Section 5.3.3.

     "Average Closing Price" shall mean the average of the daily closing price of a share of WEST Common Stock reported on the NASDAQ National Market System during the 20 consecutive trading days ending at the end of the third trading day immediately preceding the Effective Time.

     "Benefit Arrangement" shall have the meaning given such term in Section 3.21.4.

     "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

     "Business Day" shall mean any day, other than a Saturday, Sunday or any other day, such as a legal holiday, on which California state banks in California are not open for substantially all their banking business.

     "CDFI" shall mean the California Department of Financial Institutions.

     "California Corporations Code" shall mean the General Corporation Law of the State of California.

     "California Financial Code" shall mean the Financial Code of the State of California.

     "Classified Assets" shall have the meaning given to such term in Section 6.1.15.

     "Closing" shall have the meaning given to such term in Section 2.1.

     "Closing Date" shall have the meaning given to such term in Section 2.1.

     "Closing Schedules" shall have the meaning given to such term in Section
5.7.

     "Default" shall mean, as to any party to this Agreement, a failure by such party to perform, in any material respect, any of the agreements or covenants of such party contained in Articles 5 or 6.

     "Derivatives Contract" shall have the meaning given such term in Section 3.26.

     "Determination Date" shall mean the last business day of the calendar month immediately preceding the calendar month in which the Effective Time occurs.

     "Director Shareholder Agreement" shall have the meaning given such term in
Section 7.2.10.

     "Dissenting Shares" shall mean shares of FCOB Common Stock which come within all of the descriptions set forth in Subparagraphs (1), (2), (3) and (4) of Paragraph (b) of Section 1300 of the California Corporations Code.

     "Dissenting Shareholder Notices" shall mean the notice required to be given to record holders of Dissenting Shares pursuant to Paragraph (a) of Section 1301 of the California Corporations Code.

     "Effective Time" shall have the meaning given such term in Section 2.1.

     "Employee Plan" shall have the meaning given such term in Section 3.21.3.

     "Environmental Laws" shall mean and include any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to health or to the environment, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended.

     "Equity Securities" shall have the meaning given to such term in the Exchange Act.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall mean Harris Trust Company of California or such other Person as WEST shall have appointed to perform the duties set forth in
Section 2.8.

     "Exchange Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of an exchange offer or the filing by any Person of a registration statement under the Securities Act with respect to an exchange offer to purchase any shares of FCOB Common Stock such that, upon consummation of such offer, such Person would own or control 15% or more of the then outstanding shares of FCOB Common Stock.

     "Exchange Ratio" shall mean 0.888 as adjusted by Section 2.6 or Section 8.1.13.

     "FCOB" shall mean First Counties Bank.

     "FCOB Certificates" shall have the meaning given such term in Section
2.8.1.

     "FCOB Collateralizing Real Estate" shall have the meaning given such term in Section 3.23.1.

     "FCOB Common Stock" shall mean the common stock, no par value, of FCOB.

     "FCOB Fairness Opinion" shall have the meaning given to such term in
Section 7.3.7.

     "FCOB Filings" shall have the meaning given such term in Section 3.6.

     "FCOB Financial Statements" shall have the meaning given to such term in
Section 3.7.3.

     "FCOB Material Adverse Event" shall have the meaning given such term in
Section 8.1.8.

     "FCOB Properties" shall have the meaning given such term in Section 3.23.1.

     "FCOB Stock Options" shall mean any options to purchase any shares of FCOB Common Stock or any other Equity Securities of FCOB granted on or prior to the Effective Time, whether pursuant to the FCOB Stock Option Plan or otherwise.

     "FCOB Stock Option Plan" shall mean FCOB's written Stock Option Plan as described in Section 3.24 hereto.

     "FCOB Superior Proposal" shall have the meaning set forth in Section 6.2.5.

     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "FDI Act" shall mean the Federal Deposit Insurance Act.

     "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System.

     "GAAP" shall mean generally accepted accounting principles.

     "Governmental Entity" shall mean any court, federal, state, local or foreign government or any administrative agency or commission or other governmental authority or instrumentality whatsoever.

     "Hazardous Substances" shall have the meaning given such term in Section 3.23.4.

     "IRC" shall mean the Internal Revenue Code of 1986, as amended.

     "Proxy Statement/Prospectus" shall have the meaning given to such term in
Section 3.7.2.

     "Knowledge" shall mean, with respect to any representation or warranty contained in this Agreement; the actual knowledge, after reasonable inquiry, of any director or executive officer of FCOB or WEST.

     "Last Regulatory Approval" shall mean the final Requisite Regulatory Approval required, from any Governmental Entity under applicable federal laws of the United States and laws of any state having jurisdiction over the Merger, to permit the parties to consummate the Merger.

     "Material Adverse Effect" shall mean a material adverse effect: (i) on the business, assets, results of operations, financial condition or prospects of a Person and its subsidiaries, if any, taken as a whole (unless specifically indicated otherwise); or (ii) on the ability of a Person that is a party to this Agreement to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

     "Merger" shall have the meaning set forth in Section 2.1.

     "Merger Agreement" shall have the meaning given to such term in Section
2.1.

     "New Certificates" shall have the meaning given to such term in Section 2.8.1.

     "OCC" shall mean Office of the Comptroller of the Currency.

     "OREO" shall have the meaning given such term in Section 3.13.

     "Perfected Dissenting Shares" shall mean Dissenting Shares as to which the recordholder has made demand on FCOB or WEST in accordance with Paragraph (b) of
Section 1301 of the California Corporations Code and has not withdrawn such demand prior to the Effective Time.

     "Persons" or "persons" shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, Governmental Entity or any other legal entity whatsoever.

     "Registration Statement" shall have the meaning given to such term in
Section 3.7.2.

     "Regulatory Authority" shall mean any Governmental Entity, the approval of which is legally required for consummation of the Merger.

     "Requisite Regulatory Approvals" shall have the meaning set forth in
Section 7.1.2.

     "Returns" shall mean all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes, and the term "Return" means any one of the foregoing Returns.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Subsidiary" shall mean, with respect to any corporation (the "parent"), any other corporation, association or other business entity of which more than 50% of the shares of the Voting Stock are owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

     "Surviving Corporation" shall have the meaning given to such term in
Section 2.1.

     "Taxes" shall mean all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

     "Tax Filings" shall mean any applications, reports, statements or other Returns related to any Persons taxes required to be filed with any local, state or federal Governmental Entity before the Merger may become effective, including, but not limited to, any filing required to be made with the California Franchise Tax Board to obtain a Tax Clearance Certificate for the Merger.

     "Tender Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of a tender offer or the filing by any person of a registration statement under the Securities Act with respect to, a tender offer to purchase any shares of FCOB Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding voting securities of FCOB.

     "Understanding" shall have the meaning set forth in Section 6.1.5.

     "Voting Securities" or "Voting Stock" shall mean the stock or other securities or any other interest entitling the holders thereof to vote in the election of the directors, trustees or Persons performing similar functions of the Person in question, including, without limitation, nonvoting securities that are convertible or exchangeable into voting securities, but shall not include any stock or other interest so entitling the holders thereof to vote only upon the happening of a contingency (other than a conversion or exchange thereof into voting securities), whether or not such contingency has occurred.

     "WAB" shall mean Westamerica Bank.

     "WEST" shall mean Westamerica Bancorporation.

     "WEST Common Stock" shall mean the common stock, no par value per share, of WEST.

     "WEST Filings" shall have the meanings given such term in Section 4.5.

     "WEST Financial Statements" shall mean the financial statements of WEST for the year ended December 31, 1999.

     "WEST Market Value Per Share" shall mean the last trade of WEST Common Stock prior to the Effective Time.

     "WEST Material Adverse Event" shall have the meaning given to such term in
Section 8.1.9

                                   ARTICLE 2.

                                   THE MERGER

     SECTION 2.1 The Merger. Subject to the terms and conditions of this Agreement, as promptly as practicable following the receipt of the Last Regulatory Approval and the expiration of all applicable waiting periods, FCOB shall be merged with WAB, with WAB being the Surviving Corporation of the merger, all pursuant to the Agreement of Merger attached to this Agreement as
Exhibit 2.1 (the "Merger Agreement") and in accordance with the applicable provisions of the California Financial Code and the California Corporations Code (the "Merger"). The closing of the Merger (the "Closing") shall take place at a location and time and Business Day to be designated by WEST and reasonably concurred to by FCOB (the "Closing Date") which shall not, however, be later than thirty (30) days after receipt of the Last Regulatory Approval, expiration of all applicable waiting periods and FCOB shareholder approval. The Merger shall be effective when the Merger Agreement (together with any other documents required by law to effectuate the Merger) shall have been filed with the Secretary of State of the State of California and the CDFI. When used in this Agreement, the term "Effective Time" shall mean the time of filing of the Merger Agreement with the Secretary of State and the CDFI, and "Surviving Corporation" shall mean WAB.

     SECTION 2.2 Effect of Merger. By virtue of the Merger and at the Effective Time, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of FCOB and WAB shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of FCOB and WAB, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of FCOB and WAB immediately prior to the Effective Time, and the title to any real estate vested by deed or otherwise in either FCOB or WAB shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of FCOB and WAB shall be preserved unimpaired and all debts, liabilities and duties of FCOB and WAB shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

     SECTION 2.3 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of WAB in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended and the name of the Surviving Corporation shall be "Westamerica Bank."

     Section 2.4 WAB Stock. The authorized and issued capital stock of WAB immediately prior to the Effective Time, on and after the Effective Time, pursuant to the Merger Agreement and without any further action on the part of WAB shall remain unchanged and shall be held by WEST.

     SECTION 2.5 Conversion of FCOB Stock Options. At the Effective Time, each option with respect to FCOB Common Stock be converted into an option with respect to WEST Common Stock and become exercisable for the number of WEST Common Stock equal to the number of shares of FCOB Common Stock for which the holder held options multiplied by the Exchange Ratio (except that WEST shall not be required to issue or compensate the options holders for any fraction of a share of WEST Shares which would result from exercise of all or any part of said options), and be subject to the same unaccelerated vesting schedule and other existing terms of the FCOB options and other comparable terms, including without limitation a per share WEST exercise price equal to the former per share exercise price of the FCOB options divided by the Exchange Ratio.

     SECTION 2.6  Conversion of FCOB Common Stock.

     (a) Each share of FCOB Common Stock issued and outstanding prior to the Effective Time shall be converted into the right to receive WEST Common Stock equal to the amount of the Exchange Ratio. The Exchange Ratio shall be adjusted as follows:

          (i) If the Average Closing Price is greater than $25.59, then the Exchange Ratio shall equal the product of (a) 0.888 and (b) a fraction, the numerator is equal to $25.59 and the denominator is equal to the Average Closing Price;

                                                 $25.59
        Exchange Ratio  =    0.888   X
                                          ---------------------
                                          Average Closing Price

          (ii) If the Average Closing Price is less than $18.91, then the Exchange Ratio shall equal the product of (a) 0.888 and (b) a fraction, the numerator is equal to $18.91 and the denominator is equal to the Average Closing Price;

                                                 $18.91
        Exchange Ratio  =    0.888   X
                                          ---------------------
                                          Average Closing Price

     The Exchange Ratio is also subject to adjustment pursuant to Section 8.1.13 if applicable.

     (b) The shares held by any shareholder who properly exercises dissenters' rights provided under the California Corporations Code, shall not be so converted and in lieu of such conversion shall be treated in accordance with the provisions of the California Corporations Code.

     SECTION 2.7 Fractional Shares. No fractional shares of WEST Common Stock shall be issued in the Merger. In lieu thereof, each holder of FCOB Common Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (rounded to the nearest hundredth) obtained by multiplying (a) WEST Market Value Per Share by (b) the fraction of a share of WEST Common Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

     SECTION 2.8 Exchange Procedures. On or as soon as practicable after the Effective Time, (i) WEST will deliver to the Exchange Agent: (i) certificates representing the number of shares of WEST Common Stock issuable in the Merger; and (ii) cash for the payout of fractional shares.

        2.8.1 Upon surrender to the Exchange Agent for cancellation of one or more certificates for shares of FCOB Common Stock ("FCOB Certificates"), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, as promptly as practicable thereafter, deliver to each holder of such surrendered FCOB Certificates, certificates representing the appropriate number of shares of WEST Common Stock ("New Certificates") and/or checks for payment of cash in lieu of fractional shares, in respect of the FCOB Certificates. In no event shall the holders of FCOB Certificates be entitled to receive interest on cash amounts due them hereunder.

        2.8.2 Until a FCOB Certificate has been surrendered and exchanged as herein provided, each share of FCOB Common Stock represented by such FCOB Certificate shall represent, on and after the Effective Time, the right to receive the Exchange Ratio into which each such share of FCOB Common Stock shown thereon has been converted as provided by Section 2.6, including the right to vote such shares of WEST Common Stock. No dividends or other distributions that are declared on any shares of WEST Common Stock into which any shares of FCOB Common Stock have been converted at the Effective Time shall be paid to the holder of such FCOB shares until the FCOB Certificates evidencing such FCOB shares have been surrendered in exchange for New Certificates in the manner herein provided, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such holders. In no event shall the holders be entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

        2.8.3 No transfer taxes shall be payable by any shareholder in respect of the issuance of New Certificates, except that if any New Certificate is to be issued in a name other than that in which the FCOB Certificates surrendered shall have been registered, it shall be a condition of such issuance that the holder requesting such issuance shall properly endorse the certificate or certificates and shall pay to WEST or the Exchange Agent any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered certificate, or establish to the satisfaction of WEST or the Exchange Agent that such taxes have been paid or are not payable.

        2.8.4 Any WEST Common Stock or cash delivered to the Exchange Agent and not distributed pursuant to this Section 2.8 at the end of nine months from the Effective Time, shall be returned to WEST, in which event the Persons entitled thereto shall look only to WEST for payment thereof.

        2.8.5  Notwithstanding anything to the contrary set forth in Sections
2.8.2 and 2.8.3 hereof, if any holder of FCOB Common Stock shall be unable to surrender such holder's FCOB Certificates because such FCOB Certificates have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity undertaking in form and substance and, if required, with surety satisfactory to the Exchange Agent and WEST.

        2.8.6 The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of WEST Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of WEST Common Stock for the account of the Persons entitled thereto.

        2.8.7 After the Effective Time, there shall be no further registration of transfers of the shares of FCOB Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, FCOB Certificates representing such shares of FCOB Common Stock are presented to WEST, they shall be canceled and exchanged for WEST Common Stock as provided in this Article 2.

     SECTION 2.9 Board of Directors of WEST and WAB following the Effective Time. At the Effective Time, the then existing Board of Directors of WEST shall remain the Board of Directors. At the Effective Time, the Board of Directors of WAB shall remain the Board of Directors of the Surviving Corporation.

     SECTION 2.10 Change of Structure. WEST and FCOB agree that WEST may change the structure of the Merger so long as the consideration received by FCOB shareholders under Section 2.6 hereof is not modified and the Closing of the Merger is not materially delayed.

                                   ARTICLE 3.

                     REPRESENTATIONS AND WARRANTIES OF FCOB

     FCOB represents and warrants to WEST as follows:

     SECTION 3.1 Organization; Corporate Power; Etc. FCOB is a California state chartered banking corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement. FCOB has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material

Adverse Effect on FCOB or the ability of FCOB to consummate the transactions contemplated by this Agreement. FCOB has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all requisite Regulatory Approvals, FCOB will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby.

     SECTION 3.2 Licenses and Permits. Except as disclosed on Schedule 3.2, FCOB has all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on FCOB or on the ability of FCOB to consummate the transactions contemplated by this Agreement. The properties, assets, operations and businesses of FCOB are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

     SECTION 3.3 Subsidiaries. Other than as set forth on Schedule 3.3, there is no corporation, partnership, joint venture or other entity in which FCOB owns, directly or indirectly (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement) any equity or other voting interest or position.

     SECTION 3.4  Authorization of Agreement; No Conflicts.

        3.4.1 The execution and delivery of this Agreement and the Merger Agreement by FCOB, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of FCOB, subject only to the approval of this Agreement, the Merger Agreement and the Merger by FCOB's shareholders. This Agreement has been duly executed and delivered by FCOB and constitutes a legal, valid and binding obligation of FCOB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code and the California Financial Code, will constitute a legal, valid and binding obligation of FCOB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

        3.4.2 Except as disclosed on Schedule 3.4, the execution and delivery of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of FCOB, any material mortgage, indenture, lease, agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to FCOB or any of its assets or properties, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on FCOB, or on WEST following consummation of the Merger; or (ii) will be cured or waived prior to the Effective Time.

     SECTION 3.5 Capital Structure. The authorized capital stock of FCOB consists of 10,000,000 shares of FCOB Common Stock, no par value per share. On the date of this Agreement, 825,871 shares of FCOB Common Stock were outstanding and 77,423 shares of FCOB Common Stock were reserved for issuance pursuant to outstanding FCOB Stock Options under the FCOB Stock Option Plan. All outstanding shares of FCOB Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person. Except for the FCOB Stock Options described on Schedule 3.5 to this Agreement, FCOB does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which FCOB is a party or by which it is bound obligating FCOB to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of FCOB or obligating FCOB to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     SECTION 3.6 FCOB Filings. Since January 1, 1997, FCOB has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the FDIC;
(b) the CDFI; (c) the OCC; (d) any other applicable federal, state or local governmental or regulatory authority. All such reports, registrations and filings, and all reports sent to FCOB's shareholders during the three-year period ended December 31, 1999 (whether or not filed with any Regulatory Authority), are collectively referred to as the "FCOB Filings". Except to the extent prohibited by law, copies of the FCOB Filings have been made available to WEST. As of their respective filing or mailing dates, each of the past FCOB Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.7  Accuracy of Information Supplied.

        3.7.1 No representation or warranty of FCOB contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of FCOB to WEST in connection herewith and none of the information supplied or to be supplied by FCOB to WEST hereunder contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        3.7.2 None of the information supplied or to be supplied by FCOB or relating to FCOB and approved by FCOB which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by WEST in connection with the issuance of shares of WEST Common Stock in the Merger (including the Proxy Statement of FCOB and the Prospectus of WEST ("Proxy Statement/Prospectus") constituting a part thereof, (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of FCOB through the date of the meeting of shareholders of FCOB to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of WEST Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to WEST and its

Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        3.7.3 FCOB has delivered or will deliver to WEST copies of: (a) the audited balance sheets as of December 31, 1999, 1998 and 1997 and the related statements of income, changes in shareholders' equity and cash flows for the years then ended and the related notes to such financial statements, all as audited by Perry-Smith & Company, independent public accountants (the "FCOB Financial Statements"), and FCOB will hereafter until the Closing Date deliver to WEST copies of additional financial statements of FCOB as provided in Sections 5.1.1(iii) and 6.1.11(iii). The FCOB Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of FCOB as of the respective dates indicated and the results of operations, cash flows and changes in shareholders' equity at the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount). In addition, FCOB has delivered or made available to WEST copies of all management or other letters delivered to FCOB by its independent accountants in connection with any of the FCOB Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of FCOB issued at any time since January 1, 1997, and will make available for inspection by WEST or its representatives, at such times and places as WEST may reasonably request, reports and working papers produced or developed by such accountants or consultants.

     SECTION 3.8  Compliance with Applicable Laws. Except as disclosed on
Schedule 3.8, to the Knowledge of FCOB, the respective businesses of FCOB are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on FCOB, or WEST at or following the Effective Time. Except as set forth in Schedule 3.8, to the Knowledge of FCOB no investigation or review by any Governmental Entity with respect to FCOB, other than regular bank examinations, is pending or threatened, nor has any Governmental Entity indicated to FCOB an intention to conduct the same.

     SECTION 3.9 Litigation. Except as set forth in Schedule 3.9, to the Knowledge of FCOB there is no suit, action or proceeding or investigation pending or threatened against or affecting FCOB which, if adversely determined, would have a Material Adverse Effect on FCOB; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against FCOB that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect. Schedule 3.9 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which FCOB is a named party of which FCOB has Knowledge, and except as disclosed on Schedule 3.9, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with FCOB's prior business practices.

     SECTION 3.10  Agreements with Banking Authorities. Except as set forth in
Schedule 3.10, FCOB is not a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

     SECTION 3.11 Insurance. FCOB has in full force and effect policies of insurance with respect to their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for their businesses, operations, properties and assets. Schedule
3.11 contains a list of all policies of insurance and bonds carried and owned by FCOB.

FCOB is not in default under any such policy of insurance or bond such that it can be canceled and all material current claims outstanding thereunder have been filed in timely fashion. FCOB has filed claims with, or given notice of claim to, their insurers or bonding companies in timely fashion with respect to all material matters and occurrences for which they believe they have coverage.

     SECTION 3.12 Title to Assets other than Real Property. FCOB has good and marketable title to or a valid leasehold interest in all properties and assets (other than real property which is the subject to Section 3.13), used in its business, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for: (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) encumbrances as set forth in the FCOB Financial Statements; (c) current Taxes (including assessments collected with Taxes) not yet due which have been fully reserved for; (d) encumbrances, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use, or the ability of FCOB or its Subsidiary to sell or otherwise dispose of the property subject thereto or affected thereby; and (e) other matters as described in Schedule 3.12. All such properties and assets are, and require only routine maintenance to keep them, in good working condition, normal wear and tear excepted.

     SECTION 3.13 Real Property. Schedule 3.13 is an accurate list and general description of all real property owned or leased by FCOB, including Other Real Estate Owned ("OREO"). FCOB has good and marketable title to the real properties that it owns, as described in such Schedule, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) current Taxes (including assessments collected with Taxes) not yet due and payable; (c) encumbrances, if any, that are not substantial in character, amount or extent and do not materially detract from the value, or interfere with present use, or the ability of FCOB to dispose, of FCOB's interest in the property subject thereto or affected thereby; and (d) other matters as described in Schedule 3.13. FCOB has valid leasehold interests in the leaseholds they respectively hold, free and clear of all mortgages, liens, security interest, charges, claims, assessments and encumbrances, except for (a) claims of lessors, co-lessees or sublessees in such matters as are reflected in a written lease;
(b) title exceptions affecting the fee estate of the lessor under such leases; and (c) other matters as described in Schedule 3.13. To the best of FCOB's Knowledge, the activities of FCOB with respect to all real property owned or leased by them for use in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity. Except as set forth in Schedule 3.13, FCOB enjoys quiet possession under all material leases to which they are the lessees and all of such leases are valid and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Materially all buildings and improvements on real properties owned or leased by FCOB are in good condition and repair, and do not require more than normal and routine maintenance, to keep them in such condition, normal wear and tear excepted.

     SECTION 3.14  Taxes.

        3.14.1 Filing of Returns. Except as set forth on Schedule 3.14.1, FCOB has duly prepared and filed or caused to be duly prepared and filed all federal, state, and local Returns (for Tax or informational purposes) which were required to be filed by or in respect of FCOB or any of their properties, income and/or operations on or prior to the Closing Date. As of the time they were filed, the foregoing Returns accurately reflected the material facts regarding the income, business, asset, operations, activities, status, and any other information required to be shown thereon. Except as set forth on Schedule 3.14.1, no extension of time within which FCOB may file any Return is currently in force.

        3.14.2 Payment of Taxes. Except as disclosed on Schedule 3.14.2 with respect to all amounts in respect of Taxes imposed on FCOB or for which FCOB is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of FCOB to taxing authorities or others on or before the date hereof have been paid.

        3.14.3 Audit History. Except as disclosed on Schedule 3.14.3, there is no review or audit by any taxing authority of any Tax liability of FCOB currently in progress of which FCOB has Knowledge. Except as disclosed on
Schedule 3.14.3, FCOB has not received any written notices within the three years preceding the Closing Date of any pending or threatened audit, by the Internal Revenue Service or any state, local or foreign agency, for any Returns or Tax liability of FCOB for any period. FCOB currently has no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of FCOB or any Subsidiaries filed for fiscal years ended on or after December 31, 1996 through the Closing Date, nor to the Knowledge of FCOB is there reason to believe that any material deficiency will be assessed.

        3.14.4 Statute of Limitations. Except as disclosed on Schedule 3.14.4, no agreements are in force or are currently being negotiated by or on behalf of FCOB for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises exist concerning Taxes of FCOB.

        3.14.5 Withholding Obligations. Except as set forth on Schedule 3.14.5, FCOB has withheld from each payment made to any of their respective officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper taxing authorities within the time required under any applicable Tax law.

        3.14.6 Tax Liens. There are no Tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by FCOB except for liens for Taxes that are not yet due and payable.

        3.14.7 Tax Reserves. FCOB has made full and adequate provision and reserve for all federal, state, local or foreign Taxes for the current period for which Tax and information returns are not yet required to be filed. The FCOB Financial Statements contain fair and sufficient accruals for the payment of all Taxes for the periods covered by the FCOB Financial Statements and all periods prior thereto.

        3.14.8 IRC Section 382 Applicability. FCOB, including any party joining in any consolidated return to which FCOB is not a member, has not undergone an "ownership change" as defined in IRC Section 382(g) within the "testing period" (as defined in IRC Section 382) ending immediately before the Effective Time, and not taking into account any transactions contemplated by this Agreement.

        3.14.9 Disclosure Information. Within 45 days of the date of this Agreement, FCOB will deliver to WEST a schedule setting forth the following information with respect to FCOB and as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (a) FCOB's basis in its assets;

(b) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to FCOB; and (c) the amount of any deferred gain or loss allocable to FCOB and arising out of any deferred intercompany transactions.

     SECTION 3.15 Performance of Obligations. FCOB has performed all material obligations required to be performed by it to date and FCOB is not in material default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which any is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on FCOB. To the Knowledge of FCOB, and except as disclosed on Schedule 3.15 or in the portion of Schedule 3.16 that identifies 90-day past due or classified or nonaccrual loans, no party with whom FCOB has an agreement that is of material importance to the businesses of FCOB is in default thereunder.

     SECTION 3.16 Loans and Investments. Except as set forth on Schedule 3.16, all loans, leases and other extensions of credit, and guaranties, security agreements or other agreements supporting any loans or extensions of credit, and investments of FCOB are, and constitute, in all material respects, the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by applicable law and otherwise by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as described on Schedule 3.16, as of December 31, 1999, no loans or investments held by FCOB are: (i) more than ninety (90) days past due with respect to any scheduled payment of principal or interest, other than loans on a nonaccrual status; (ii) classified as "loss," "doubtful," "substandard" or "specially mentioned" by FCOB or any banking regulators; or (iii) on a nonaccrual status in accordance with FCOB's loan review procedures. Except as set forth on Schedule 3.16, none of such assets (other than loans) are subject to any restrictions, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such assets at any time, except restrictions on the public distribution or transfer of any such investments under the Securities Act and the regulations thereunder or state securities laws and pledges or security interests given in connection with government deposits. All loans, leases or other extensions of credit outstanding, or commitments to make any loans, leases or other extensions of credit made by FCOB to any Affiliates of FCOB are disclosed on Schedule 3.16. For outstanding loans or extensions of credit where the original principal amounts are in excess of $50,000 and which by their terms are either secured by collateral or supported by a guaranty or similar obligation, the security interests have been duly perfected in all material respects and have the priority they purport to have in all material respects, other than by operation of law, and, in the case of each guaranty or similar obligation, each has been duly executed and delivered to FCOB and to FCOB's Knowledge, is still in full force and effect.

     SECTION 3.17 Brokers and Finders. Except as set forth on Schedule 3.17, FCOB is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, or the Merger Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder. FCOB agrees to indemnify and hold harmless WEST and its affiliates, and to defend with counsel selected by WEST and reasonably satisfactory to FCOB, from and against any liability, cost or expense, including attorneys' fees, incurred in connection with a breach of this Section 3.17.

     SECTION 3.18 Material Contracts. Schedule 3.18 to this Agreement contains a complete and accurate written list of all material agreements, obligations or understandings, written and oral, to which FCOB is a party as of the date of this Agreement, except for loans and other extensions of credit made by FCOB in the ordinary course of its business and those items specifically disclosed in the FCOB Financial Statements.

     SECTION 3.19 Absence of Material Adverse Effect. Since January 1, 2000, the business of FCOB has been conducted only in the ordinary course, in the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which to FCOB's Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on FCOB.

     SECTION 3.20 Undisclosed Liabilities. Except as disclosed on Schedule 3.20, to FCOB's Knowledge FCOB has no liabilities or obligations, either accrued, contingent or otherwise, that are material to FCOB and that have not been: (a) reflected or disclosed in the FCOB Financial Statements; or (b) incurred subsequent to December 31, 1999 in the ordinary course of business. FCOB has no Knowledge of any basis for the assertion against FCOB of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on FCOB that is not fully and fairly reflected and disclosed in the FCOB Financial Statements or on Schedule 3.20.

     SECTION 3.21  Employees; Employee Benefit Plans; ERISA.

        3.21.1 All material obligations of FCOB for payment to trusts or other funds or to any Governmental Entity or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation benefits, profit-sharing, pension or retirement benefits or social security benefits, whether arising by operation of law, by contract or by past custom, have been properly accrued for the periods covered thereby on the FCOB Financial Statements and paid when due. All material obligations of FCOB, whether arising by operation of law, by contract or by past custom for vacation or holiday pay, bonuses and other forms of compensation which are payable to their respective directors, officers, employees or agents have been properly accrued on the FCOB Financial Statements for the periods covered thereby and paid when due. There are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the Knowledge of FCOB, attempts to unionize or controversies threatened between FCOB or any of its Affiliates and or relating to, any of their employees that are likely to have a Material Adverse Effect on FCOB, taken as a whole. FCOB is not a party to any collective bargaining agreement with respect to any of their employees and, except as set forth on Schedule 3.21.1, FCOB is not a party to a written employment contract with any of its employees and there are no understandings with respect to the employment of any officer or employee of FCOB which are not terminable by FCOB without liability on not more than thirty (30) days' notice. Except as disclosed in the FCOB Financial Statements for the periods covered thereby, all material sums due for employee compensation have been paid and all employer contributions for employee benefits, including deferred compensation obligations, and all material benefit obligations under any Employee Plan (as defined in Section 3.21.3 hereof) or any Benefit Arrangement (as defined in Section 3.21.4 hereof) have been duly and adequately paid or provided for in accordance with plan documents. Except as set forth on
Schedule 3.21.1, no director, officer or employee of FCOB is entitled to receive any payment of any amount under any existing agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement or the Merger Agreement. To FCOB's Knowledge, FCOB has materially complied with all applicable federal and state statutes and regulations which govern workers' compensation, equal employment opportunity and equal pay, including, but not limited to, all civil rights laws, Presidential Executive Order 1124, the Fair Labor Standards Act of 1938, as amended, and the Americans with Disabilities Act.

        3.21.2  FCOB has delivered as Schedule 3.21.2 a complete list of:

          (a) All current employees of FCOB together with each employee's tenure with FCOB, title or job classification, and the current annual rate of compensation anticipated to be paid to each such employee; and

          (b) All Employee Plans and Benefit Arrangements, including all plans or practices providing for current compensation or accruals for active employees, including, but not limited to, all employee benefit plans, all pension, profit-sharing, retirement, bonus, stock option, incentive, deferred compensation, severance, long-term disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits.

        3.21.3 Except as disclosed on Schedule 3.21.3, FCOB does not maintain, administer or otherwise contribute to any "employee benefit plan," as defined in
Section 3(3) of ERISA, which is subject to any provisions of ERISA and covers any employee, whether active or retired, of FCOB or any of its Subsidiaries (any such plan being herein referred to as an "Employee Plan"). True and complete copies of each such Employee Plan, including amendments thereto, have been previously delivered or made available to WEST, together with (i) all agreements regarding plan assets with respect to such Employee Plans, (ii) a true and complete copy of the annual reports for the most recent three years (Form 5500 Series including, if applicable, Schedules A and B thereto) prepared in connection with any such Employee Plan, (iii) a true and complete copy of the actuarial valuation reports for the most recent three years, if any, prepared in connection with any such Employee Plan covering any active employee of FCOB or its Subsidiaries, (iv) a copy of the most recent summary plan description of each such Employee Plan, together with any modifications thereto, and (v) a copy of the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each Employee Plan. None of the Employee Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA or a "multiple employer plan" as covered in Section 412(c) of the IRC, and none of FCOB has been obligated to make a contribution to any such multiemployer or multiple employer plan within the past five years. None of the Employee Plans of FCOB is, or for the last five years has been, subject to Title IV of ERISA. Each Employee Plan that is intended to be qualified under Section 401(a) of the IRC is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the IRC, and FCOB is not aware of any fact which has occurred that would cause the loss of such qualification or exemption.

        3.21.4 Except as disclosed in Schedule 3.21.4, FCOB does not maintain (other than base salary and base wages) any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, retirement or incentive plan or arrangement for the benefit of any director, officer or employee, whether active or retired, of FCOB or for any class or classes of such directors, officers or employees. Except as disclosed in Schedule 3.21.4, FCOB does not maintain any group or individual health insurance, welfare or similar plan or arrangement for the benefit of any director, officer or employee of FCOB, whether active or retired, or for any class or classes of such directors, officers or employees. Any such plan or arrangement described in this Section 3.21.4, copies of which have been delivered or made available to WEST, shall be herein referred to as a "Benefit Arrangement."

        3.21.5 All Employee Plans and Benefit Arrangements are operated in material compliance with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the IRC, applicable to such plans or arrangements, and plan documents relating to any such plans or arrangement, materially comply with or will be amended to materially comply with applicable legal requirements. Neither FCOB, nor any Employee Plan nor any trusts created thereunder, nor any trustee, administrator nor any other fiduciary thereof has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and
Section 4975 of the IRC, that could subject FCOB or WEST to liability under Section 409 or 502(i) of ERISA or Section 4975 of the IRC or that would adversely affect the qualified status of such plans; each "plan official" within the meaning of Section 412 of ERISA of each Employee Plan is bonded to the extent required by such Section 412; with respect to each Employee Plan, to FCOB's Knowledge, no employee of FCOB, nor any fiduciary of any Employee Plan, has engaged in any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA which could subject FCOB or any of its Subsidiaries to liability if FCOB or any such Subsidiary is obligated to indemnify such Person against liability. Except as disclosed in Schedule 3.21.5, FCOB has not failed to make any material contribution or pay any amount due and owing as required by law or the terms of any Employee Plan or Benefit Arrangement.

        3.21.6 Except as set forth on Schedule 3.21.6, no Employee Plan or Benefit Arrangement has any material liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local or foreign taxes, interest or penalty other than liability for claims arising in the course of the administration of each such Employee Plan. Except as set forth on Schedule 3.21.6, to FCOB's Knowledge there is no pending or threatened legal action, proceeding or investigation against any Employee Plan that could result in material liability to such Employee Plan, other than routine claims for benefits, and there is no basis for any such legal action, proceeding or investigation.

        3.21.7 Each Benefit Arrangement which is a group health plan (within the meaning of such term under IRC Section 4980B(g)(2)) materially complies and has materially complied with the requirements of Section 601 through 608 of ERISA or Section 4980B of the IRC governing continuation coverage requirements for employee-provided group health plans.

        3.21.8 Except as disclosed in Schedule 3.21.8, FCOB does not maintain any Employee Plan or Benefit Arrangement pursuant to which any benefit or other payment will be required to be made by FCOB or Affiliates or pursuant to which any other benefit will accrue or vest in any director, officer or employee of FCOB or Affiliate thereof, in either case as a result of the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

     SECTION 3.22 Powers of Attorney. No power of attorney or similar authorization given by FCOB thereof is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

     SECTION 3.23  Hazardous Materials. Except as set forth on Schedule 3.23:

        3.23.1 Except for ordinary and necessary quantities of cleaning, pest control and office supplies, and other small quantities of Hazardous Substances that are used in the ordinary course of the respective businesses of FCOB and in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in and de minimus quantities discharged from motor vehicles in their ordinary operation on any of the FCOB Properties (as defined below), FCOB has not engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or the disposal, of Hazardous Substances other than as permitted by and only in compliance with applicable law. To FCOB's Knowledge, no material amount of Hazardous Substances has been released, emitted or disposed of, or otherwise deposited, on, in or from any real property which is now or has been previously owned since January 1, 1997, or which is currently or during the past three years was leased, by FCOB, including OREO (collectively, the "FCOB Properties"), or to FCOB's Knowledge, on or in any real property in which FCOB now holds any security interest, mortgage or other lien or interest ("FCOB Collateralizing Real Estate"), except for (i) matters disclosed on Schedule 3.23; and (ii) ordinary and necessary quantities of cleaning, pest control and office supplies used and stored in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimus quantities discharged from, motor vehicles in their ordinary operation on such FCOB Properties. To FCOB's Knowledge, no activity has been undertaken on any of the FCOB Properties since January 1, 1997, and to the Knowledge of FCOB no activities have been or are being undertaken on any of the FCOB Collateralizing Real Estate, that would cause or contribute to:

          (a) any of the FCOB Properties or FCOB Collateralizing Real Estate becoming a treatment, storage or disposal facility within the meaning of RCRA or any similar state law or local ordinance;

          (b) a release or threatened release of any Hazardous Substances under circumstances which would violate any Environmental Laws; or

          (c) the discharge of Hazardous Substances into any soil, subsurface water or ground water or into the air, or the dredging or filling of any waters, that would require a permit or any other approval under the Federal Water Pollution Control Act, 33 U.S.C. sec. 1251 et seq., the Clean Air Act, as amended, 42 U.S.C. sec. 7401 et seq., or any similar federal or state law or local ordinance; the cumulative effect of which would have a material adverse effect on the FCOB Property or FCOB Collateralizing Real Estate involved.

        3.23.2 Except as disclosed on Schedule 3.23, to the Knowledge of FCOB, there are not, and never have been, any underground storage tanks located in or under any of the FCOB Properties or the FCOB Collateralizing Real Estate.

        3.23.3 FCOB has not received any written notice of, and to the Knowledge of FCOB has not received any verbal notice of, any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or responsive actions or for compensation, with respect to any of the FCOB Properties or FCOB Collateralizing Real Estate, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law and none of the FCOB Properties or FCOB Collateralizing Real Estate is listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites, or, to the Knowledge of FCOB, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

        3.23.4 "Hazardous Substances" shall mean any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any local, state or federal Governmental Entity, or any of their agencies.

     SECTION 3.24 Stock Options. Schedule 3.5 to this Agreement contains a description of the FCOB Stock Option Plan and list of all FCOB Stock Options outstanding, indicating for each: (a) the grant date; (b) whether vested or unvested; (c) exercise price; and (d) a vesting schedule by optionee.

     SECTION 3.25 Parachute Payments. Except as set forth in Schedule 3.25, the consummation of the Merger will not entitle any director, officer or employee of FCOB to any payment that would constitute a parachute payment under IRC 280G

     SECTION 3.26 Risk Management Instruments. Neither FCOB nor any Subsidiary of FCOB is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that
(i) are referred to generally as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business consistent with safe and sound banking practices and regulatory guidance and previously disclosed to WEST.

                                   ARTICLE 4.
                     REPRESENTATIONS AND WARRANTIES OF WEST

     WEST and WAB represents and warrants to FCOB that:

     SECTION 4.1 Organization; Corporate Power; Etc. WEST is a California corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement. WEST is a bank holding company registered under the BHCA. Each of WEST's Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on WEST taken as a whole or the ability of WEST to consummate the transactions contemplated by this Agreement. WEST has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all Requisite Regulatory Approvals, WEST will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby. WEST is the sole shareholder of WAB. WAB is a state chartered banking corporation licensed to conduct banking business in California. WAB is a member of the Federal Reserve System. WAB's deposits are insured by the FDIC in the manner and to the full extent provided by law.

     SECTION 4.2 Licenses and Permits. Except as disclosed on Schedule 4.2, WEST and WAB have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on WEST taken as a whole, or on the ability of WEST to consummate the transactions contemplated by this Agreement.

     SECTION 4.3  Authorization of Agreement; No Conflicts

        4.3.1 The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of WEST. This Agreement has been duly executed and delivered by WEST and constitutes a legal, valid and binding obligation of WEST, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code, will constitute a legal, valid and binding obligation of WEST and WAB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

        4.3.2 Except as discussed on Schedule 4.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of WEST, or any material mortgage, indenture, lease, agreement or other material instrument, or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to WEST or any of its assets or properties or any of its Subsidiaries, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on WEST taken as a whole; or
(ii) will be cured or waived prior to the Effective Time.

     SECTION 4.4 Capital Structure of WEST. The authorized capital stock of WEST consists of 150,000,000 shares of WEST Common Stock, no par value per share, 1,000,000 shares of WEST Class "B" Common Stock and 1,000,000 shares of WEST preferred stock. On December 31, 1999 37,124,734 shares of WEST Common Stock were outstanding, 1,066,707 shares of WEST Common Stock were reserved for issuance pursuant to employee stock option and other employee stock plans (the "WEST Stock Plans"), and no shares of WEST Class "B" Common Stock and WEST preferred stock were outstanding or were reserved for issuance by WEST. All outstanding shares of WEST Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person. The issuance of the shares of WEST Common Stock proposed to be issued pursuant to this Agreement at the Effective Time will have been duly authorized by all requisite corporate action of WEST, and such shares, when issued as contemplated by this Agreement, will constitute duly authorized, validly issued, fully paid and nonassessable shares of WEST Common Stock, and will not have been issued in violation of any preemptive or similar rights of any Person. As of the date of this Agreement, and except for this Agreement, the WEST Stockholders Rights Plan and the WEST Stock Plans, WEST does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which WEST is a party or by which it is bound obligating WEST to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of WEST or obligating WEST to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     SECTION 4.5 WEST Filings. Since January 1, 1997, WEST has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Federal Reserve or any Federal Reserve Bank; (b) the CDFI; (c) the SEC; and (d) any other applicable federal, state or local governmental or regulatory authority. All such reports, registrations and filings including the WEST Financial Statements are collectively referred to as the "WEST Filings". Except to the extent prohibited by law, copies of the WEST Filings have previously been made available to FCOB. As of their respective filing or mailing dates, each of the past WEST Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.6  Accuracy of Information Supplied.

        4.6.1 No representation or warranty of WEST contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of WEST or any of its Subsidiaries to FCOB in connection herewith and none of the information supplied or to be supplied by WEST to FCOB hereunder contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        4.6.2 None of the information supplied or to be supplied by WEST or relating to WEST which is included or incorporated by reference in (i) the Registration Statement in connection the issuance of shares of WEST Common Stock in the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of FCOB through the date of the meeting of shareholders of FCOB to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of WEST Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement (except for such portions thereof that relate only to FCOB) will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

        4.6.3 WEST has delivered or will deliver to FCOB copies of: (a) the audited balance sheets of WEST and its Subsidiaries as of December 31, 1999, 1998 and 1997 and the related statements of income, changes in shareholders' equity and cash flows for the years then ended and the related notes to such financial statements, all as audited by KPMG, LLP and its predecessors, independent public accountants (the "WEST Financial Statements"). The WEST Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of WEST and its Subsidiaries as of the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount).

     SECTION 4.7  Compliance With Applicable Laws. Except as disclosed on
Schedule 4.7, to the best of WEST's Knowledge, the respective businesses of WEST and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on WEST and its Subsidiaries, taken as a whole. No investigation or review by any Governmental Entity with respect to WEST is pending or, to the Knowledge of WEST, threatened, nor has any Governmental Entity indicated to WEST an intention to conduct the same, other than regular bank examinations and those the outcome of which, as far as can be reasonably foreseen, will not have a Material Adverse Effect on WEST and its Subsidiaries, taken as a whole.

     SECTION 4.8 Performance of Obligations. WEST has performed all material obligations required to be performed by them to date and WEST is not in material default under or in material breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on WEST.

     SECTION 4.9 Absence of Material Adverse Effect. Since January 1, 2000, no event or circumstance has occurred or is expected to occur which to WEST's Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on WEST and its Subsidiaries, taken as a whole.

     SECTION 4.10 Undisclosed Liabilities. Except as disclosed on Schedule 4.10, none of WEST or any of its Subsidiaries to WEST's Knowledge has any liabilities or obligations, either accrued, contingent or otherwise, that are material to WEST and its Subsidiaries, taken as a whole, and that have not been:
(a) reflected or disclosed in the WEST Financial Statements; or (b) incurred subsequent to December 31, 1999 in the ordinary course of business. WEST has no Knowledge of any basis for the assertion against WEST or any of its Subsidiaries, of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on WEST and its Subsidiaries, taken as a whole, that is not fairly reflected in the WEST Financial Statements or on Schedule 4.10.

                                   ARTICLE 5.

                             ADDITIONAL AGREEMENTS

     SECTION 5.1  Access to Information, Due Diligence, etc.

        5.1.1 Upon reasonable notice, FCOB shall permit WEST and its accountants, counsel and other representatives reasonable access to their officers, employees, properties, books, contracts, commitments and records and from the date hereof through the Effective Time, and shall furnish or provide access to WEST as soon as practicable, (i) a copy of each of FCOB's Filings filed subsequent to the date of this Agreement promptly after such document has been filed with the appropriate Governmental Entity, provided, however, that copies of any Returns relating to Taxes of FCOB shall be furnished to WEST at least 15 Business Days prior to the proposed date of filing thereof and shall not be filed without the prior approval of WEST, which approval shall not be unreasonably withheld or delayed; (ii) unless otherwise prohibited by law, a copy of each report, schedule and other documents filed or received by FCOB during such period with any Regulatory Authority or the Internal Revenue Service, as to documents other than related to employees or customers and other than those distributed to banks generally; (iii) as promptly as practicable following the end of each calendar month after the date hereof, a balance sheet of FCOB as of the end of such month; and (iv) all other information concerning FCOB's business, properties, assets, financial condition, results of operations, liabilities, personnel and otherwise as WEST may reasonably request.

        5.1.2 Until the Effective Time, a representative of WEST shall be entitled and shall be invited to attend meetings of the Board of Directors of FCOB and of the Loan Committee of FCOB, and at least five (5) days' prior written notice of the dates, times and places of such meetings shall be given to WEST except that in the case of special meetings WEST shall receive the same number of days' prior notice as FCOB's directors receive for such meetings; provided, however, that such representative shall excuse himself or herself from any portion of any such meetings that (i) relate to approval of, or the exercise of any rights under, this Agreement by FCOB, (ii) involve discussions between such Board of Directors or such Loan Committee and legal counsel for FCOB that are entitled to be protected from disclosure under an attorney-client privilege which would be lost due to the presence of such representative of WEST, or (iii) constitute the Executive Session of any Board of Directors meeting.

        5.1.3 WEST and FCOB each agrees to keep confidential and not divulge to any other party or Person (other than to the employees, attorneys, accountants and consultants of each who have a need to receive such information and other than as may be required by law) any information received from the other, unless and until such documents and other information otherwise becomes publicly available or unless the disclosure of such information is authorized by each party. In the event of termination of this Agreement for any reason, the parties shall promptly return, or at the election of the other party destroy, all nonpublic documents obtained from the other and any copies or notes of such documents (except as otherwise required by law) and, upon the request of the other party, confirm such destruction to the other in writing.

     SECTION 5.2  Shareholder Approval.

        5.2.1 FCOB shall promptly call a meeting of its shareholders to be held at the earliest practicable date after the date on which the initial Registration Statement is declared effective by the SEC, but in no event later than July 1, 2000, for the purpose of approving this Agreement and authorizing the Merger Agreement and the Merger. FCOB's Board of Directors will recommend to the shareholders approval of this Agreement, the Merger Agreement and the Merger; provided, however, that FCOB's Board of Directors may withdraw its recommendation if such Board of Directors believes in good faith (based on a written opinion of a financial advisor that is experienced in evaluating the fairness of Acquisition Proposals) that a FCOB Superior Proposal (defined below) has been made and shall have determined in good faith, after consultation with and based on written advice of its outside legal counsel, that the withdrawal of such recommendation is necessary for FCOB's Board of Directors to comply with its fiduciary duties under applicable law.

        5.2.2 If the Merger is approved by vote of the shareholders of FCOB, then, within ten (10) days thereafter FCOB shall send a Dissenting Shareholder Notice to each recordholder of any Dissenting Shares.

     SECTION 5.3  Taking of Necessary Action

        5.3.1 Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws and the fiduciary duties of FCOB's or WEST's Boards of Directors, as advised in writing by their respective counsel, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, the delivery of any certificate or other document reasonably requested by counsel to a party to this Agreement. Without limiting the foregoing, WEST and FCOB will use their reasonable efforts to obtain all consents of third parties and Government Entities necessary or, in the reasonable opinion of WEST or FCOB advisable for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Merger Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of FCOB, the proper officers or directors of WEST, WAB or FCOB, as the case may be, shall take all such necessary action. Notwithstanding the foregoing, nothing in this Agreement shall be construed to require FCOB to take any action (or omit to take any action) which may affect the Exchange Ratio, except as may be specifically provided for or required by this Agreement.

        5.3.2 The obligations of FCOB contained in Section 6.2.5 of this Agreement shall continue to be in full force and effect despite any Default under Section 6.2.5 or FCOB's receipt of a FCOB Superior Proposal (defined below) and any Default under Section 6.2.5 by FCOB shall entitle WEST to such legal or equitable remedies as may be provided in this Agreement or by law notwithstanding that any action or inaction of the Board of Directors or officers of the defaulting party which is required to enable such party to fulfill such obligations may be excused based on the continuing fiduciary obligations of such party's Board of Directors and officers to its shareholders.

        5.3.3 FCOB shall use its best efforts to cause each director, executive officer and other person who is an "Affiliate" of FCOB (for purposes of Rule 145 under the Securities Act) to deliver to WEST, on the date of this Agreement, a written agreement in the form attached hereto as Exhibit 5.3 (the "Affiliates Agreement").

     SECTION 5.4  Registration Statement and Applications.

        5.4.1 WEST and FCOB will cooperate and jointly prepare and file as promptly as practicable the Registration Statement, the statements, applications, correspondence or forms to be filed with appropriate State securities law regulatory authorities, and the statements, correspondence or applications to be filed to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement. Each of WEST and FCOB shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and FCOB shall thereafter mail the Proxy Statement/Prospectus to the shareholders of FCOB. Each party will furnish all financial or other information, certificates, consents and opinions of counsel concerning it and its Subsidiaries received by such party.

        5.4.2 Each party shall provide to the other at the request of the other party: (i) immediately prior to the filing thereof, copies of all material statements, applications, correspondence or forms to be filed with state securities law regulatory authorities, the SEC and other appropriate regulatory authorities to obtain the Requisite Regulatory Approvals; and (ii) promptly after delivery to, or receipt from, such regulatory authorities all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement.

     SECTION 5.5  Expenses.

        5.5.1 Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.

        5.5.2 FCOB shall use its best efforts to ensure that its attorneys, accountants, financial advisors, investment bankers and other consultants engaged by them in connection with the transaction contemplated by this Agreement submit full and final bills on or before the Closing Date and that such expenses are properly reflected on the books of FCOB.

     SECTION 5.6  Notification of Certain Events.

        5.6.1 FCOB shall provide to WEST, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Sections 6.1 and 6.2, which notice shall provide reasonable detail as to the subject matter thereof.

        5.6.2 WEST shall provide to FCOB, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Section 6.3 and 6.4, which notice shall provide reasonable detail as to the subject matter thereof.

        5.6.3 Each party shall promptly advise the others in writing of any change or event which could reasonably be expected to have a Material Adverse Effect on such party or on its ability to consummate the transactions contemplated by this Agreement or the Merger Agreement.

        5.6.4 FCOB and WEST shall immediately notify the other in writing in the event that such party becomes aware that the Registration Statement or Proxy Statement/Prospectus at any time contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading or that the Registration Statement or the Proxy Statement/Prospectus otherwise is required to be amended and supplemented, which notice shall specify, in reasonable detail, the circumstances thereof. WEST shall promptly amend and supplement such materials and disseminate the new or modified information so as to fully comply with the Securities Act. If the amendment or supplement so required relates to information concerning or provided by FCOB, the out-of-pocket costs and expenses of preparing, filing and disseminating such amendment or supplement shall be borne by FCOB.

     SECTION 5.7 Closing Schedules. FCOB has delivered to WEST on or before the date of this Agreement all of the Schedules to this Agreement which FCOB is required to deliver to WEST hereunder (the "FCOB Schedules"). WEST has delivered to FCOB on or before the date of this Agreement all of the Schedules to this Agreement which WEST is required to deliver to FCOB hereunder ( the "WEST Schedules"). Immediately prior to the Closing Date, FCOB shall have prepared updates of the FCOB Schedules provided for in this Agreement and shall deliver to WEST revised schedules containing the updated information (or a certificate signed by FCOB's Chief Executive Officer stating that there have been no changes on the applicable schedules); and WEST shall have prepared updates of the WEST Schedules provided for in this Agreement and shall deliver to FCOB revised Schedules containing updated information (or a certificate signed by WEST's Chief Executive Officer stating that there has been no change on the applicable schedules). Such updated schedules shall sometimes be referred to collectively, as the "Closing Schedules." The Closing Schedules shall be dated as of the day prior to the Closing Date and shall contain information as of the day prior to the Closing Date or as of such earlier date as is practicable under the circumstances. In the event the Closing Schedules disclose an event, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on FCOB, on the one hand, or on WEST, on the other hand, or on consummation of the transactions contemplated by this Agreement, that was not disclosed in the previously delivered Schedules hereto, the party delivering such Closing Schedules (the "Affected Party") shall so notify the other party in the letter of transmittal for such Closing Schedules, the Closing Date shall be delayed for seven (7) Business Days and such other party shall be entitled to terminate this Agreement within five (5) Business Days after receiving such Closing Schedules that disclose such event, occurrence or circumstance. In the event of any such termination, the terminating party shall have no liability for such termination. The Affected Party shall have no liability to the terminating party in such an event unless (i) as a result of the existence of such event, occurrence or circumstance so disclosed in the Closing Schedules any of the representations or warranties of the Affected Party contained in this Agreement are found to have been untrue in any material respect as of the date of this Agreement, or (ii) the event, occurrence or circumstance could have been prevented in the exercise of reasonable diligence by any officers or directors of the Affected Party, in either of which cases the Affected Party shall be liable to the terminating party for Liquidated Damages as provided in Section
8.5 hereof.

     SECTION 5.8 Additional Accruals/Appraisals. Immediately prior to the Closing Date, at WEST's request, FCOB shall, consistent with GAAP and applicable banking regulations, establish such additional accruals and reserves as may be necessary to conform FCOB's accounting and credit and OREO loss reserve practices and methods to those of WEST, provided, however, that no accrual or reserve made by FCOB pursuant to this Section 5.8, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on FCOB resulting from FCOB's compliance with this Section 5.8, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

     SECTION 5.9 Employee Plans. Immediately prior to the Closing Date, at WEST's request, FCOB shall terminate any Employment Plan or Benefit arrangement, provided, however, that no accrual or reserve made by FCOB as a result of a termination requested by WEST pursuant to this Section 5.9, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on FCOB resulting from FCOB's compliance with this Section 5.9, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

                                   ARTICLE 6.

                              CONDUCT OF BUSINESS

     SECTION 6.1 Affirmative Conduct of FCOB. During the period from the date of execution of this Agreement through the Effective Time, FCOB shall carry on its business, and shall cause each of its respective Subsidiaries to carry on its business, in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all state-chartered banks or all nonmember banks insured by the FDIC and directives from regulators, and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationships with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

        6.1.1 Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

        6.1.2 Advise WEST promptly in writing of any change that would have a Material Adverse Effect on it, or of any matter which would make the representations and warranties set forth in Article 3 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

        6.1.3 Keep in full force and effect all of its existing material permits and licenses and those of its Subsidiaries;

        6.1.4 Use its commercially reasonable efforts to maintain insurance or bonding coverage on all material properties for which it is responsible and on its business operations, and carry not less than the same coverage for fidelity, public liability, personal injury, property damage and other risks equal to that which is in effect as of the date of this Agreement; and notify WEST in writing promptly of any facts or circumstances which could affect its ability, or that of any of its Subsidiaries, to maintain such insurance or bonding coverage;

        6.1.5 Perform its contractual obligations and not breach or come into default on any of such obligations, and not amend, modify, or, except as they may be terminated in accordance with their terms, terminate any material contract, agreement, understanding, commitment, or offer, whether written or oral, (collectively referred to as an "Understanding") or materially default in the performance of any of its obligations under any Understanding where such default would have a Material Adverse Effect on FCOB;

        6.1.6 Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on FCOB;

        6.1.7 Duly and timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

        6.1.8 Maintain its tangible assets and properties in good condition and repair, normal wear and tear excepted in accordance with prior practices;

        6.1.9 Promptly advise WEST in writing of any event or any other transaction within the Knowledge of FCOB, whereby any Person or related group of Persons acquires, or proposes to acquire, after the date of this Agreement, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the Exchange Act) or control of 5% or more of the outstanding shares of FCOB Common Stock either prior to or after the record date fixed for the FCOB shareholders' meeting or any adjourned meeting thereof to approve the transactions contemplated herein;

        6.1.10 (a) Maintain a reserve for loan and lease losses ("Loan Loss Reserve") at a level which is adequate to provide for all known and reasonably expected losses on loans, leases and other extensions of credit outstanding and other inherent risks in FCOB's portfolio of loans and leases, in accordance with GAAP and applicable regulatory accounting principles and banking laws and regulations;

        (b) Charge off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP, regulatory accounting principles, and applicable law or regulation, or which have been classified as "loss" or as directed by any regulatory authority, unless such classification or direction has been disregarded in good faith by FCOB, FCOB has submitted in writing to such regulatory authority the basis upon which it has so disregarded such classification or direction, and such regulatory authority retracts its direction requiring such charge-off;

        6.1.11 Furnish to WEST, as soon as practicable, and in any event within fifteen (15) days after it is prepared: (i) a copy of any report submitted to the Board of Directors of FCOB and access to the working papers related thereto, provided, however, that FCOB need not furnish WEST any materials relating to deliberations of FCOB's Board of Directors with respect to its approval of this Agreement, communications of FCOB's legal counsel with the Board of Directors or officers of FCOB regarding FCOB's rights against or obligations to WEST or its Subsidiaries under this Agreement, or books, records and documents covered by the attorney-client privilege or which are attorneys' work product; (ii) copies of all material reports, renewals, filings, certificates, statements, correspondence and other documents specific to FCOB or filed with or received from any CDFI, FDIC or any Governmental Entity; (iii) monthly unaudited balance sheets, statements of income and changes in shareholders' equity for FCOB and quarterly unaudited balance sheets, statements of income and changes in shareholders' equity for FCOB, in each case prepared on a basis consistent with past practice; and (iv) such other reports as WEST may reasonably request (which are otherwise deliverable under this Section 6.1.11) relating to FCOB. Each of the financial statements of FCOB delivered pursuant to this Section 6.1.11 shall be accompanied by a certificate of the Chief Financial Officer of FCOB to the effect that such financial statements fairly present the financial information presented therein of FCOB for the periods covered and as of the dates indicated, subject to recurring adjustments normal in nature and amount, necessary for a fair presentation and are prepared on a basis consistent with past practice;

        6.1.12 FCOB agrees that through the Effective Time, as of their respect dates, (i) each FCOB Filing will be true and complete in all material respects; and (ii) each FCOB Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such FCOB Filings that is intended to present the financial position of FCOB during the periods involved to which it relates will fairly present in all material respects the financial position of FCOB and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and banking regulations, except as stated therein;

        6.1.13 Maintain reserves for contingent liabilities in accordance with GAAP or applicable regulatory accounting principles and consistent with past practices;

        6.1.14 Inform WEST of the amounts and categories of any loans, leases or other extensions of credit, or other assets, that have been classified by any bank regulatory authority as "Specially Mentioned," "Renegotiated," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Assets"). FCOB will furnish to WEST, as soon as practicable, and in any event within fifteen (15) days after the end of each calendar month, schedules including the following: (i) Classified Assets by type (including each credit or other asset in an amount equal to or greater than $10,000), and its classification category; (ii) nonaccrual credits by type (including each credit in an amount equal to or greater than $10,000); (iii) renegotiated loans by type (loans on which interest has been renegotiated to lower than market rates because of the financial condition of the borrowers); (iv) delinquent credits by type (including each delinquent credit in an amount equal to or greater than $10,000), including an aging into 30 - 89 and 90+ day categories; (v) loans or leases or other assets charged off, in whole or in part, during the previous month by type (including each such loan or lease or other asset in an amount equal to or greater than $10,000); and (vi) OREO or assets owned stating with respect to each its type;

        6.1.15 Furnish to WEST, upon WEST's request, schedules with respect to the following: (i) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the loan or lease type; (ii) loans or leases (including any commitments) by FCOB to any director or officer (at or above the Vice President level) of FCOB or to any Person holding 5% or more of the capital stock of FCOB, including, with respect to each such loan or lease, the identity and, to the best Knowledge of FCOB, the relation of the borrower to FCOB, the loan or lease type and the outstanding and undrawn amounts; and (iii) standby letters of credit, by type, (including each letter of credit in a face amount equal to or greater than $10,000); and

        6.1.16 Make available to WEST copies of each credit authorization package, consisting of all applications for and financial information regarding loans, renewals of loans or other extensions of credit of $50,000 or more (on a noncumulative basis) for secured loans or secured extensions of credit, $50,000 in the case of unsecured loans or unsecured extensions of credit, and renewals of any classified or criticized loans which are considered by FCOB after the date of this Agreement, concurrently with submission to FCOB's loan committee.

     SECTION 6.2 Negative Covenants of FCOB. During the period from the date of execution of this Agreement through the Effective Time, FCOB agrees that without WEST's prior written consent, it shall not and its Subsidiaries shall not:

        6.2.1 (a) Declare or pay any dividend or make any other distribution in respect of any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or
(c) repurchase or otherwise acquire any shares of its capital stock;

        6.2.2 Take any action that would or might result in any of the representations and warranties of FCOB set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

        6.2.3 Issue, deliver, sell, or grant, or authorize the issuance, delivery, sale or grant of, or purchase, any shares of the capital stock of FCOB or any securities convertible or exercisable into or exchangeable for such capital stock, or any rights, warrants or options, including options under any stock option plans or enter into any agreements to do any of the foregoing, except in connection with the issuance of FCOB Common Stock pursuant to the exercise of FCOB Stock Options;

        6.2.4 Amend its Articles of Incorporation or Bylaws, except as required by applicable law or by the terms of this Agreement;

        6.2.5 Authorize or knowingly permit any of its representatives, directly or indirectly, to solicit or encourage any Acquisition Proposal (as hereinafter defined) or participate in any discussions or negotiations with, or provide any nonpublic information to, any Person or group of persons (other than WEST, and its representatives) concerning any such solicited Acquisition Proposal. FCOB shall notify WEST immediately if any inquiry regarding an Acquisition Proposal is received by FCOB, including the terms thereof. For purposes of this Section 6.2.5, "Acquisition Proposal" shall mean any (a) proposal pursuant to which any Person other than WEST would acquire or participate in a merger or other business combination or reorganization involving FCOB; (b) proposal by which any Person or group, other than WEST, would acquire the right to vote ten percent (10%) or more of the capital stock of FCOB entitled to vote for the election of directors; (c) acquisition of the assets of FCOB other than in the ordinary course of business; or (d) acquisition in excess of ten percent (10%) of the outstanding capital stock of FCOB, other than as contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent FCOB or FCOB's Board of Directors from
(i) furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity, or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of FCOB, if and only to the extent that (A) the Board of Directors of FCOB has determined and believes in good faith (after consultation with and the concurrence of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable, from a financial point of view, to FCOB's shareholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "FCOB Superior Proposal") and FCOB's Board of Directors has determined in good faith, after consultation with and based on written advice from its outside legal counsel, that such action is necessary for FCOB to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person or entity, FCOB's Board of Directors has received from such person or entity an executed confidentiality agreement, with terms no more favorable to such party than those contained in the Confidentiality Agreement between FCOB and WEST, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if such Rule is applicable thereto;

        6.2.6 Acquire or agree to acquire by merging, consolidating with, or by purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material to FCOB, other than in the ordinary course of business consistent with prior practice;

        6.2.7 Sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to FCOB, except in the ordinary course of business consistent with prior practice and after Notice to and consultation with WEST. WEST shall respond to FCOB within five (5) business days of Notice by FCOB which contains all appropriate documents;

        6.2.8 Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of FCOB or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

        6.2.9 Enter into any Understanding, except: (a) deposits incurred, and short-term debt securities (obligations maturing within one year) issued, in its ordinary course of business consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; (b) commitments to make loans or other extensions of credit in the ordinary course of business consistent with prior practice; and (c) loan sales in the ordinary course of business, without any recourse, provided that no commitment to sell loans shall extend beyond the Effective Time;

        6.2.10 Make or enter into a commitment to make any loan or other extension of credit in a secured amount in excess of $50,000, and an unsecured amount in excess of $50,000 and a renewal of any criticized or classified loan; provided further for purposes of this Section 6.2.10, if WEST has not provided written objection to FCOB within five (5) days of Notice by FCOB, WEST shall have consented to such commitment, loan or extension of credit. Notice by FCOB for this Section 6.2.10 shall mean WEST's receipt of all written material presented to FCOB's loan committee or other persons authorized to approve such loans. Any objection of WEST for any loan or extension of credit under this
Section 6.2.10 shall be in writing and shall include a full description of the rationale for objection. Further provided that WEST shall not object to any commitment, loan or extension of credit that is made by FCOB in the ordinary course of business and consistent with safe and sound underwriting practices. In case of any disagreement with respect to approval of a loan or extension of credit made under this Section 6.2.10, the disagreement shall be referred to FCOB's third party loan review consultant, whose decision shall bind the parties;

        6.2.11 Except in the ordinary course of business consistent with prior practice or as required by an existing contract, and provided prior disclosure thereof has been made in Schedule 6.2.11, grant any general or uniform increase in the rates of pay of employees or employee benefits or any increase in salary or employee benefits of any officer, employee or agent or pay any bonus to any Person;

        6.2.12 Sell, transfer, mortgage, encumber or otherwise dispose of any assets or other liabilities except in the ordinary course of business consistent with prior practice or as required by any existing contract;

        6.2.13 Make the credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, or the Loan Loss Reserve policies, less stringent than those in effect on December 31, 1999 or reduce the amount of the Loan Loss Reserves or any other reserves for potential losses or contingencies;

        6.2.14 Make any capital expenditures, or commitments with respect thereto, except those in the ordinary course of business which do not exceed $20,000 individually or $100,000 in the aggregate;

        6.2.15 Renew, extend or amend any existing employment contract or agreement, enter into any new employment contract or agreement or make any bonus or any special or extraordinary payments to any Person;

        6.2.16 Acquire any investment security, other than U.S. Treasury Securities with a term to maturity of less than one year;

        6.2.17 Except as otherwise required to correct a prior filing, compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency except in a form previously approved by WEST, which approval will not be unreasonably withheld, in writing, or file or amend any federal, foreign, state or local Tax Return or report or make any tax election or change any method or period of accounting unless required by GAAP or applicable law and, then, only after submitting such Tax return or report or proposed Tax election or change in any method or period of accounting, to WEST for its approval, which it shall not unreasonably withhold or delay;

        6.2.18 Except as contemplated in this Agreement, terminate any Employee Plan or Benefit Arrangement;

        6.2.19 Change its fiscal year or methods of accounting in effect at December 31, 1999, except as required by changes in GAAP or regulatory accounting principles as concurred to by FCOB's independent public accountants or by Section 5.8 of this Agreement;

        6.2.20 Take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the IRC as a tax-free reorganization;

        6.2.21 Take or cause to be taken into OREO any commercial property without an environmental report reporting no adverse environmental condition on such property, with a copy of such report delivered to WEST prior to taking such property into OREO;

        6.2.22 Make any new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the assets owned by FCOB. WEST shall be deemed to have consented in writing to any election FCOB shall desire to make if: (i) the electing Person shall have notified the Chief Executive Officer of WEST in writing of its desire to make such election, including in such notice a reasonably complete summary of the election it desires to make and the reasons it desires to make such election at least 20 Business Days prior to the due date (including extensions thereof) for filing such election; and (ii) WEST shall not have responded in writing to such notice by the fifth Business Day prior to the due date (including extensions thereof) for filing such election;

        6.2.23 Incur any merger-related expenses (including attorneys', accountants' and advisors' fees, meeting costs, printing and mailing costs, and retention payments to employees not made under existing contract provisions), but not including contractual change-of-control payments to employees under existing agreements, in excess of $200,000 in the aggregate; provided, if FCOB determines in good faith that compliance with other terms of this Agreement requires it to make additional noncontractual retention payments to employees, FCOB may, after reasonable notice to and consultation with WEST, make such additional payments not to exceed $17,500 in the aggregate; or

        6.2.24 Materially change its pricing practices on loans or deposit products.

     SECTION 6.3 Affirmative Conduct of WEST. During the period from the date of execution of this Agreement through the Effective Time, WEST shall carry on its business in a reasonable manner consistent with applicable laws and use all commercially reasonable efforts to preserve intact its business organization and preserve its relationships with customers; and, to these ends, shall fulfill each of the following:

        6.3.1 Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

        6.3.2 Advise FCOB promptly in writing of any change that would have a Material Adverse Effect on it or of any matter which would make the representations and warranties set forth in Article 4 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

        6.3.3 Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on FCOB;

        6.3.4 Duly and timely file as and when due all material regulatory reports and Returns required to be filed with any Governmental Entity; and

        6.3.5 File all necessary applications with the Federal Reserve and CDFI for the transaction as soon as possible, but no later than May 15, 2000 and furnish to FCOB, as soon as practicable, and in any event within fifteen days after it has prepared all applications to be submitted to the Federal Reserve and CDFI for approval of the Merger.

     SECTION 6.4 Negative Covenants of WEST. During the period from the date of execution of this Agreement through the Effective Time, WEST agrees that without FCOB's prior written consent, it shall not and its Subsidiaries shall not:

        6.4.1  Declare or pay any extraordinary dividend;

        6.4.2 Take any action that would or might result in any of the representations and warranties of WEST set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied or otherwise materially delay or impair completion of the Merger, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority; or

        6.4.3 Take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the IRC as a tax-free reorganization.

                                   ARTICLE 7.

                        CONDITIONS PRECEDENT TO CLOSING

     SECTION 7.1 Conditions to the Parties' Obligations. The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

        7.1.1 This Agreement, the Merger Agreement and the Merger shall have been validly approved by the holders of a majority of the outstanding shares of FCOB Common Stock entitled to vote;

        7.1.2 All permits, approvals and consents required to be obtained, and all waiting periods required to expire, prior to the consummation of the Merger under applicable federal laws of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement shall have been obtained or expired, as the case may be (all such permits, approvals and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), without the imposition of any condition which in the reasonable judgment of any party to be affected by such condition is materially burdensome upon such party or its respective Affiliates or the Surviving Corporation;

        7.1.3 There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Government Entity which: (i) makes the consummation of the Merger illegal; (ii) requires the divestiture by WEST of any material asset or of a material portion of the business of WEST; or (iii) imposes any condition upon WEST or its Subsidiaries (other than general provisions of law applicable to all banks and bank holding companies) which in the judgment of WEST would be materially burdensome;

        7.1.4 The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and shall remain in effect. No legal, administrative, arbitration, investigatory or other proceeding by any Governmental Entity or any other Person shall have been instituted and, at what otherwise would have been the Effective Time, remain pending by or before any Governmental Entity to restrain or prohibit the transactions contemplated hereby;

        7.1.5 WEST and FCOB shall have received an opinion from KPMG, LLP, dated the Effective Time, subject to assumptions and exceptions normally included, and in form and substance reasonably satisfactory to WEST and FCOB, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and that WEST and FCOB will each be a party to that reorganization within the meaning of Section 368(b) of the IRC;

        7.1.6 WEST and FCOB shall have received opinions of counsel for the other party in substantially the forms previously agreed to by the parties as set forth in Exhibits 7.1.6A and 7.1.6B, respectively, dated as of the Closing Date;

        7.1.7 No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated by this Agreement or the Merger Agreement which presents a substantial risk that such transactions will be restrained or that either party hereto may suffer material damages or other relief as a result of consummating such transactions; and

     SECTION 7.2 Conditions to WEST's Obligations. The obligations of WEST to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by WEST) of each of the following conditions:

        7.2.1 Except as otherwise provided in this Section 7.2, (a) the representations and warranties of FCOB contained in Article 3 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated hereby; (b) FCOB shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on FCOB, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling WEST to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) FCOB shall have delivered to WEST certificates dated the date of the Effective Time and signed by the President and Chief Executive Officer to the effect set forth in Subsections 7.2.1(a), (b) and (c);

        7.2.2 There shall have been obtained, without the imposition of any material burden or restriction on any of the parties hereto not in existence on the date hereof, each consent to the consummation of the Merger required to be obtained from any Person under any agreement, contract or license to which FCOB is a party or by or under which it is bound or licensed, the withholding of which might have a Material Adverse Effect on FCOB, the Surviving Corporation or WEST at or following the Effective Time, or on the transactions contemplated by this Agreement;

        7.2.3 FCOB shall have delivered its Closing Schedules to WEST on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the FCOB Schedules (or in the FCOB Financial Statements) delivered on the date of execution of this Agreement that has had, would have, or could be reasonably likely to have, a Material Adverse Effect on FCOB, the Surviving Corporation or WEST at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

        7.2.4 Between the date of this Agreement and the Effective Time, no event or circumstance shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on FCOB, and WEST shall have received a certificate signed on behalf of FCOB by the President and Chief Executive Officer of FCOB to such effect;

        7.2.5 Counsel for WEST shall have approved, in the exercise of counsel's reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to WEST hereunder or that are reasonably requested by such counsel;

        7.2.6 The sale of the WEST Common Stock resulting from the Merger shall have been qualified or registered with the appropriate State securities law or "blue sky" regulatory authorities of all States in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked;

        7.2.7 FCOB shall have delivered to WEST not later than the date of this Agreement all of the executed Affiliate Agreements in the form attached hereto as Exhibit 5.3.

        7.2.8 FCOB shall not be subject to any memorandum of understanding, cease and desist order, or other agreement with any Governmental Entity restricting the conduct of any of its respective businesses, prospects and operations, so as to have a Material Adverse Effect;

        7.2.9 All of FCOB's director-shareholders shall have delivered to WEST on the date of this Agreement the Director-Shareholder Agreements in the form attached hereto as Exhibit 7.2.9; and

        7.2.10 FCOB's shareholders' equity as of the Determination Date shall be no less than the December 31, 1999 shareholders' equity of FCOB plus eighty five percent (85%) of the budgeted income for FCOB as of such date pursuant to the Year 2000 budget provided by FCOB to WEST. For purposes of this Section
7.2.10 and the calculation of shareholders' equity as of the Determination Date, FCOB shall not be required to expense the following: (a) merger-related expenses permitted under Section 6.2.23 up to $200,000; (b) contractual change-of-control payments to employees under existing agreements; or (c) any other item that WEST agrees in writing need not be expensed for purposes of this Section 7.2.10. To confirm compliance with this Section, a reasonable period before Closing FCOB shall provide to WEST a certificate of its chief financial officer, dated after the Determination Date, as to FCOB's shareholders' equity as of the Determination Date, calculated in accordance with this Section, and written assurance of FCOB's independent accountants under, or consistent with the standards of, SAS 71 to the effect that the accountants are not aware that the financial statements of FCOB from which shareholders' equity is determined for purposes of this Section require any material modifications in order to comply with GAAP. WEST shall be permitted reasonable review and inquiry with respect to the calculation of shareholders' equity and the supporting certificate and accountant's assurance.

     SECTION 7.3 Conditions to FCOB's Obligations. The obligations of FCOB to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by FCOB) of each of the following conditions:

        7.3.1 Except as otherwise provided in this Section 7.3, (a) the representations and warranties of WEST contained in Article 4 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on WEST or upon consummation of the transactions contemplated hereby; (b) WEST shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on WEST, taken as a whole, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling FCOB to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) WEST shall have delivered to FCOB certificates dated the date of the Effective Time and signed by a duly authorized officer to the effect set forth in Subsections 7.3.1(a), (b) and (c);

        7.3.2 Counsel for FCOB shall have approved, in the exercise of counsel's reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to FCOB hereunder or that are reasonably requested by such counsel;

        7.3.3 WEST has taken such action as appropriate to convert FCOB stock options to WEST stock options adjusted for the Exchange Ratio;

        7.3.4 WEST shall have delivered its Closing Schedules to FCOB on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the WEST Schedules (or in the WEST Financial Statements) delivered on the date of execution of this Agreement that has had, or would have a Material Adverse Effect on WEST and its Subsidiaries, taken as a whole, at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

        7.3.5 The fairness opinion (the "FCOB Fairness Opinion") commissioned by FCOB's Board of Directors shall provide as of the date of mailing the Proxy Statement/Prospectus to FCOB's shareholders that the terms of the Merger, from a financial standpoint, are fair to the shareholders of FCOB, and shall not have been revoked, at any time prior to the meeting of FCOB's shareholders at which the Merger is to be voted on. WEST shall be provided immediate notification by FCOB of the revocation of the FCOB Fairness Opinion; and

        7.3.6 The sale of the WEST Common Stock resulting from the Merger shall have been qualified or registered with the appropriate State securities law or "blue sky" regulatory authorities of all States in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked.

                                   ARTICLE 8.

                      TERMINATION, AMENDMENTS AND WAIVERS

     SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

        8.1.1  By mutual consent of the Boards of Directors of WEST and FCOB;

        8.1.2 By WEST or FCOB upon the failure to satisfy any conditions specified in Section 7.1 if such failure is not caused by any action or inaction of the party requesting termination of this Agreement;

        8.1.3 By WEST if an Acquisition Event involving FCOB shall have occurred;

        8.1.4 By FCOB if there shall have been a material breach of any of the representations or warranties of WEST set forth in this Agreement, which breach, in the reasonable opinion of FCOB, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of FCOB, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on WEST or upon the consummation of the transactions contemplated hereby;

        8.1.5 By WEST if there shall have been a material breach of any of the representations or warranties of FCOB set forth in this Agreement, which breach, in the reasonable opinion of WEST, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of WEST, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on FCOB or upon the consummation of the transactions contemplated hereby;

        8.1.6 By FCOB after the occurrence of a Default by WEST and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of FCOB, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

        8.1.7 By WEST after the occurrence of a Default by FCOB and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of WEST, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

        8.1.8 By WEST if the Closing Schedules delivered by FCOB disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the Schedules or the FCOB Financial Statements delivered to WEST on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on FCOB or after the Effective Time, on WEST, or on the consummation of the transactions contemplated hereby (a "FCOB Material Adverse Event");

        8.1.9 By FCOB if the Closing Schedules delivered by WEST disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the Schedules or the WEST Financial Statements delivered to FCOB on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on WEST or on the consummation of the transactions contemplated hereby (a "WEST Material Adverse Event");

        8.1.10  By FCOB upon the failure of any of the conditions specified in
Section 7.3 to have been satisfied prior to September 29, 2000 (or October 31, 2000 if any applicable waiting period for Requisite Regulatory Approval requires additional time) provided that FCOB may not terminate this Agreement under this
Section 8.1.10 if the relevant condition shall have failed to occur as a result of any act, delay or omission by FCOB;

        8.1.11  By WEST upon the failure of any of the conditions specified in
Section 7.2 to have been satisfied prior to September 29, 2000 (or October 31, 2000 if any applicable waiting period for Requisite Regulatory Approval requires additional time) provided that WEST may not terminate this Agreement under this
Section 8.1.11 if the relevant conditions shall have failed to occur as a result of any act, delay or omission by WEST;

        8.1.12  By WEST if FCOB's Fairness Opinion is revoked;

        8.1.13 By WEST or FCOB, if the Average Closing Price is less than $18.00. However, if FCOB elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to WEST no later than the end of the first Business Day following the Determination Date. Prior to the Effective Time, WEST shall have the option of adjusting the Exchange Ratio to equal the quotient obtained by dividing (i) $16.7943 by (ii) the Average Closing Price or a lower Exchange Ratio agreeable to a majority of the members of the Board of Directors of FCOB. If WEST makes an election contemplated by the preceding sentence, it shall give prompt written notice of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1.13 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to the "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.1.13.

     SECTION 8.2 Effect of Termination; Survival. Except as provided in Section 8.5, no termination under Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.1.3, 5.5, 8.5 or 9.5 hereof or from any liability or damage to any other party hereto arising out of, in connection with, or otherwise relating to, directly or indirectly, said party's material breach, Default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

     SECTION 8.3 Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval hereof by the shareholders of FCOB; provided, however, that after any such approval by such shareholders, no amendments shall be made which by law require further approval by such shareholders without such further approval.

     SECTION 8.4 Waiver. Any term or provision of this Agreement, other than regulatory approval or any of the provisions required by law, may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

     SECTION 8.5  Liquidated Damages; Cancellation Fee.

        8.5.1 In the event of the occurrence of an Acquisition Event involving FCOB, then FCOB shall pay to WEST the sum of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) in cash.

        8.5.2  In the event of termination of this Agreement by FCOB pursuant to
Section 8.1.10 or by WEST pursuant to Section 8.1.12 as a result of the revocation of the FCOB Fairness Opinion; or a termination of this Agreement by WEST pursuant to (i) Section 8.1.2 (no approval by FCOB shareholders), or (ii) pursuant to Section 8.1.5 (breach of representations or warranties of FCOB) or
Section 8.1.7 (Default) or Section 8.1.8 (disclosure in the Closing Schedules of a FCOB Material Adverse Event), where such breach of representation or warranty, Default or FCOB Material Adverse Event shall have been caused in whole or in material part by any action or inaction within the control of FCOB or any of its Subsidiaries, or any of their directors or executive officers (it being understood that any FCOB Material Adverse Event that occurred after the date of this Agreement and was outside of the control of FCOB, its directors and executive officers shall not come within this Section 8.5.2), then, FCOB shall pay to WEST the sum of Three Hundred Thousand Dollars ($300,000), in cash; provided, however, that if an Acquisition Event occurs involving FCOB within one year following any termination by WEST to which this Section 8.5.2 applies, FCOB shall pay to WEST an additional One Million Four Hundred Fifty Thousand Dollars ($1,450,000) in cash.

     8.5.3  In the event of a termination of this Agreement by FCOB pursuant to
8.1.4 (breach of representations and warranties of WEST) or Section 8.1.6 (Default), or Section 8.1.9 (disclosure in Closing Schedules of a WEST Material Adverse Event), where such breach of representation or warranty, or such Default or WEST Material Adverse Event shall have been caused in whole or in material part by any action or inaction within the control of WEST or any of its Subsidiaries, or any of their directors or executive officers (it being understood that any WEST material adverse effect that occurs after the date of this Agreement and was outside of the control of WEST, its Subsidiaries and their directors and executive officers, shall not come within this Section 8.5.3), then, WEST shall pay to FCOB the sum of Three Hundred Thousand Dollars ($300,000) in cash; provided, however, if this Agreement is terminated by WEST or FCOB due to the fact that WEST enters into another merger or acquisition transaction where WEST as a condition to such transaction cannot complete the Merger or such action shall cause unreasonable delay, WEST shall pay to FCOB the sum of One Million Dollars ($1,000,000) in cash.

        8.5.4 The parties have determined that the occurrence of any of the events or circumstances set forth in Sections 8.5.1, 8.5.2 and 8.5.3 would cause a substantial damage and loss and lost business opportunities to the party terminating this Agreement as a result thereof and that the payments contemplated by Sections 8.5.1, 8.5.2 and 8.5.3 above provide reasonable and fair compensation for such damage, loss and lost business opportunities and are not intended to be and do not constitute a penalty or forfeiture. Such payments will be made within 10 Business Days following a termination of the Agreement that gives rise to the payment of such liquidated damages pursuant to Sections 8.5.1, 8.5.2 or 8.5.3, as applicable. Upon the making and receipt of payments due under this Section 8.5, neither party, nor any Affiliates of any party, shall have any further obligation or liability of any kind under this Agreement to the other party, except pursuant to Section 5.1.3, 5.5, 8.5.2 (in case of an Acquisition Event) and 9.5.

     8.5.5 In the event of the termination of this Agreement by WEST or FCOB and for any reason other than as specified in Sections 8.5.1, 8.5.2 or 8.5.3 above, none of the parties hereto, nor any Affiliates of any such parties, shall have any further obligation or liability of any kind to the other party, except pursuant to Sections 5.1.3, 5.5 and 9.5.

                                   ARTICLE 9.

                               GENERAL PROVISIONS

     SECTION 9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time or to a termination of this Agreement.

     SECTION 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with electronic confirmation and verbal confirmation for the person to whom such telecopy is addressed), on the date such notice is so delivered, mailed or sent, as the case may be, to the parties at the following addresses (or any such other address for a party as shall be specified by like notice):

        If to FCOB at:

          First Counties Bank
          15145 Lakeshore Drive
          Clearlake, California 95422
          Fax No. (707) 995-4008
          Attention: David G. Perry, President/CEO

        with a copy to:

          Gary Steven Findley & Associates
          1470 North Hundley Street
          Anaheim, California 92806
          Fax No. (714) 630-7910
          Attention: Gary Steven Findley, Esq.

        If to WEST at:

          Westamerica Bancorporation
          4550 Mangels Boulevard
          Fairfield, California 94585-1200
          Fax No. (707) 863-6226
          Attention: David L. Payne, Chairman

        with a copy to:

          McCutchen, Doyle, Brown & Enersen, LLP
          Three Embarcadero Center #1800
          San Francisco, CA 94111
          Fax No. (415) 393-2286
          Attention: Thomas G. Reddy

     SECTION 9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 9.4 Entire Agreement/No Third Party Rights/Assignment. This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by a party, by operation of law or otherwise, without the consent of the other parties; and (d) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

     SECTION 9.5 Nondisclosure of Agreement. WEST and FCOB agree, except as required by law or the rules of the NASDAQ, so long as this Agreement is in effect, not to issue any public notice, disclosure or press release with respect to the transactions contemplated by this Agreement without seeking the consent of the other party, which consent shall not be unreasonably withheld.

     SECTION 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law.

     SECTION 9.7 Headings/Table of Contents. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.8 Enforcement of Agreement. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement or the Bank Merger Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the State of California or any state having jurisdiction, this being in addition to any remedy to which they are entitled at law or in equity.

     SECTION 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 9.10 Attorneys' Fees. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     IN WITNESS WHEREOF, WEST and FCOB have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

WESTAMERICA BANCORPORATION                      FIRST COUNTIES BANK

By:                                             By:
      --------------------------------                --------------------------------

Name:                                           Name:
      --------------------------------                --------------------------------

By:                                             By:
      --------------------------------                --------------------------------

Name:                                           Name:
      --------------------------------                --------------------------------

WESTAMERICA BANK

By:
      --------------------------------

Name:
      --------------------------------

By:
      --------------------------------

Name:
      --------------------------------

                                                                      APPENDIX B

                                 March 14, 2000

Members of the Board of Directors
First Counties Bank
15145 Lakeside Drive
Clearlake, California 95422

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of First Counties Bank, Clearlake, California ("FCOB") of the terms of the proposed merger of FCOB with Westamerica Bancorporation, Fairfield, California ("WEST") and its wholly-owned subsidiary, Westamerica Bank, Fairfield, California ("WAB") and FCOB shareholders receivingshares of common stock of WEST as defined in the Agreement and Plan of Merger and Reorganization (the "Agreement") entered into as of March 14, 2000. Pursuant to the Agreement and subject to the terms and conditions therein, each share of FCOB Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, on and at the Effective Time of the Merger, pursuant to the Agreement and without any further action on the part of FCOB or the holders of FCOB Common Stock, be exchanged for and converted into the right to receive 0.888 shares of WEST Common Stock, the Exchange Ratio. The Exchange Ratio is subject to adjustment under the terms of the Agreement based upon Average Closing Price of WEST at the Effective Time. The Exchange Ratio is modified pursuant to a calculation contained in the Agreement.

     As part of its investment banking business, The Findley Group is continually engaged in the valuation bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. We have previously provided financial advisory and consulting services to FCOB.

     In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other data with respect to FCOB and WEST, including consolidated financial concerning FCOB and WEST and the trading markets for the publicly traded securities of FCOB and WEST; (iv) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry; and (v) evaluations and analyses prepared and presented to the Board of Directors of FCOB or a committee thereof in connection with the Merger. We have held discussions with senior management of FCOB and WEST concerning their past and current operations, financial condition and prospects.

     We have reviewed with the senior management of FCOB earnings projections for FCOB, provided by FCOB, as a stand-alone entity, assuming the Merger does not occur. We also reviewed with the senior management of FCOB the earnings projections for WEST that are publicly available and have estimated the cost savings expected to be achieved in each year resulting from the Merger. Certain financial projections for the combined companies and for FCOB as a stand-alone entity were derived by us based partially upon the projections and information described above, as well as our own assessment of general economic, market and financial conditions.

     In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of FCOB as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings and earnings enhancement opportunities (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings and earnings enhancement opportunities reflect the best currently available estimates and judgements of FCOB management. We have also assumed, without assuming any responsibility for the independent verification of the same, that the aggregate allowances for loan losses for FCOB and WEST are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of FCOB or WEST, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the shares of FCOB Stock of the terms of the proposed merger of FCOB with and into WAB, with FCOB shareholders receiving shares of WEST Common Stock and does not address FCOB's underlying business decision to proceed with the Merger.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of FCOB and WEST, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for FCOB and WEST; (ii) the assets and liabilities of FCOB and WEST, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof.

     Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the Merger of FCOB with and into WAB, with FCOB shareholders receiving shares of WEST Common Stock equal to the Exchange Ratio as set forth in the Agreement, are fair, from a financial point of view, to the holders of the shares of FCOB Common Stock.

     This opinion may not be used or referred to by FCOB or quoted or disclosed to any person in any manner without our prior written consent, except that we consent to the submission of this opinion to the regulatory agencies as part of the applications and to the inclusion of this opinion in the Registration Statement of West to be filed with the Securities and Exchange Commission and in the related proxy materials provided to shareholders of FCOB in relation to approval of the Merger. This opinion is not intended to be and shall not be deemed to be a recommendation to any shareholder of FCOB as to how such shareholder should vote with respect to the Merger.

                                          Respectfully submitted,

                                          THE FINDLEY GROUP

                                          /s/ GARY STEVEN FINDLEY
                                          Gary Steven Findley
                                          Director

             CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION CODE

SEC. 1300. RIGHT TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provisions does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SEC. 1301. DEMAND FOR PURCHASE.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SEC. 1302. ENDORSEMENT OF SHARES.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SEC. 1303. AGREED PRICE -- TIME FOR PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     SEC. 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine the fair market value of the shares.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 317 of the California General Corporation Law permits indemnification of directors, officers and employees of corporations under certain conditions and subject to certain limitations. Article VI of the Articles of Incorporation of the registrant contains provisions limiting the monetary liability of directors for breaches of the duty of care. Article VII of the Articles of Incorporation of the registrant contains provisions for the indemnification of directors, officers and employees to the fullest extent permitted, and in excess of that authorized, under Section 317. In addition, the registrant maintains officers and directors liability insurance for an annual aggregate maximum of $20,000,000.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

EXHIBITS                         DESCRIPTION OF EXHIBIT
--------                         ----------------------
    2         Agreement and Plan of Reorganization and Merger dated March
              14, 2000 (included in Part I as Appendix A).
    3(a)      Articles of incorporation (incorporated by reference to
              Exhibit 3(a) of the registrant's annual report on Form 10-k for the year ended December 31, 1998) Amended and Restated
              Shareholder Rights Agreement dated as of November 19, 1999 between the registrant and Harris Trust and Savings Bank,
              (incorporated by reference to the registrant's current
              report on Form 8-K/A, Amendment No. 3, filed November
              19,1999).
    3(b)      Bylaws (incorporated by reference from the registrant's
              Annual Report on Form 10-K for the year ended December 31,
              1999).
    4(a)      Amended and Restated Rights Agreement dated November 19,
              1999, incorporated herein by reference to Exhibit 99 to the
              Registrant's Form 8-A/A, Amendment No. 3, filed with the
              Securities and Exchange Commission on November 19, 1999.
    5         Opinion of McCutchen, Doyle, Brown & Enersen, LLP.
    8         Form of opinion of McCutchen, Doyle, Brown & Enersen, LLP
              regarding tax matters (to be provided by amendment).
   10(a)      1995 Stock Option Plan, incorporated herein by reference to
              Exhibit 10(a) to the registrant's Registration Statement on
              Form S-8, filed with the Securities and Exchange Commission on June 6, 1995.*
   10(b)      Employment Agreement with E. Joseph Bowler dated January 7,
              1987, incorporated herein by reference to Exhibit 10 to the
              Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Securities and
              Exchange Commission on March 31, 1999.*
   10(c)      Employment Agreement with Robert W. Entwisle dated January
              7, 1987, incorporated herein by reference to Exhibit 10 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Securities and
              Exchange Commission on March 31, 1999.*
   10(d)      Senior Note Agreement of Westamerica Bancorporation dated
              February 1, 1996, of $22,500,000 at 7.11 percent
              (incorporated herein by reference to Exhibit 10-j of
              registrant's annual report on Form 10-K/A for the fiscal
              year ended December 31, 1995, filed with the Securities and
              Exchange Commission on May 1, 1996).

EXHIBITS                         DESCRIPTION OF EXHIBIT
--------                         ----------------------
   10(e)      Westamerica Bancorporation Chief Executive Officer Deferred
              Compensation Agreement by and between Westamerica
              Bancorporation and David L. Payne, dated December 18, 1998
              (incorporated by reference from the exhibits to the
              registrant's Annual Report on Form 10-K for the year ended
              December 31, 1999).*
   11         Statement re computation of earnings per share, included in
              Note 1 of the consolidated financial statements included in the registrant's Annual Report on Form 10-K for the year
              ended December 31, 1999 and incorporated herein by
              reference.
   13(a)      The registrant's Annual Report on Form 10-K for the year
              ended December 31, 1999, incorporated herein by reference.
   13(b)      Westamerica's 1999 Annual Report to Shareholders, included in its Annual Report on Form 10-K for the year ended
              December 31, 1999, and incorporated herein by reference.
   21         Subsidiaries of the registrant (incorporated by reference
              from the registrant's Annual Report on Form 10-K for the
              year ended December 31, 1999).
   23(a)      Consent of KPMG LLP.
   23(b)      Consent of Perry-Smith LLP.
   23(c)      Consent of McCutchen, Doyle, Brown & Enersen, LLP (included in their opinion filed as Exhibit 5).
   23(d)      Consent of The Findley Group (included in its opinion
              attached to Part I as Appendix B).
   23(e)      Consent of McCutchen, Doyle, Brown & Enersen, LLP re tax
              opinion (to be included in their opinion filed as Exhibit
              8).
   24         Power of Attorney of directors of Westamerica (included in this Part II).
   99         Proxy card of First Counties Bank.

-------------------------
* Indicates management contract or compensatory plan or arrangement.

     (b) Financial Statement Schedules.

     [Included in Westamerica's Form 10-K for the year ended December 31, 1999, incorporated herein by reference].

ITEM 22. UNDERTAKINGS.

          (1) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934 (the "1934 Act"); and, where interim financial information required to be presented by Article 3 of Regulation S-X of the 1934 Act are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

          (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended (the "1933 Act"), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415 of the 1933 Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

          (5) Westamerica hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of Westamerica's annual report pursuant to Section 13(a) or Section 15(d) 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) Westamerica hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (7) Westamerica hereby undertakes to supply by means of a post-effective amendment all information concerning its merger transaction with Mercantile Bank that was not the subject of and included in this Registration Statement when it became effective.

          (8) Westamerica hereby undertakes:

             (a) To file during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:

                (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act;

                (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

             (b) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Rafael, California, on April 13, 2000.

                                          WESTAMERICA BANCORPORATION

                                          By       /s/ DAVID L. PAYNE

                                            ------------------------------------
                                                       David L. Payne
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                 /s/ DAVID L. PAYNE                    President and Chief Executive   April 13, 2000
-----------------------------------------------------       Officer and Director
                   David L. Payne                      (Principal Executive Officer)

               /s/ JENNIFER J. FINGER                    Senior Vice President and     April 13, 2000
-----------------------------------------------------     Chief Financial Officer
                 Jennifer J. Finger                       (Principal Financial and
                                                            Accounting Officer)

                   /s/ ETTA ALLEN                                 Director             April 13, 2000
-----------------------------------------------------
                     Etta Allen

               /s/ LOUIS E. BARTOLINI                             Director             April 13, 2000
-----------------------------------------------------
                 Louis E. Bartolini

                   /s/ DON EMERSON                                Director             April 13, 2000
-----------------------------------------------------
                     Don Emerson

                /s/ LOUIS H. HERWALDT                             Director             April 13, 2000
-----------------------------------------------------
                  Louis H. Herwaldt

              /s/ ARTHUR C. LATNO, JR.                            Director             April 13, 2000
-----------------------------------------------------
                Arthur C. Latno, Jr.

                /s/ PATRICK D. LYNCH                              Director             April 13, 2000
-----------------------------------------------------
                  Patrick D. Lynch

            /s/ CATHERINE COPE MACMILLAN                          Director             April 13, 2000
-----------------------------------------------------
              Catherine Cope MacMillan

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
               /s/ PATRICK J. MON PERE                            Director             April 13, 2000
-----------------------------------------------------
                 Patrick J. Mon Pere

                /s/ RONALD A. NELSON                              Director             April 13, 2000
-----------------------------------------------------
                  Ronald A. Nelson

                  /s/ CARL R. OTTO                                Director             April 13, 2000
-----------------------------------------------------
                    Carl R. Otto

              /s/ MICHAEL J. RYAN, JR.                            Director             April 13, 2000
-----------------------------------------------------
                Michael J. Ryan, Jr.

               /s/ EDWARD B. SYLVESTER                            Director             April 13, 2000
-----------------------------------------------------
                 Edward B. Sylvester

                         *By
  ------------------------------------------------
                  Attorney-in-fact

                               POWER OF ATTORNEY

     Know all men by these presents that each of the undersigned does hereby make, constitute and appoint David L. Payne and Jennifer J. Finger, or either of them, as the true and lawful attorney-in-fact of the undersigned, with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver the Registration Statement on Form S-4, and any and all amendments thereto, including without limitation pre-effective and post-effective amendments thereto; such Form S-4 and each such amendment to be in such form and to contain such terms and provisions as said attorney or substitute shall deem necessary or desirable; giving and granting unto said attorney, or to such person as in any case may be appointed pursuant to the power of substitution herein given, full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or, in the opinion of said attorney or substitute, able to be done in such matter as the undersigned might or could do if personally present, hereby ratifying and confirming all that said attorney or such substitute shall lawfully do or cause to be done by virtue hereof.

     In witness whereof, each of the undersigned has duly executed this Power of Attorney.

                      SIGNATURE                             DATE
                      ---------                             ----
                   /s/ ETTA ALLEN                      April 13, 2000
-----------------------------------------------------
                     Etta Allen

               /s/ LOUIS E. BARTOLINI                  April 13, 2000
-----------------------------------------------------
                 Louis E. Bartolini

                   /s/ DON EMERSON                     April 13, 2000
-----------------------------------------------------
                     Don Emerson

                /s/ LOUIS H. HERWALDT                  April 13, 2000
-----------------------------------------------------
                  Louis H. Herwaldt

              /s/ ARTHUR C. LATNO, JR.                 April 13, 2000
-----------------------------------------------------
                Arthur C. Latno, Jr.

                /s/ PATRICK D. LYNCH                   April 13, 2000
-----------------------------------------------------
                  Patrick D. Lynch

            /s/ CATHERINE COPE MACMILLAN               April 13, 2000
-----------------------------------------------------
              Catherine Cope MacMillan

               /s/ PATRICK J. MON PERE                 April 13, 2000
-----------------------------------------------------
                 Patrick J. Mon Pere

                /s/ RONALD A. NELSON                   April 13, 2000
-----------------------------------------------------
                  Ronald A. Nelson

                  /s/ CARL R. OTTO                     April 13, 2000
-----------------------------------------------------
                    Carl R. Otto

                      SIGNATURE                             DATE
                      ---------                             ----
              /s/ MICHAEL J. RYAN, JR.                 April 13, 2000
-----------------------------------------------------
                Michael J. Ryan, Jr.

               /s/ EDWARD B. SYLVESTER                 April 13, 2000
-----------------------------------------------------
                 Edward B. Sylvester

                                 EXHIBIT INDEX

EXHIBITS                       DESCRIPTION OF EXHIBIT                     PAGE
--------                       ----------------------                     ----
 5          Opinion of McCutchen, Doyle, Brown & Enersen, LLP...........
 8          Form of opinion of McCutchen, Doyle, Brown & Enersen, LLP
            regarding tax matters.......................................
23(a)       Consent of KPMG LLP.........................................
23(b)       Consent of Perry-Smith LLP..................................
23(c)       Consent of McCutchen, Doyle, Brown & Enersen, LLP (included in their opinion filed as Exhibit 5)........................
23(d)       Consent of The Findley Group (included in its opinion
            attached to Part I as Appendix B)...........................
23(e)       Consent of McCutchen, Doyle, Brown & Enersen, LLP re tax
            opinion (to be included in their opinion filed as Exhibit
            8)..........................................................
24          Power of Attorney of directors of Westamerica (included in
            Part II)....................................................
99          Proxy card of First Counties Bank...........................